Exhibit 14.2

KONINKLIJKE AHOLD N.V.
Financial Statements

Financial Statements

Independent auditors’ report	F-3

Consolidated Statements of Operations	F-4

Consolidated Balance Sheets	F-5

Consolidated Statements of Cash Flows	F-7

Notes to the Consolidated Financial Statements	F-9

1 The Company and its operations	F-9

2 Basis of presentation and accounting principles under Dutch GAAP	F-9

3 Acquisitions and divestments	F-19

4 Discontinued operations	F-23

5 Business segment information	F-25

6 Salaries and benefits	F-31

7 Remuneration	F-31

8 Stock-based compensation plans	F-34

9 Loss on related party default guarantee	F-38

10 Income taxes	F-41

11 Basic and diluted net income (loss) after preferred dividends per common share	F-43

12 Goodwill	F-44

13 Other intangible assets	F-46

14 Tangible fixed assets	F-47

15 Investments in joint ventures and equity investees	F-48

16 Other financial assets	F-49

17 Inventory	F-50

18 Accounts receivable	F-51

19 Cash and cash equivalents	F-52

20 Changes in shareholders’ equity	F-53

21 Pensions and other retirement benefits	F-56

22 Restructuring provisions	F-60

23 Other provisions	F-62

24 Loans	F-63

25 Financial lease commitments	F-67

Financial Statements

26 Other non-current liabilities	F-68

27 Current liabilities	F-68

28 Related party transactions	F-69

29 Financial instruments	F-70

30 Commitments and contingencies	F-72

31 Reconciliation of Dutch GAAP to US GAAP	F-84

32 List of subsidiaries and affiliates of Ahold	F-104

33 Subsequent events	F-107

INDEPENDENT AUDITORS’ REPORT

To the Supervisory Board and Shareholders of Koninklijke Ahold N.V.:

We have audited the accompanying consolidated balance sheets of Koninklijke Ahold N.V. (“Royal Ahold”) as of December 28, 2003 and December 29, 2002, and the related consolidated statements of operations and cash flows for each of the three fiscal years in the period ended December 28, 2003 (all expressed in Euros). These consolidated financial statements are the responsibility of Royal Ahold’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in The Netherlands and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Royal Ahold as of December 28, 2003 and December 29, 2002, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 28, 2003 in conformity with accounting principles generally accepted in The Netherlands (“Dutch GAAP”).

Dutch GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). The application of the latter would have affected the determination of net result for each of the three fiscal years in the period ended December 28, 2003 and the determination of shareholders’ equity and financial position at December 28, 2003 and December 29, 2002, to the extent summarized in Note 31.

As discussed in Note 2 to the consolidated financial statements, in fiscal 2003 Royal Ahold changed its method of accounting under Dutch GAAP and US GAAP for vendor allowances in accordance with the guidance of Financial Accounting Standards Boards’ Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”.

As discussed in Note 31 to the consolidated financial statements, in fiscal 2002 Royal Ahold changed its method of accounting under US GAAP for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

/S/ DELOITTE ACCOUNTANTS

Deloitte Accountants

May 5, 2004

Amsterdam, The Netherlands

Financial Statements

Consolidated Statements of Operations

Euros in millions, except per share data

	Note	2003	2002	2001
Net sales		56,068	62,683	54,213
Cost of sales		(44,457)	(49,222)	(42,227)

Gross profit		11,611	13,461	11,986

Operating expenses
Selling expenses		(8,274)	(9,073)	(8,080)
General and administrative expenses		(2,009)	(1,989)	(1,843)
Goodwill and intangible asset amortization	12/13	(349)	(433)	(256)
Impairment of goodwill and other intangible assets	12/13	(72)	(1,287)	(8)
Impairment of other long-lived assets	14	(113)	(137)	(10)
Gain on disposal of tangible fixed assets	14	60	69	122
Loss on divestments	3	(136)	—	—
Loss on related party default guarantee	9	—	(372)	—

Total operating expenses		(10,893)	(13,222)	(10,075)

Operating income		718	239	1,911

Financial expense, net
Interest income		42	59	109
Interest expense		(994)	(1,003)	(921)
Gain (loss) on foreign exchange		14	(50)	108
Other financial income and expense		—	(14)	(3)

Net financial expense		(938)	(1,008)	(707)

Income (loss) before income taxes		(220)	(769)	1,204

Income taxes	10	72	(390)	(270)

Income (loss) after income taxes		(148)	(1,159)	934

Share in income (loss) of joint ventures and equity investees		161	(38)	(192)
Minority interest		(14)	(11)	8

Net income (loss)		(1)	(1,208)	750

Dividends on cumulative preferred financing shares		(38)	(38)	(38)

Net income (loss) after preferred dividends		(39)	(1,246)	712

Net income (loss) after preferred dividends per common share – basic	11	(0.04)	(1.24)	0.77
Weighted average number of common shares outstanding (x 1,000) – basic		1,024,465	1,001,347	926,736
Net income (loss) after preferred dividends per common share – diluted	11	(0.04)	(1.24)	0.76
Weighted average number of common shares outstanding (x 1,000) – diluted		1,024,465	1,001,347	956,958

The accompanying notes are an integral part of these consolidated financial statements

Financial Statement

Consolidated Balance Sheet

As of December 28, 2003 and December 29, 2002, Euros in millions

Before appropriation of current result

	Note	December 28, 2003	December 29, 2002
Assets
Non-current assets
Intangible assets
Goodwill	12	2,431	3,053
Other intangible assets	13	671	814

Total intangible assets		3,102	3,867
Tangible fixed assets	14	9,283	11,043
Financial assets
Investments in joint ventures and equity investees	15	850	851
Deferred tax assets	10	507	457
Other financial assets	16	655	744

Total financial assets		2,012	2,052

Total non-current assets		14,397	16,962
Current assets
Inventory	17	3,100	4,235
Accounts receivable	18	2,369	2,231
Other current assets		193	308
Cash and cash equivalents	19	3,340	1,002

Total current assets		9,002	7,776

Total assets		23,399	24,738

The accompanying notes are an integral part of these consolidated financial statements

Financial Statements

	Note	December 28, 2003	December 29, 2002
Liabilities and shareholders’ equity
Group equity
Issued and paid-in share capital		480	298
Additional paid-in capital		13,980	11,220
Legal and statutory reserves		537	291
Other reserves		(2,061)	(1,451)
Accumulated deficit		(8,084)	(6,541)
Net income (loss)		(1)	(1,208)

Shareholders’ equity	20	4,851	2,609
Minority interest		71	56

Group equity		4,922	2,665
Commitments and contingencies	30
Provisions
Pensions and other retirement benefits	21	665	756
Deferred tax liability	10	471	572
Restructuring provisions	22	82	136
Other provisions	23	728	680

Total provisions		1,946	2,144
Non-current liabilities
Loans	24	6,602	8,313
Financial lease commitments	25	2,166	2,224
Other non-current liabilities	26	196	348

Total non-current liabilities		8,964	10,885
Current liabilities
Loans payable	27	1,728	2,370
Income tax payable		3	119
Payroll taxes, social security and VAT		313	316
Accounts payable		3,914	4,480
Accrued expenses		991	1,109
Other current liabilities	27	618	650

Total current liabilities		7,567	9,044

Total liabilities and shareholders’ equity		23,399	24,738

The accompanying notes are an integral part of these consolidated financial statements

Financial Statements

Consolidated Statements of Cash Flows

Euro in millions

	2003	2002	2001
Cash flows from operating activities
Income (loss) before income taxes	(220)	(769)	1,204
Adjustments for:
Depreciation, amortization and impairments	1,660	3,142	1,411
Gain on disposal of tangible fixed assets	(60)	(69)	(122)
Loss on divestments	136	—	—
Loss on related party default guarantee	—	372	—

Operating cash flow before changes in working capital	1,516	2,676	2,493
Changes in working capital:
Accounts receivable	(150)	35	11
Other current assets	86	198	(24)
Inventory	470	(308)	(280)
Accounts payable	(33)	161	150
Current liabilities	73	21	(23)

Total changes in working capital	446	107	(166)
Change in other non-current assets	18	(7)	(103)
Change in other provisions	53	33	(152)
Corporate income taxes paid	(13)	(423)	(159)
Change in other non-current liabilities	(111)	100	48

Net cash from operating activities	1,909	2,486	1,961
Cash flows from investing activities
Purchase of intangible assets	(174)	(155)	(160)
Purchase of tangible fixed assets	(1,183)	(2,005)	(2,299)
Divestments of tangible fixed and intangible assets	555	590	1,134
Acquisition of consolidated subsidiaries	(58)	(977)	(2,705)
Acquisition of interests in joint ventures and equity investees	(21)	(159)	(138)
Dividends from joint ventures and equity investees	94	63	61
Divestment of subsidiaries	284	19	3
Divestment of interests in joint ventures and equity investees	14	—	—
Issuance of loans receivable	(83)	(256)	(566)
Repayment of loans receivable	124	287	105

Net cash from investing activities	(448)	(2,593)	(4,565)
Cash flows from financing activities
Net proceeds from issuance of common shares	2,866	—	2,501
Net proceeds from issuance of cumulative preferred financing shares	75	—	—
Proceeds from exercised stock options	1	5	67
Change in minority interest	1	(7)	(11)
Proceeds from long-term debt	273	393	4,721
Repayments of long-term debt	(1,460)	(676)	(3,245)
Payments of financial lease commitments	(82)	(103)	(73)
Change in short-term loans payable	(591)	355	(771)
Payment of dividend on common shares	—	(433)	(94)
Payment of dividend on cumulative preferred financing shares	(18)	(38)	(32)

Net cash from financing activities	1,065	(504)	3,063

Net change in cash and cash equivalents	2,526	(611)	459

Cash and cash equivalents at beginning of the year	1,002	1,698	1,130
Divested cash from divested subsidiaries	(10)	—	—
Cash acquired in business acquisitions	1	46	111
Effect of exchange rate differences on cash and cash equivalents	(179)	(131)	(2)

Cash and cash equivalents at end of the year	3,340	1,002	1,698

The accompanying notes are an integral part of these consolidated financial statements

Financial Statements

	2003	2002	2001
Supplemental disclosures of cash flow information
Cash payments for interest	(1,014)	(981)	(834)
Supplemental disclosures of non-cash flow investing and financing activities
Financial lease commitments	309	339	451
Financial lease assets divested	(5)	(45)	(55)
Business acquisitions
Fair value of assets acquired	(54)	(905)	(2,848)
Goodwill	(7)	(522)	(1,727)
Less: liabilities assumed	3	450	1,870

Total consideration paid	(58)	(977)	(2,705)
Shares issued as consideration	—	—	—
Cash acquired	1	46	111

Acquisitions, net of cash acquired	(57)	(931)	(2,594)

Business divestments
Book value of assets divested	477	—	—
Liabilities	(197)	—	—

	280	—	—
Net income from divestment	4	—	—

Total consideration received	284	—	—
Cash divested	(10)	—	—

Divestment, net of divested cash	274	—	—

The accompanying notes are an integral part of these consolidated financial statements

Financial Statements

Notes to the Consolidated Financial Statements: 1, 2

In EUR millions, expect per share data, ratios, percentages and where otherwise indicated; USD figures in USD millions

1 The Company and its operations

The principal activities of Koninklijke Ahold N.V. (“Royal Ahold”, “Ahold” or the “Company”) with its legal seat in Zaandam, The Netherlands, are the operation through subsidiaries and joint ventures of retail trade supermarkets in the United States of America (“U.S.”), Europe, South America and Asia Pacific and foodservice activities in the U.S. and Europe.

In addition to its principal activities, certain subsidiaries of Ahold are engaged in the financing, development and management of store sites and shopping centers primarily in support of the Company’s retail operations.

As a result of Ahold’s listing on the New York Stock Exchange, Ahold is registered with the United States Securities and Exchange Commission and, accordingly, files its Annual Report on Form 20-F.

The subsidiaries and unconsolidated affiliates of Ahold are listed in Note 32.

2 Basis of presentation and accounting principles under Dutch GAAP

The consolidated financial statements of Ahold have been prepared under accounting principles generally accepted in The Netherlands (“Dutch GAAP”) as discussed below. Historical cost is used as the measurement basis, unless otherwise indicated. Assets and liabilities are stated at face value and income and expenses are accounted for on an accrual basis. Gains are only recognized when realized. Losses and risks that originated before the end of the financial year are taken into account if they have become known before preparation of the financial statements. Ahold also reconciles its consolidated financial position and results to accounting principles generally accepted in the U.S. (“US GAAP”). US GAAP varies from Dutch GAAP in certain significant respects and requires certain additional disclosures as further described in Note 31.

Ahold’s fiscal year is a 52- or 53-week period ending on the Sunday nearest to December 31. Fiscal 2003, 2002 and 2001 all consisted of 52 weeks and ended on December 28, December 29 and December 30, respectively. The Company’s subsidiaries in South America, Central Europe, Asia Pacific and Spain and the Company’s Treasury center in Geneva, Switzerland use a calendar year-end.

The following are the significant accounting policies applied in the preparation of the accompanying consolidated financial statements prepared under Dutch GAAP, beginning with changes in accounting principles made in the years presented.

Change in accounting principles relating to vendor allowances

Under Dutch GAAP, the Company changed its accounting for vendor allowances consistent with the guidance of the U.S. Financial Accounting Standards Boards’ Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (“EITF 02-16”). EITF 02-16 addresses the accounting and income statement classification of allowances received from vendors. The EITF concludes that such consideration received from vendors is presumed to be a reduction in prices paid for the product and should be recognized in cost of sales as the related inventory is sold, unless specific criteria are met, qualifying the consideration as revenue or for treatment as reimbursement of specific, incremental, identifiable costs.

Prior to the adoption of EITF 02-16, promotional allowances (including advertising, product introduction, product placement, and other promotional activities) were primarily accounted for as a reduction of cost of goods sold in the period in which the activity took place or evenly over the contract term if no specific performance criteria were defined in the arrangement. In some circumstances, promotional allowances were recognized as a reduction of the actual cost incurred for promotional activities. As a result of the implementation of EITF 02-16, vendor allowances are accounted for as a discount of the products purchased during a period and, therefore, only recognized in cost of sales when the products to which the vendor allowance relates are sold. Accordingly, a portion of vendor allowances earned during a period are recorded as a reduction of inventory balances at the end of the period.

The calculation of the pro forma impact on net income for the comparative years 2002 and 2001 of applying EITF 02-16 is considered impracticable since the Company did not collect the data required to calculate the impact in its accounting system in prior periods. In order to collect this information the Company would have been required to invest significant resources for a substantial period of time. The Company would have needed to manually segregate the vendor allowances previously recorded in cost of goods sold and operating expenses into various types of allowances used by the Company to determine the appropriate accounting treatment under EITF 02-16. To do so, vendor allowances would have to be individually reviewed with the underlying arrangement to determine whether the allowance represented the reimbursement of specific, identifiable and incremental costs or the payment for assets or services delivered. For the Company’s subsidiaries that have been divested or restructured, this process would have been even more difficult.

It was determined that the amount of vendor allowances to be allocated to inventory upon the adoption of EITF 02-16 resulted in a reduction of inventories by EUR 152 and an increase in other assets of EUR 6. Net of a EUR 46 tax effect this resulted in a EUR 100 cumulative effect, which was recorded as of opening shareholders’ equity for 2003, under Dutch GAAP. As a result of the adoption of EITF 02-16 the amount of vendor allowances recognized in income during 2003 was EUR 28 (net of income taxes) higher than the amount Ahold would have recognized under the old accounting policy.

Financial Statements

Principles of Consolidation

The accompanying consolidated financial statements include the assets, liabilities and results of operations of all subsidiaries from the date on which Ahold, either directly or indirectly obtained control. Ahold ceases consolidation of a subsidiary from the date it surrenders control through the divestment of that subsidiary or other events. Intercompany balances and transactions have been eliminated in the consolidation. A minority interest is recorded in the balance sheet and the statements of operations for the minority shareholders’ share in the net assets and the income or loss of subsidiaries, respectively. Ahold does not recognize the minority shareholders’ share in the loss to the extent this would result in recording a minority interest receivable balance, unless the minority shareholder has an obligation to fund the shareholders’ deficits of the subsidiary. For 2003, 2002 and 2001, the minority interest in the net assets and income of subsidiaries mainly relates to the minority shareholders’ interest in Schuitema N.V. (“Schuitema”), in which Ahold has a 73.2% interest, and Peapod, the U.S. on-line grocer (“Peapod”), in which Ahold had a 51% interest until August 2001, when it became a wholly-owned subsidiary.

When Ahold acquired the interest in Schuitema, Ahold agreed that Schuitema could maintain the structure regime (governance rules applicable to large companies in The Netherlands) which provides Ahold with indirect control over Schuitema. Under the structure regime, direct control rests with Schuitema’s supervisory board through its rights to appoint Schuitema’s management, adopt the annual accounts and approve significant operating decisions. During the periods presented, Ahold had the right to appoint two members to, and to nominate a neutral person to serve as the chairman of, the five member supervisory board. In accordance with Schuitema’s shareholder agreement, effective until March 31, 2003, Ahold had the right to terminate or mitigate the structure regime after having had intensive consultations with Schuitema’s supervisory board and management board while considering the perception of independence of Schuitema in the market. No prior approval of Schuitema was required for a decision by Ahold to terminate the structure regime. Effective March 31, 2003, a new shareholders’ agreement between Ahold and Schuitema has come into effect, enhancing the influence of Schuitema’s supervisory board in the decision to terminate (or mitigate) the structure regime. This development must be weighted against legal and corporate governance initiatives enhancing shareholder rights. If the structure regime were to be abandoned (or mitigated), Ahold would exercise direct control over Schuitema as its majority shareholder. Based on these rights, Ahold has had effective control over Schuitema and, accordingly, Schuitema has been consolidated for all periods presented.

Accounting for divestments and discontinuing operations

A component of Ahold meets the definition of a discontinuing operation if:

(a)	the component, pursuant to a single plan is

a)	disposed of substantially in its entirety, such as by selling the component in a single transaction, by demerger or spin-off of ownership of the component;

b)	disposed of piecemeal, such as by selling off the component’s assets and settling its liabilities individually;

c)	terminated through abandonment;

(b)	it represents a separate major line of business or geographical area of operations; and

(c)	it can be distinguished operationally and for financial reporting purposes.

The approval and announcement of a plan for discontinuance is considered an event that requires that the assets attributable to the discontinuing operation are tested for impairment. Therefore, Ahold estimates the recoverable amount of the discontinuing operation (the asset’s net selling price) and recognizes an impairment loss, if, and to the extent the carrying value of the component exceeds the net selling price.

Prior to the adoption of RJ 500 “Mergers and Acquisitions” as of December 1, 2000, Ahold charged goodwill on acquisitions directly to shareholders’ equity. In accordance with RJ 214, Ahold reverses all or a portion of the positive goodwill that has been previously charged to shareholders’ equity in income on disposal of a participating interest. If the disposal occurs within one year of acquisition, the entire amount of the goodwill charged to shareholders’ equity is reversed. On disposal within two years, the amount of goodwill reversed is at least 80%, within three years at least 60% and so on.

Currency translation adjustments previously recorded directly in shareholders’ equity as a result of the translation of the accounts of foreign subsidiaries are recognized in the statement of operations upon the disposal of the subsidiary.

Foreign currency translation

Subsidiaries, joint ventures and equity investees record transactions in their functional currency, which is the principal currency of the economic environment in which they operate. Transactions in currencies other than the functional currency of the subsidiary, joint venture and equity investee are recorded at the rates of exchange prevailing at the date of the transaction in the accompanying statements of operations. Monetary assets and liabilities in currencies other than the functional currency are translated at the rates of exchange prevailing at the balance sheet date and gains and losses are reported in the statements of operations. Goodwill and fair value adjustments rising on the acquisition of a foreign entity are treated as assets denominated in the functional currency of the entity. Exchange gains or losses from

Financial Statements

Notes: 2

remeasuring certain intercompany loans that are determined to be of a long-term investment nature are recorded directly in shareholders’ equity.

The Company’s reporting currency is the Euro. Upon consolidation, the balance sheets of subsidiaries with functional currencies other than the Euro are translated at the rates of exchange prevailing at the end of the year. The statements of operations denominated in currencies other than Euro are translated at an average exchange rate per quarter. The resulting exchange differences are recorded directly in consolidated shareholders’ equity and are only included in income upon sale or liquidation of the underlying foreign subsidiary or associated company.

The rates of exchange between Euro and US dollar applied in these consolidated financial statements were:

1 Euro = x US dollar	2003	2002	2001
Balance sheet
Year-end rate	1.2429	1.0438	0.8836
Statements of operations
1st quarter	1.0735	0.8780	0.9171
2nd quarter	1.1510	0.9399	0.8648
3rd quarter	1.1262	0.9833	0.9014
4th quarter	1.1906	1.0016	0.8936

1 US dollar = x Euro	2003	2002	2001
Balance sheet
Year-end rate	0.80451	0.9580	1.1317
Statements of operations
1st quarter	0.93152	1.1389	1.0904
2nd quarter	0.86876	1.0640	1.1563
3rd quarter	0.88792	1.0170	1.1094
4th quarter	0.83992	0.9984	1.1191

Use of estimates

The preparation of Ahold’s consolidated financial statements in conformity with Dutch GAAP and US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates include those required in the accounting for vendor allowances, purchase accounting, the impairment of tangible and intangible assets, pensions and other post-retirement benefits, self-insurance programs and income taxes. Actual results could differ from those estimates.

All assumptions, anticipations, expectations and forecasts used as a basis for certain estimates within the consolidated financial statements represent good-faith assessments of the Company’s future performance for which it believes there is a reasonable basis and represent the Company’s view only as of the dates they are made. It involves known and unknown risks, uncertainties and other factors that could cause the Company’s actual future results, performance and achievements to differ materially from those forecasted.

Certain risks and concentrations

The Company’s product revenues are concentrated in the retail and foodservice industry, which is highly competitive and heavily subject to changes in customer behavior. Significant changes in the industry or customer behavior, or the emergence of new competitors in the markets could adversely affect the Company’s operating results. Also, a majority of the Company’s revenue is derived from sales in the food industry and is highly dependent on vendor allowances. Significant changes in the pricing and purchase terms in this industry could adversely affect operating results. In addition, a significant portion of the Company’s operating income is derived from international activities. Fluctuations of the Euro against foreign currencies, such as the U.S. Dollar, changes in local regulatory or economic conditions or significant dislocations in local distribution channels could adversely affect the Company’s operating results.

The Company maintains the majority of its cash balances and all of its short-term investments with no more than ten financial institutions. The Company invests with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. The Company’s wholly-owned foodservice subsidiary in the U.S., U.S. Foodservice (“USF”) and its subsidiaries have accounts receivable from several customers in the foodservice industry and from time to time sells certain receivables by way of securitizations and retains a participating interest. Management of the Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts.

Financial Statements

2

Liquidity and capital resources

On February 24, 2003, Ahold announced that net earnings and earnings per share for 2002 would be significantly lower than previously indicated and that Ahold would be restating its earnings for 2001 and 2000 because of accounting irregularities at one of its operating subsidiaries, USF, and because certain of its joint ventures had been improperly consolidated. In its 2002 annual report, Ahold restated its financial position and results for 2001 and 2000. The February 24, 2003 announcement negatively impacted the Company’s liquidity and affected its cash availability. These issues, among other things, led to credit rating downgrades that, coupled with the announcement of accounting irregularities, errors and other issues and the resulting delay in the publishing of its results for 2002, caused the Company to lose, to a significant extent, access to the capital markets and to financing sources which, historically, were an important source of funding to the Company. In addition, following these events, a number of Ahold’s local committed and uncommitted credit lines were cancelled, reduced or restricted, either to the amount of borrowings outstanding at the time or else with respect to the use of those borrowings. Further, as a result of the issues announced by Ahold on February 24, 2003 and subsequently, including the credit ratings downgrades and delay in publishing its audited financial statements for 2002, Ahold may have breached some of its representations and warranties and/or failed to meet some of the covenants contained in its then-outstanding debt agreements and contractual obligations, including operating leases and derivative instruments. Due to these events and their potential consequent impact on Ahold’s compliance with financial and other covenants in its then-existing debt obligations, including its 2002 Credit Facility, Ahold repaid certain debt and other obligations prior to their stated maturities and on March 3, 2003, Ahold entered into a new credit facility for an aggregate amount of EUR 600 and USD 2,200, to provide Ahold with liquidity to stabilize the Company, replace the 2002 Credit Facility and provide funding to cover maturing debt obligations. In December 2003, Ahold completed a rights offering of common shares and restricted American Depositary Shares (“ADSs”). The Company issued 620,951,317 common shares at an issue price of EUR 4.83 per share. Concurrently with the rights offering, the Company completed the issuance of 109,900,000 preferred financing shares at an issue price of EUR 0.69 per share. The two offerings raised net proceeds of approximately EUR 2,900, which were used in part to repay the March 2003 Credit Facility. The repayment was a condition precedent to the execution of the December 2003 Credit Facility (the “December 2003 Credit Facility”) on December 17, 2003. On that date, Ahold entered into the December 2003 Credit Facility for an aggregate amount of EUR 300 and USD 1,450, to provide the Company with a three-year source of liquidity to support the operations of the Company and to replace the March 2003 Credit Facility.

Intangible assets

Intangible assets primarily consist of goodwill, brand names, customer relationships, lease–related intangible assets and trade name licenses acquired separately or in business acquisitions. Intangible assets also consist of contractual lease rights and software costs separately acquired and developed internally. These assets are recorded at fair value determined at the date of acquisition of the related underlying business, or at cost if they are internally developed (i.e., software) or separately acquired.

Goodwill represents the excess of the consideration paid for the businesses acquired over the fair market value of identifiable net assets including other intangible assets at the dates of acquisition. Prior to December 2000, goodwill was charged directly to shareholders’ equity. Beginning December 1, 2000, goodwill is capitalized and amortized over the period the Company is expected to benefit from the goodwill, not exceeding 20 years.

Brand names acquired in business acquisitions after January 1, 2001, are capitalized and amortized over the period the Company is expected to benefit from the brand names, not exceeding 20 years. Brand names acquired have been capitalized at fair value determined using the royalty method, whereby the fair value is based on the present value of the estimated royalty payments that would be expected to be paid for the use of the brand name.

Customer relationships acquired in business acquisitions after January 1, 2001, have been capitalized at fair value determined using the royalty method, whereby the fair value is based on the present value of the estimated royalty payments that would be expected to be paid for the use of the customer relationship. Amortization of customer relationships is calculated over the period the Company expects to benefit from the relationships, ranging from seven to ten years.

Lease-related intangible assets, consisting primarily of favorable operating lease contracts acquired in business acquisitions are capitalized based on the present value of the amount by which the contract terms are favorable relative to market prices at the date of acquisition. Lease-related intangible assets are amortized over the remaining duration of the lease agreements.

Trade name licenses acquired separately or in business acquisitions after January 1, 2001, are capitalized and amortized over the term of the license, generally not exceeding 10 years.

Direct costs relating to the development of software for internal use are capitalized after technological feasibility has been established. All costs incurred prior to the establishment of technological feasibility, as well as overhead, general and administrative and training costs incurred after the establishment of technological feasibility are expensed as incurred. Amortization is calculated over the anticipated useful life of the software assets, ranging from three to five years.

Financial Statements

Notes: 2

Leases and sale and leaseback transactions

Ahold is the lessee of equipment and buildings under various operating and capital leases. The Company classifies its leases as capital leases or operating leases based upon whether the lease agreement transfers substantially all the risks and rewards of ownership. For leases determined to be capital leases, an asset and liability are recognized at an amount equal to the lower of the fair value of the leased asset and the present value of the minimum lease payments during the lease term. Such assets are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset taking into account the residual value, with depreciation included in depreciation expense. Leases that do not qualify as capital leases are classified as operating leases, and the related rental payments are expensed on a straight-line basis over the lease term. Payments made to the Company representing incentives to sign a new lease are recognized on a straight-line basis over the term of the new lease.

Ahold also enters into sale and leaseback arrangements with various financial institutions, whereby the Company sells certain of its retail properties and simultaneously leases them back from the purchaser. Generally, only minor continuing involvement in these properties other than the required lease payments is maintained. If these transactions are established at fair value, and substantially all risks and rewards of ownership are transferred to the buyer-lessor, the gain or loss on the transactions is recognized in the consolidated statements of operations immediately. If not, the transactions are recorded as financings and any gains are deferred and amortized over the term of the lease, while losses are recognized immediately.

In some sale-leaseback arrangements, Ahold sells a property and only leases back a portion of that property. These properties generally involve shopping centers which contain an Ahold store as well as other stores leased to third-party retailers. Ahold recognizes a sale and the profit thereon on the portion of the shopping center that is not leased back to the extent that 1) the respective property is sold for fair value and 2) the risks and rewards of owning stores which are not leased back to Ahold have been fully transferred to the buyer. The leaseback of the Ahold store and any gain on the sale of the Ahold store is accounted for under the sale-leaseback criteria described above.

In some instances, Ahold incurs construction costs for properties expected to be completed and sold within one year in sale and leaseback transactions. These construction costs are classified as other current assets until the sale and leaseback occurs.

Tangible fixed assets

Tangible fixed assets are stated at cost or the fair value at the time they are acquired in a business acquisition, less accumulated depreciation. Expenditures for improvements are capitalized; repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets, taking into account the residual value. Depreciation of capitalized leases and leasehold improvements is calculated over the lesser of the lease term or the estimated useful life of the asset.

The estimated useful lives are:

Stores	30 – 40 years
Other buildings	25 – 30 years
Leasehold improvements	7 – 12 years
Machinery and equipment	3 – 12 years
Other fixed assets	5 – 8 years

The useful life of land is considered indefinite. Interest incurred during construction is capitalized as part of the related asset.

Impairment of long-lived assets

Tangible fixed and intangible assets held and used by the Company are evaluated for impairment if there are changes in circumstances that indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its recoverable amount, calculated as the higher of the net selling price or the discounted future net cash flows expected to result from the use of the asset and its eventual disposition. Tangible fixed and intangible assets are grouped at the lowest level of identifiable cash flows for this analysis. If such assets are considered to be impaired, the impairment recognized is measured as the amount by which the carrying amount of the assets exceeds the recoverable amount of the assets and is recorded as a charge to operating income. The most significant estimates made in determining discounted future net cash flows include the selection of the appropriate discount rates, residual asset values and the number of years on which to base the cash flow projections. Generally, tangible fixed and intangible assets to be disposed are reported at the lower of carrying amount or fair value less cost to sell the assets.

Investments in joint ventures and equity investees

Investments in joint ventures and other companies (“equity investees”) in which Ahold does not have the ability to directly or indirectly control the financial and operating decisions, but does possess the ability to exert significant

Financial Statements

2

influence, are accounted for using the equity method. Under the equity method, as applied under Dutch GAAP, the investment is carried at the cost of the Company’s share in the net assets of the joint venture or equity investee excluding goodwill, plus the Company’s share in income or losses since acquisition, less dividends received. Ahold’s share in the net income (loss) of these investments is recorded in the line “Share in income (loss) of joint ventures and equity investees” in the consolidated statements of operations. Significant influence is presumed to exist if at least 20% of the voting stock is owned by Ahold. Goodwill arising from these acquisitions is recorded under “Goodwill” on the balance sheet and amortized over a period not exceeding 20 years. Amortization of goodwill is recorded in the line “Goodwill and intangible asset amortization” in the consolidated statements of operations.

Equity investees in which Ahold does not have the ability to exercise significant influence are accounted for by the cost method. Dividends and other gains and losses from these investments are recorded under “Other financial income and expense” in the consolidated statements of operations.

The Company periodically reviews whether there are indicators that equity investments are impaired. If indicators of impairment exist, the Company reviews its equity investments for which fair value is less than the carrying value to determine if the decline in value is other than temporary. If the decline in value is considered to be other than temporary, an impairment loss is recognized to reduce the carrying value of the investment to its fair value.

In case an equity investee’s equity becomes negative, the Company continues to record the share in losses for that equity investee, if it has either issued declarations of assumption of liability or has a firm intention to enable, up to the Company’s share, payments of debts by the equity investee. Any direct or indirect loans with those equity investees are provided for to the extent of their non-recoverable amount.

Value Added Service Providers

USF has had product financing arrangements with Value Added Service Providers (“VASPs”). USF does not own any shares in the VASPs, nor does it have any voting interest in these companies. Each VASP, at the request or with the consent of USF, will purchase certain commodities and products from third parties, then mark-up and resell such products to USF. Although these VASPs are not owned by USF, they are almost entirely dependent on their sales to USF. The VASPs provide varying degrees of support to USF primarily in the purchase of private label and signature brand products. USF engages in direct business discussions with the VASPs’ ultimate vendors to ensure that price, product specification and quality requirements are met and to take advantage of volume purchasing power. The VASPs’ purchases are funded almost entirely by USF with interest-free advances and by the extension of trade credit by vendors, some of which has been guaranteed by USF. A portion of the VASPs sales price to USF is subsequently passed back to USF, leaving the VASPs with predetermined transaction fees, amounting to EUR 15, EUR 15 and EUR 9 in 2003, 2002 and 2001, respectively. The transaction fee, which includes reimbursements for holding costs associated with the inventory, is intended to be sufficient to allow the VASPs to recover substantially all of their operating costs with a limited profit. USF uses the invoice price from the VASPs as its cost in sales made to its customers under “cost plus” contracts. Additionally, since USF has guaranteed certain of the obligations of the VASPs and ultimately retains the risks and rewards related to the inventory and related payables of the VASPs, Dutch GAAP and US GAAP require the recognition of certain of these inventories and related payables of the VASPs within Ahold’s consolidated financial statements, consistent with the approach under SFAS No. 49 “Accounting for Product Financing Arrangements”.

During the third quarter of 2003, the Company reached a decision to cease doing business with the VASPs by early 2004. That decision was communicated to the VASPs prior to December 28, 2003 and resulted in claims made by the VASPs for reimbursement by the Company of certain costs they would incur as a result of this decision, principally relating to employee severance and unavoidable lease commitments. During the third quarter of 2003 and subsequently, the VASPs quantified and reduced those claims and the Company accrued a EUR 8 liability representing the probable minimum costs expected to be incurred as a result of the VASPs claims. In December 2003, we entered into a termination and settlement agreement relating to four of the five VASPs. On December 27, 2003, we adjusted the accrual to approximately USD 20 (EUR 17) million, reflecting the effects of the changes to previously estimated costs resulting from the settlement reached with four of the five VASPs and the anticipated cost of the settlement with the remaining VASP.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost comprises all costs of purchase, cost of conversion and other costs incurred in bringing the inventories to their present location and condition, net of vendor allowances applicable to inventory. The cost of inventories is determined using the first-in, first-out (FIFO) method.

Effective December 29, 2002, under Dutch GAAP, the Company applies the guidance of EITF 02-16 as described in more detail in “Change in accounting principles relating to vendor allowances” above. This change resulted in a reduction of Ahold’s opening inventory balance as of December 29, 2002 by EUR 152.

Financial Statements

Notes: 2

Accounts receivable

Accounts receivable are carried at estimated net realizable value. Allowances are recorded, if necessary, in an amount considered by management to be sufficient to meet future losses related to the collectibility of the accounts receivable. The Company sells certain customer receivables to special purpose entities in return for cash and a participation interest in these companies. Losses on sales of receivables vary on a monthly basis and are generally related to short-term interest rates that are charged to the Company on its participation interest. Accounts receivable sold under these conditions are excluded from accounts receivable presented in the Company’s consolidated balance sheets. The retained interest in the qualifying special purpose entities is included in accounts receivable presented in the Company’s consolidated balance sheet.

Cash and cash equivalents

Cash and cash equivalents include all cash on hand balances and short-term highly liquid investments with original maturities of three months or less.

Derivative financial instruments

The Company utilizes derivative financial instruments to hedge its primary market risk exposures, including risks related to foreign currency exchange rates, interest rates and, to a lesser extent, exposure to commodity price movements. Derivative instruments designated and qualifying as hedges under applicable hedge accounting rules are not included in the Company’s balance sheet; rather, any associated gains or losses on the instruments are deferred and are recognized in the statement of operations in the same period in which the underlying hedged exposure affects earnings. Derivatives used to hedge firm commitments and forecasted future transactions are not accounted for until the firm commitment or forecasted transaction occurs.

Stock-based compensation

The Company accounts for its stock-based compensation plans using the intrinsic-value method prescribed under Dutch GAAP. Accordingly, the Company computes compensation costs for each employee stock option granted as the amount by which the quoted market price of the Company’s common shares on the date of grant exceeds the exercise price of the stock option, similar to the approach under Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees” which is applicable under US GAAP. Note 8 presents pro forma disclosures of net income (loss) and net income (loss) after preferred dividends per share as if the fair-value based method of accounting had been applied, consistent with the disclosure requirements of SFAS No. 123 “Accounting for Stock-based Compensation”.

Pension and post-retirement benefits

Ahold has pension, supplemental health and welfare plans in The Netherlands, the U.S. and in other areas of its business. The plans cover a substantial number of employees within The Netherlands, the U.S. and other areas and have been established in accordance with applicable legal requirements, customs, and existing circumstances in each area of its business. The plans are accounted for under the provisions of SFAS No. 87 “Employers’ Accounting for Pensions” (“SFAS No. 87”) and SFAS No. 106 “Employers’ Accounting for Post-retirement Benefits Other than Pensions” (“SFAS No. 106”), as specifically allowed under Dutch GAAP.

Under SFAS No. 87 and 106, the determination of the benefit obligation and net periodic pension/benefit cost is dependent on the selection of assumptions by management to be used by actuaries in measuring these amounts. The assumptions used are described in Note 21 and include, as appropriate, the discount rate, the expected long-term rate of return on plan assets and the rates of increase in compensation and health care costs, employee turnover, mortality and retirement ages, future salary and benefit levels, claim rates under medical plans and future medical costs. Differences between actual results and those expected based on the assumptions are accumulated and amortized over future periods. Net periodic pension/benefit cost primarily represents the increase in the benefit obligation attributable to service during the year plus the interest on the beginning of the year benefit obligation (a discounted measurement), net of the expected return on plan assets.

In the event that the accumulated benefit obligation, calculated as the actuarial present value of the benefits attributed to employee service rendered until the balance sheet date and based on historical compensation levels (i.e. without assumptions of future compensation levels), exceeds the fair value of the plan assets and (i) such excess is greater than the existing accrued pension liabilities, (ii) an asset has been recognized as prepaid pension cost, or (iii) no accrued or prepaid pension cost has been recognized, such excess, plus any existing prepaid pension asset or minus any existing accrued pension costs, is recognized as an additional minimum pension liability. The corresponding offset is recorded as a separate component of the Company’s shareholders’ equity, net of any intangible asset as provided by SFAS No. 87.

Obligations for contributions to defined-contribution pension plans are recognized as expenses as incurred in the consolidated statements of operations.

Financial Statements

2

In certain areas of its business, the Company also provides post-retirement benefits other than pensions. The cost relating to such benefits consists primarily of the present value of the benefits attributed on an equal basis to each year of service, interest cost on the accumulated post-retirement benefit obligation, which is a discounted amount, and amortization of the unrecognized transition obligation.

Unrecognized prior service costs related to pension plans and post-retirement benefits other than pensions are amortized by assigning a proportional amount to the consolidated statements of operations over a number of years reflecting the average remaining service period of the active employees.

Pension information for all plans is presented in a form that is consistent with the relevant US GAAP standard, SFAS No. 132R (Revised in 2003), “Employers’ Disclosures about Pensions and Other Post-retirement Benefits”. Ahold had adopted the original SFAS No. 132 for plans outside the U.S. for 2002 to unify its principles of accounting for these plans.

Deferred income taxes

Deferred income tax assets and liabilities are recorded for the estimated future tax consequences of events attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted rates in effect in the year the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the Company’s statements of operations in the period of the enactment of the change in tax rates. Deferred tax assets are recognized without a valuation allowance only to the extent that it is probable that a benefit will be realized in the future based on currently available evidence. If a valuation allowance is recorded against deferred tax assets related to an acquired entity’s deductible temporary differences or net operating loss or tax credit carry forwards at the acquisition date, the subsequent realization of tax benefits for those items is applied to (a) to reduce to zero any goodwill related to the acquisition, (b) to reduce to zero other intangible assets related to the acquisition, and (c) to reduce income tax expense.

All current and non-current deferred tax assets and liabilities of tax-paying components of the Company within each particular tax jurisdiction are offset and presented as a single amount, respectively.

Restructuring provisions and exit costs

A restructuring provision is recognized when certain criteria are met. These include the existence of a detailed formal plan, identifying at least (i) the business or part of a business concerned; (ii) the principal locations affected; (iii) the location, function and approximate number of employees who will be compensated for terminating their services; (iv) the expenditures that will be undertaken; and (v) the timing of when the plan will be implemented. Further, the Company must raise a valid expectation with those affected that it will carry out the restructuring by starting to implement that plan or announcing its main features to those affected by it. The provision is limited to termination payments to employees, continuing rent obligations, and other expenditures necessarily entailed by the restructuring.

Other provisions

Ahold recognizes provisions for liabilities and probable losses that have been incurred as of the balance sheet date and can be reasonably estimated. A provision is recognized when (i) the Company has a present obligation (legal or constructive) as a result of a particular event; (ii) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and (iii) a reliable estimate can be made of the amount of the obligation.

Other provisions include commitments for supplementary or severance payments. The supplementary payments relate to occupational disability. The severance payments relate to commitments of the Company made to terminate employment before the normal retirement date or the termination of redundant personnel. Ahold accrues occupational disability and severance payments that vest or accumulate if the employee’s rights to the payments are attributable to services already rendered and if payment is probable and can be reasonably estimated. When severance payments are part of a restructuring activity, this determination is made in accordance with the policy on restructuring stated above.

The Company also records provisions for unavoidable costs to fulfill agreements that exceed the expected gains from such agreements including provisions for unfavorable lease contracts. Provisions for claims, disputes and legal proceedings are recorded if it is probable that the Company will be liable in a proceeding, for the estimated amount at which the liability can be settled. If the amount for which the liability can be settled cannot be reliably estimated, the claim, dispute or legal proceeding is disclosed, if it is expected to be significant.

All other provisions are undiscounted, with the exception of provisions for unfavorable lease contracts and the self-insurance program. Such provisions are stated at the present value of the future obligations.

The Company is self-insured for certain losses related to general liability, commercial vehicle liability and workers’ compensation. The Company has stop-loss coverage to limit the exposure arising from these claims. It is the Company’s policy to record its self-insurance program liabilities based on claims filed and an estimate of

Financial Statements

Notes: 2

claims incurred but not yet reported. The Company’s estimate of the required liability of such claims is recorded on a discounted basis, utilizing an actuarial method, which is based upon various assumptions that include, but are not limited to, historical loss experience, projected loss development factors, actual payroll costs and other data.

Net sales

Ahold generates and recognizes sales to retail customers at the point of sale in its stores and upon delivery of groceries to Internet customers. Ahold also generates revenues from the sale of products to foodservice customers and retail franchisees, which are recognized upon delivery. In addition, Ahold recognizes income from franchisee fees based on contractual arrangements over the term of the contracts. Ahold recognizes franchise fees (with appropriate provision for estimated uncollectible accounts) as revenue when all material services relating to the contract have been substantially performed. Sales to retail franchisees and franchise fees amounted to EUR 3,752, EUR 3,590 and EUR 3,324 for 2003, 2002 and 2001, respectively. Discounts earned by customers, through agreements or by using their bonus or loyalty cards, are recorded by the Company as a reduction of the sales price at the time of the sale.

Generally, sales and cost of sales are recorded on a gross basis, based on the gross amount collected from the customer and the amount paid for the product to the vendor. However, for certain products or services, such as the sales of lottery tickets, third-party prepaid phone cards, stamps and public transportation tickets, the Company has determined that it acts as an agent based on criteria as set forth in the Guidelines for Annual Reporting in The Netherlands 270 “Statement of Operations”. For these transactions, the Company records the amount of the net margin in its sales.

Cost of sales

This includes the purchase price of the products sold, as well as the costs of purchasing, storing, rent, depreciation of tangible fixed assets, salaries and transporting the products. Since the change in accounting policy to follow the guidance of EITF 02-16, vendor allowances are generally deducted from cost of sales when the products to which the vendor allowances relate are sold.

Vendor allowances

The Company receives various types of vendor allowances in the form of up-front payments (lump sum payments or pre paid amounts), rebates (in the form of cash or credits), and other forms of payments that effectively reduce the Company’s cost of goods purchased from a vendor or the cost of promotional activities conducted by the Company that benefit the vendor.

Vendor allowances are only recorded if evidence of a binding arrangement exists with the vendor and the amounts that will be received are both probable and estimable. Evidence of an arrangement takes different forms. Arrangements with vendors are principally evidenced by written contracts. In the absence of written contracts, the other documentation evidencing an arrangement are: documentation received from vendors, including end-of-period settlements statements; vendor presentation materials; term sheets; and e-mails or other forms of documentation that specify the terms and conditions of the vendor allowance receivable. The Company only considers these forms of documentation binding when they are consistent with historical business practices relating to a vendor and when settlement has occurred or is reasonably assured.

The most common allowances offered by vendors are (i) volume allowances, which are off-invoice or amounts billed back to vendors based on the quantity of products sold to customers or purchased from the vendor and (ii) promotional allowances, which relate to cooperative advertising and market development efforts. The timing of recognition depends on the facts and circumstances as described below for the various types of arrangements.

Slotting and stocking allowances that are paid by vendors in return for introducing their new products in a store, up-front payments by vendors and rebates received relating to volume of products purchased are all volume allowances recognized on a systematic basis as a reduction of the purchase price of the related products as they are sold. If these volume allowances are contingent on achieving certain minimum volume targets, the allowances are recognized only to the extent it is probable that the minimum volume targets will be achieved and the amount of the allowance can be reasonably estimated.

Scan billback volume allowance programs involve amounts billed back to vendors based on scan data, in some cases adjusted to compensate for scanning errors and/or administrative costs. These allowances are recognized as an offset to cost of sales when the related products are scanned at the point-of-sale.

Promotional allowance payments from vendors representing promotional activities are recorded as a reduction of the cost of the related products when the advertising or other marketing activities specified in the contract are performed by the Company for the vendor. If no specific performance criteria are defined in the contract, the allowance is deferred over the term of the contract. Upon the sale of the related products the promotional allowance is recognized as a reduction of cost of sales.

Other vendor allowances mainly relate to promotional display allowances paid by vendors in return for displaying their products in a specific manner or location and other lump sum payments. These payments are also considered

Financial Statements

2

to be a discount on the products purchased and are recorded as such over the term of the agreement if a specific commitment term is indicated or upon completing the criteria indicated in the contract. These allowances are recognized as a reduction of the cost of sales upon the sale of the related product.

As described above, these policies were implemented under Dutch GAAP effective December 29, 2002, in order to apply the guidance outlined in EITF 02-16. Under EITF 02-16 vendor allowances are presumed to be a reduction in prices paid for the product and are recognized in cost of sales as the related inventory is sold, unless specific criteria are met qualifying the consideration as revenue or for treatment as reimbursement of specific, incremental, identifiable costs. Prior to the adoption of EITF 02-16, promotional allowances (including advertising, product introduction, product placement, and other promotional activities) were primarily recorded as a reduction of cost of goods sold in the period in which the activity relating to the allowance occurred or evenly over the contract term if no specific performance criteria were defined in the arrangement. As a result of the implementation of EITF 02-16, vendor allowances are recorded as a discount of the products purchased during a period and, therefore, only recognized in cost of sales when the products are sold.

Selling expenses

Selling expenses consist of wages and salaries of retail and foodservice personnel, store expenses, rent of stores and foodservice facilities, depreciation of Company-owned locations, advertising costs and other selling expenses.

General and administrative expenses

General and administrative expenses consist of salaries and wages of Ahold’s operating companies’ main offices and Ahold’s corporate offices, rent and depreciation of those facilities, restructuring costs and other general and administrative expenses.

Net income (loss) after preferred dividends per common share

Net income (loss) after preferred dividends per common share – basic is computed using the weighted average number of common shares outstanding during the period. Net income (loss) after preferred dividends per common share – diluted incorporates the dilutive effect of incremental shares issuable upon the assumed exercise of stock options and upon assumed conversion of the Company’s convertible subordinated notes as if conversion to common shares had occurred at the beginning of the year. Net income (loss) after preferred dividends also has been adjusted for interest expense on the convertible subordinated notes in calculating net income (loss) after preferred dividends per common share – diluted. The weighted average number of common shares outstanding is retroactively adjusted for stock dividends or splits. In 2003 the Company completed a rights offering of 620,951,317 common shares. This offering was considered a de-facto stock split, since these shares were offered at an issue price that represented a discount to the market price of the Company’s shares at the time. Accordingly, Ahold retroactively increased the number of shares used to calculate earnings per share for all periods before the completion of the rights offering by multiplying the number of shares by a factor of 1.081.

Consolidated statement of cash flows

The consolidated statements of cash flows is presented using the indirect method. The changes in assets and liabilities of subsidiaries and equity investees with functional currencies different than the Euro, are translated per quarter using an average exchange rate. The cash flows are adjusted for changes in assets or liabilities that are acquired in business acquisitions. The net balance of the acquired assets and liabilities is presented, including the goodwill paid, on the line “Acquisition of consolidated subsidiaries”. The presentation of the consolidated statement of cash flows is substantially consistent with the requirements of International Accounting Standard No. 7 “Cash Flow Statements”.

Recently issued Dutch GAAP accounting pronouncements

In 2003, the Dutch Council on Annual Reporting (“CAR”) amended Guideline 270 “Profit and loss account” (“RJ 270”). As a result, an enterprise should present in the consolidated financial statements a statement showing:

a)	the net profit or loss after tax for the period;

b)	each item of income and expense, gain or loss, which is recognized directly in equity, and the total of these items; and

c)	the cumulative effect of changes in accounting policy and the correction of fundamental errors, when recognition of these items directly in equity is required.

The information above may be presented in a “statement of recognized gains and losses”, a separate component of the financial statements in addition to the consolidated balance sheet, statement of operations and cash flow statement. Alternatively, the information may be presented on the face of the statement of operations or the information may be presented in the statement of changes in equity. RJ 270 (2003 revised) is effective for years beginning on or after January 1, 2004. The Company does not believe that the adoption of RJ 270 will have a material impact on its financial results or position.

Financial Statements

Notes: 3

In 2003, the CAR amended Guideline 271 “Employee benefits” (“RJ 271”). RJ 271 is based on the current IAS 19 “Employee Benefits”. RJ 271 is effective for years beginning on or after January 1, 2005. As further disclosed in Note 21, the Company accounts for pension, supplemental health and welfare plans under the provisions of SFAS No. 87 and SFAS No. 106, which is permitted under the current RJ 271.

Guideline 520 “Inter-company transactions” (“RJ 520”) was issued in 2003. RJ 520 provides specific guidance regarding the accounting for elimination of profits on inter company transactions insofar these transactions have not been realized with third parties. RJ 520 is effective for years beginning on or after January 1, 2004. The Company expects that the adoption of RJ 520 will not have a material impact on the Company’s consolidated result of operations or financial position.

Transition to International Financial Reporting Standards

According to European Union (“EU”) regulations, all listed companies in the EU will be obliged to apply the International Accounting Standards and International Financial Reporting Standards of the International Accounting Standards Board (“IASB”) in their financial statements by 2005. The Company is currently engaged in the transition to achieve compliance with these standards. The implementation of the standards of the IASB is expected to have a significant impact on the Company’s reported financial position and results.

3 Acquisitions and divestments

Divestments

During 2003, the Company completed several divestments for cash. The following table summarizes the cash received, major classes of assets and liabilities relating to these divestments and the reversals from shareholders’ equity, that resulted in the loss on divestments of EUR 136:

Cash received		284
Net Assets
Tangible and intangible fixed assets	359
Financial assets	18
Current assets	100

Total assets	477
Provisions	(2)
Non-current liabilities	(19)
Current liabilities	(176)

Total liabilities	(197)
		280

Net income (loss) from divestments		4

Reversal from shareholders’ equity
Cumulative translation adjustment	(96)
Goodwill	(44)

		(140)

Loss on divestments		(136)

The divestments during 2003 related to the following entities:

Chile

In July 2003, Ahold completed the sale of its interest in the Chilean activities in Santa Isabel S.A. (“Santa Isabel”) to the Chilean retailer Cencosud S.A. (“Cencosud”). Ahold and Cencosud completed the transaction based on a total value, excluding any liabilities, of approximately USD 150 (EUR 133) for Ahold’s operations in Chile. After adjustment of the value for net working capital and external interest-bearing debt, the net proceeds of the transaction for Ahold amounted to approximately USD 77 (EUR 69) (which was subsequently reduced to USD 72 (EUR 64) due to post-closing adjustments), which includes negative working capital of USD 56 (EUR 50). Cencosud assumed Santa Isabel’s external interest-bearing debt of USD 18 (EUR 16). Santa Isabel operated stores in Chile in the retail trade segment.

De Tuinen

In May 2003, Ahold completed the divestment of wholly-owned subsidiary De Tuinen, a chain of natural product stores in the retail trade segment located throughout The Netherlands. De Tuinen was sold to NBTY’s British subsidiary Holland & Barrett Europe Ltd. for approximately EUR 16. The transaction included De Tuinen chain stores and their inventory. The franchise stores will also conduct their business with Holland & Barrett.

Risk Factors

3

Jamin

In June 2003, Ahold divested its Dutch candy store chain Jamin Winkelbedrijf B.V., which was included in the retail trade segment. Through a management buy-out, Jamin’s executive team acquired the chain and continue to run the company as an independent entity. The transaction included all five Jamin chain stores and their inventory, stock and debtors. The franchise stores will also continue to conduct their business with Jamin.

De Walvis

In September 2003, Ahold completed the divestment of its Dutch restaurant ‘De Hoop op d’Swarte Walvis’ (De Walvis) located in Zaandam. The Nedstede Group has acquired the restaurant through an asset sale and purchase agreement that included inventory and real estate included in the other activities segment.

Indonesia

In April 2003, Ahold reached agreement for the sale of its Indonesian operations to PT Hero Supermarket Tbk for approximately EUR 12, including proceeds from the sale of store inventory. The transfer of assets took place in stages, which began in June 2003 and was finalized in the third quarter of 2003. The transaction involves stores and two distribution centers, all of which were included in the retail trade segment.

Malaysia

In May 2003, Ahold reached agreement for the sale of its Malaysian activities to Dairy Farm Giant Retail Sdn Bhd (Giant), a subsidiary of Dairy Farm International Holdings Limited. The transaction was an asset purchase agreement, finalized in the third quarter of 2003.

Golden Gallon

In August 2003, Ahold reached agreement to sell Golden Gallon, its fuel and merchandise convenience store operation in the retail trade segment in the southeastern U.S., to The Pantry, Inc. The sale of Golden Gallon was completed in October 2003 for a transaction value of approximately USD 187 (EUR 157). The assets sold included the Golden Gallon operations, working capital and all of the real estate.

Paraguay

In September 2003, Ahold completed the sale of its 100% interest in Supermercados Stock S.A. to A.J. Vierci. Supermercados Stock S.A. operated ten supermarkets in Paraguay. The company was a subsidiary of Santa Isabel in Chile.

Peru

In December 2003, Ahold completed the sale of its Peruvian operation, Santa Isabel. The sale agreement with Grupo Interbank and a group of investors led by Nexus Group was announced on December 8, 2003.

Acquisitions

During 2003, 2002 and 2001, the Company completed several acquisitions. Of these acquisitions, the most significant include Disco Ahold International Holding N.V. (“DAIH”) in 2002 and Alliant Exchange, Inc. (“Alliant”) in 2001. The Company also completed a series of individually insignificant acquisitions that are material in the aggregate. All acquisitions have been accounted for by the purchase method of accounting. Goodwill has been capitalized and is amortized over a maximum period of 20 years for acquisitions after December 1, 2000. The operating results of all acquisitions are included in the consolidated statements of operations from the respective dates of the acquisitions.

2003 Acquisitions

On January 20, 2003, the El Salvadorian operations of La Fragua, part of Ahold’s equity investee CARHCO, acquired the assets (excluding real estate) of La Despensa de Don Juan in El Salvador. The assets consisted of 31 stores and are located throughout the country.

On April 23, 2003 Stop & Shop completed the purchase of four store locations in the Boston area from The Great Atlantic & Pacific Tea Company. The purchase includes property, inventory, equipment and fixtures and an assignment of leases.

2002 Acquisitions

•

DAIH: In January 1998, Ahold purchased a 50% interest in DAIH from Velox Retail Holdings (“VRH”), a subsidiary of the Velox Group, for USD 368 (EUR 408). At the end of 2002, DAIH operated through subsidiaries over 350 supermarkets in four South American countries: Argentina, Chile, Peru and Paraguay. Until July 2002, VRH was the Company’s joint venture partner in DAIH. As a result of VRH’s default on certain indebtedness, Ahold was required to repay certain debts of VRH and received during July and August 2002,

Financial Statements

Notes: 3

substantially all of VRH’s shares in DAIH (44.1%) for a total cash consideration of USD 448 (EUR 453), thereby assuming full ownership of DAIH. Furthermore, a loan receivable of USD 5 (EUR 5) has been fully written off. The acquisition resulted in a loss of EUR 372, as also discussed in Note 9. As noted above, in 2003, Ahold sold its Chilean, Paraguayan and Peruvian operations of DAIH’s subsidiary, Santa Isabel.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of the DAIH acquisition:

At August 9, 2002
Intangible assets	12
Goodwill	85
Tangible fixed assets	525
Financial assets	189
Current assets	266

Total assets	1,077
Provisions	(102)
Non-current liabilities	(498)
Current liabilities	(392)

Total liabilities assumed	(992)

Consideration after loss on related party default guarantee	85

The acquired intangible assets have an aggregate weighted-average useful life of approximately four years. The intangible assets include software (three-year weighted-average useful life) and key money (five-year weighted-average useful life). The EUR 85 of goodwill was assigned to the retail trade segment.

During 2002, Ahold also acquired the following six individually insignificant entities plus the remaining 30% of the outstanding shares of PSP Group, a supermarket company in Indonesia, for a total cost of EUR 380, which was paid in cash and assumed debt. Goodwill recognized in these transactions amounted to EUR 232. Goodwill was assigned to the retail trade and foodservice segments in the amounts of EUR 154 and EUR 78, respectively.

•	Allen Foods: In December 2002, USF acquired Allen Foods, Inc., a broadline foodservice distributor in the U.S., for USD 90 (EUR 89). The acquisition resulted in goodwill of USD 63 (EUR 63), which was assigned to the U.S. Foodservice segment.

•	Santa Isabel: In October 2002, Ahold, through its wholly-owned subsidiaries Gestion, Rentas e Inversiones Apoquindo Limitada and DAIH, completed its tender offer for the outstanding shares of common stock and ADSs of Santa Isabel in Chile. In the cash tender offer 190 Chilean Pesos was offered per Santa Isabel share for a total amount of EUR 41. Ahold’s ownership in Santa Isabel increased from 414,393,680 shares, or approximately 70.2% of the total outstanding shares, to 572,525,100 shares, or approximately 97% of the total outstanding shares. The tender offer resulted in goodwill in the amount of EUR 28, which was assigned to the South America retail trade segment. As noted above, Ahold sold its Chilean, Paraguayan and Peruvian operations.

•	Lusitana: In September 2002, Ahold, through its wholly-owned subsidiary Bompreço S.A. Supermercados do Nordeste (“Bompreço”), acquired nine supermarkets and related assets in Brazil from Supermercados Lusitana Ltda for a total cash consideration of EUR 7. The acquisition resulted in goodwill of EUR 6, which was assigned to the South America retail trade segment.

•	Lady Baltimore: In September 2002, USF acquired certain assets of Lady Baltimore Foods Inc., a broadline foodservice distributor in the U.S., for approximately USD 29 (EUR 29) in cash. The acquisition resulted in goodwill of USD 15 (EUR 15), which was assigned to the U.S. Foodservice segment.

•	Indonesia: In September 2002, Ahold acquired the remaining outstanding shares (30%) of PSP Group for approximately EUR 2 in cash. The acquisition resulted in goodwill of EUR 2, which was assigned to the Asia Pacific retail trade segment.

•	Jumbo Hypermarkets: In August 2002, Ahold, through its wholly-owned subsidiary Ahold Polska Sp. Z.o.o., completed its acquisition of Jumbo hypermarkets in Poland from Jerónimo Martins Sp. Z.o.o. for EUR 23 in cash. The acquisition did not result in any goodwill.

•	G. Barbosa: In January 2002, Ahold, through its wholly-owned subsidiary BR Participacoes e Empreendimontes SA, acquired 32 hypermarkets, supermarkets, and related assets in Brazil, from G. Barbosa for EUR 122 in cash. The acquisition resulted in goodwill in the amount of EUR 112, which was assigned to the South America retail trade segment.

Financial Statements

3

2001 Acquisitions

•	Alliant: In November 2001, USF acquired 100% of the shares of Alliant for approximately USD 1,477 (EUR 1,648) in cash, and USD 436 (EUR 487) of assumed debt and off balance sheet securitized receivables of USD 325 (EUR 368). Alliant is a foodservice distributor to healthcare, restaurant, lodging and other institutional accounts across the U.S. The acquisition resulted in goodwill of approximately EUR 1,500, which was assigned to the U.S. Foodservice segment.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the Alliant acquisition.

At November 30, 2001
Intangible assets	372
Goodwill	1,495
Tangible fixed assets	525
Financial assets	73
Current assets	631

Total assets acquired	3,096
Provisions	291
Non-current liabilities	487
Current liabilities	670

Total liabilities assumed	1,448
Consideration	1,648

At the time of the acquisition, the acquired intangible assets had a weighted-average useful life of approximately four years and were related to computer software and customer relationships.

During 2001, Ahold also acquired the following eight individually insignificant entities for a total cost of EUR 1,299, which was paid in cash and assumed debt. Goodwill was assigned to the retail trade and foodservice segments in the amounts of EUR 367 and EUR 120, respectively.

•	Bruno’s Supermarkets: In December 2001, Ahold completed its acquisition of Bruno’s Supermarkets (“Bruno’s”) for a total consideration of USD 578 (EUR 644), including assumed debt. Bruno’s is a food retailer operating in the U.S. The acquisition resulted in goodwill of USD 93 (EUR 104), which was assigned to the U.S. retail trade segment. In 2002, an additional payment of USD 43 (EUR 49) was made to the former owners, which resulted in additional goodwill of EUR 45.

•	Peapod: In addition to its 51% share purchased in 2000, in August 2001, Ahold acquired an additional 12,581,632 shares of Peapod’s common stock pursuant to a tender offer for a price of USD 2.15 per share, or USD 27 (EUR 30) in the aggregate. Additionally, Ahold exercised warrants to purchase additional shares of Peapod’s common stock and, through a merger, converted the common stock held by minority shareholders into the right to receive cash consideration of USD 2.15 per share, resulting in Ahold owning 100% of Peapod’s outstanding common stock.

Ahold paid approximately EUR 37 for the portion of Peapod that it did not already own as of the end of 2000. The fair value of the net liabilities assumed in 2001 was approximately USD 12 (EUR 13) resulting in goodwill of approximately USD 47 (EUR 53). Combined with the goodwill related to Peapod of approximately USD 55 (EUR 58) purchased during 2000, a total of USD 102 (EUR 111) of goodwill was assigned to the U.S. retail trade segment.

•	Cemetro: In July 2001, Superdiplo completed the acquisition of Supermercados Cemetro for 11,061 Spanish Pesetas, or approximately EUR 66. Cemetro operates a chain of stores on the Canary Islands. The acquisition resulted in goodwill of EUR 44, which was assigned to the Europe retail trade segment.

•	Mutual: In May 2001, USF acquired Mutual Wholesale Company, a broadline foodservice distributor in the U.S., for approximately (USD 112) EUR 134, including assumed debt of (USD 7) EUR 7. The acquisition resulted in goodwill of (USD 73) EUR 83, which was assigned to the U.S. Foodservice segment.

•	Grand Union: In March 2001, two of Ahold’s U.S. operating companies, Tops Markets (“Tops”) and The Stop & Shop Supermarket Company (“Stop & Shop”), acquired 56 supermarkets and eight sites from C&S Wholesale Distributors, which acquired the locations from Grand Union, for approximately USD 209 (EUR 233). The acquisition resulted in a total of USD 3 (EUR 3) of goodwill, which was assigned to the U.S. retail trade segment, along with approximately USD 77 (EUR 87) intangible favorable lease rights.

•	Parkway: In February 2001, USF acquired Parkway Food Service, a broadline foodservice distributor in the U.S., for approximately USD 28 (EUR 32). The acquisition resulted in goodwill of USD 19 (EUR 22), which was assigned to the U.S. Foodservice segment.

Financial Statements

Notes: 4

•	DAIH: In July 2001, Ahold acquired an additional 290 shares in DAIH from its joint venture partner VRH for approximately USD 75 (EUR 86), increasing its percentage in DAIH to 55.9%. The acquisition resulted in goodwill of USD 70 (EUR 80).

•	Bompreço: In December 2001, Ahold completed a public tender offer to delist Bompreço and to acquire the preference shares which were still outstanding. Total consideration paid for these preference shares amounted to EUR 67. This resulted in goodwill of EUR 45.

Pro forma financial data (unaudited)

The following unaudited pro forma financial information presents the combined results of Ahold, DAIH and Alliant as if the acquisitions had occurred as of the beginning of 2001 for DAIH, after applying certain adjustments, including amortization of goodwill, interest charges and other related transactions. To calculate earnings per share, the Company has included shares issued in the September 2001 equity offering, used to finance the acquisition of Alliant:

Pro forma statement of operations data

	2002 unaudited	2001 unaudited
Net sales	63,299	61,034
Income before interest and taxes	262	2,060
Net income (loss) after preferred dividends	(1,369)	440
Net income (loss) per common share – basic	(1.36)	0.47
Net income (loss) per common share – diluted	(1.36)	0.46

The pro forma financial information does not necessarily reflect the results of operations that would have occurred had Ahold, DAIH and Alliant constituted a consolidated entity during the periods presented, based on the historical financial information for these years. The purchase price paid for all transactions reflects future growth expectations and is not based on historical data. The unaudited pro forma earnings data do not reflect the anticipated synergies from actual integration into Ahold and stand-alone improvements in operating results. The combined pro forma impact of the remaining acquisitions would not be significantly different from the historical information.

4 Discontinued operations

In November 2002, the Company announced its intention to divest its non-core businesses in order to focus on growth in the profitable core business, to reduce debt and to rationalize its portfolio of activities. Further, the announcement stated that the Company would consistently scrutinize under-performing operations with a view towards improving their performance or divesting them in an effort to focus on its core business and enhance its position in markets where the Company has achieved a leadership position, or believes it can achieve such a position, based on net sales.

Retail trade – South America

In February 2003, Ahold announced its intention to divest its Chilean operations. In April 2003, the Company announced its intention to divest its operations in the other four South American countries – Brazil, Argentina, Peru and Paraguay.

The Company completed the sale of its operations in Chile, Paraguay and Peru in July 2003, September 2003 and December 2003, respectively, as described in Note 3.

Since November 2003, the Company was actively seeking a buyer for its operations in Brazil and Argentina. In March 2004, the Company announced the sale of its Brazilian operations Bompreço and Hipercard to Wal-Mart and Unibanco, respectively. The Company expects to complete the sale of its remaining activities in Brazil, G. Barbosa, by the end of the year 2004.

In March 2004, the Company announced that it reached an agreement with Cencosud on the sale of its operations in Argentina. Closing of the transaction is expected to occur by the end of 2004 and is subject to the fulfillment of certain conditions, including obtaining local anti-trust approval and the absence of any legal obstacles to consummate the sale. Certain Argentine and Uruguayan injunctions and attachments currently are in effect that may delay or prevent the closing of this transaction.

Financial Statements

4

Retail trade – Asia Pacific

In March 2004, the Company also announced that it reached an agreement regarding the sale of its interest in CRC Ahold Co. Ltd. (“CRC”) its operations in Thailand, to its partner, the Central Group. This divestment was the final step in the overall sale of Ahold’s Asian operations, after selling its operations in Indonesia and Malaysia in the third quarter of 2003.

The carrying amounts of the major classes of assets and liabilities related to discontinued operations, are as follows:

	Unaudited
	Bompreço & Hipercard		G. Barbosa		Disco		Thailand
	December 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002
Condensed balance sheet data
Non-current assets
Tangible fixed assets	292	319	37	38	192	228	29	38
Intangible assets	5	7	6	48	5	5	1	2
Other	50	38	—	2	8	18	9	10
Current assets	331	328	53	49	90	109	39	65
Intercompany assets	82	63	3	2	1	5	—	—
Non-current liabilities	169	182	32	31	26	261	3	5
Current liabilities	312	293	33	43	97	250	53	80
Intercompany liabilities	35	8	51	55	356	54	17	19
Shareholders’ equity	244	272	(17)	10	(183)	(200)	5	11

The following presents the condensed statements of operations for discontinued operations as described above:

	Unaudited
	Bompreço & Hipercard			G. Barbosa*			Disco			Thailand
	2003	2002	2001	2003	2002	2001	2003	2002	2001	2003	2002	2001
Condensed statement of operations
Net sales	843	1,028	1,274	228	257	—	708	762	2,143	312	336	285
Cost of sales	(650)	(777)	(954)	(179)	(204)	—	(552)	(566)	(1,492)	(263)	(281)	(230)

Gross profit	193	251	320	49	53	—	156	196	651	49	55	55
Operating expenses	(181)	(226)	(263)	(75)	(55)	—	(190)	(214)	(569)	(53)	(62)	(54)

Operating income (loss)	12	25	57	(26)	(2)	—	(34)	(18)	82	(4)	(7)	1
Net financial expense	(46)	(45)	(37)	(4)	(7)	—	28	(106)	(301)	—	—	—
Intercompany related expenses	14	(12)	(27)	(5)	(5)	—	(4)	(8)	(5)	(1)	(1)	(2)

Loss before income taxes	(20)	(32)	(7)	(35)	(14)	—	(10)	(132)	(224)	(5)	(8)	(1)
Income taxes	(11)	(21)	(1)	(2)	5	—	(19)	(11)	(29)	—	—	—
Loss after income taxes	(31)	(53)	(8)	(37)	(9)	—	(29)	(143)	(253)	(5)	(8)	(1)
Other income	—	—	—	—	—	—	(1)	—	3	—	—	—

Net loss	(31)	(53)	(8)	(37)	(9)	—	(30)	(143)	(250)	(5)	(8)	(1)

*	As G. Barbosa was acquired in 2002, Ahold has not presented 2001 financial information.

Financial Statements

Notes: 5

On the ultimate disposal of the assets held for sale the unrecognized accumulated foreign currency translation adjustments and the unrealized portion of the goodwill previously charged to shareholders’ equity, will be recorded in the statement of operations. As of December 28, 2003, accumulated foreign currency translation adjustments relating to the assets held for sale, as described above, amounted to EUR 512. Further, per December 28, 2003, the book value of remaining goodwill in shareholders’ equity of the assets held for sale amounted to EUR 255. The recognition of the accumulated foreign currency translation adjustments and goodwill in the gain or loss of the divestment will not have an impact on shareholders’ equity.

The following presents the condensed statement of cash flows for discontinued operations as described above:

	Unaudited
	Bompreço & Hipercard			G. Barbosa			Disco			Thailand
	2003	2002	2001	2003	2002	2001	2003	2002	2001	2003	2002	2001
Condensed cash flow data
Net cash from operating activities	49	(60)	(42)	15	14	—	35	(161)	(379)	20	2	15
Net cash from investing activities	(31)	(319)	(175)	(2)	(200)	—	(4)	(436)	(278)	(3)	(13)	(11)
Net cash from financing activities	(13)	363	208	(11)	191	—	(27)	316	675	(24)	11	(5)

5 Business segment information

Ahold has determined its reportable segments based on its internal reporting practices and how the Company’s management evaluates the performance of its operations and allocates resources. In 2003, Ahold operated principally in two business areas, retail trade and foodservice. The Retail Trade business area operated in four geographic regions (including the joint ventures): the U.S., Europe (most significantly The Netherlands, Czech Republic, Slovakia, Poland, Spain, Portugal and Scandinavia), South America (Brazil, Argentina, Chile, Peru, Paraguay, Guatemala, El Salvador, Honduras, Nicaragua and Costa Rica) and Asia Pacific (Malaysia, Thailand and Indonesia). The foodservice business operates in the U.S. and Europe (The Netherlands and Belgium).

Within Ahold’s business areas and by geographic regions described above, the Company identified various operating segments. Operating segments that represent more than 10% of the Company’s operations, based on net sales, operating income, or total assets, are considered reportable segments for which separate information is provided. Accordingly, Stop & Shop, Giant Food LLC, Landover (“Giant-Landover”), Albert Heijn and USF are presented as separate reportable segments. Other operating segments that do not individually represent more than 10% are aggregated and are presented as one reportable segment only if the segments have similar economic characteristics, and if the segments are similar in a majority of the following areas: the nature of the products, the customer type and the methods of distribution. These segments are presented as U.S. Other, Europe Other, South America and Asia Pacific. Activities included in the “other activities” category include corporate overhead cost, the ownership and management of real estate properties and certain insignificant production activities.

Since the Company’s management reviews the full financial results of its joint ventures in Portugal, Scandinavia and South America, these joint ventures are considered operating segments. Accordingly, the amounts presented below for the Europe Other and South America segments include amounts relating to these joint ventures, which are not consolidated in the Company’s financial statements. A separate line item is presented for each reportable segment below to identify the amounts relating to these joint ventures to reconcile the segment totals to the consolidated amounts for each reportable segment.

The accounting policies used for the segments are the same as the significant accounting policies used for the consolidated financial statements as described in Note 2. Performance of the segments is evaluated based on operating income. The Company accounts for intersegment sales and transfers as if the sales or transfers were to third parties at current market prices. Sales are attributed to countries based on the location of the store or distribution location.

Financial Statements

5

	2003	2002	2001
Net Sales (including intersegment sales)
Retail Trade
Stop & Shop	8,899	10,043	9,809
Giant-Landover	4,729	5,614	5,726
U.S. Other	11,696	13,804	11,952

Total U.S.	25,324	29,461	27,487
Europe Other including joint ventures	16,818	16,398	15,306
Joint ventures Europe	(9,491)	(9,282)	(8,572)

Europe Other excluding joint ventures	7,327	7,116	6,734
Albert Heijn	5,606	5,703	5,410

Total Europe	12,933	12,819	12,144
South America including joint ventures	3,831	4,354	4,900
Joint ventures South America	(1,613)	(2,211)	(3,626)

South America excluding joint ventures	2,218	2,143	1,274
Asia Pacific	364	458	400

Total Retail Trade	40,839	44,881	41,305
Foodservice
USF	15,826	18,572	13,596
Europe	840	873	883

Total Foodservice	16,666	19,445	14,479
Other activities	352	366	348
Intersegment sales	(1,789)	(2,009)	(1,919)

Total	56,068	62,683	54,213

	2003	2002	2001
Net Sales (excluding intersegment)
Retail Trade
Stop & Shop	8,899	10,043	9,809
Giant-Landover	4,729	5,614	5,714
U.S. Other	10,244	12,179	10,395

Total U.S.	23,872	27,836	25,918
Europe Other including joint ventures	16,813	16,397	15,302
Joint ventures Europe	(9,491)	(9,282)	(8,572)

Europe Other excluding joint ventures	7,322	7,115	6,730
Albert Heijn	5,606	5,703	5,409

Total Europe	12,928	12,818	12,139
South America including joint ventures	3,831	4,354	4,900
Joint ventures South America	(1,613)	(2,211)	(3,626)

South America excluding joint ventures	2,218	2,143	1,274
Asia Pacific	364	458	400

Total Retail Trade	39,382	43,255	39,731
Foodservice
USF	15,790	18,508	13,556
Europe	839	872	882

Total Foodservice	16,629	19,380	14,438
Other activities	57	48	44

Total	56,068	62,683	54,213

Financial Statements

Notes: 5

	2003	2002	2001
Operating income
Retail Trade
Stop & Shop	760	760	626
Giant-Landover	270	407	382
U.S. Other	116	236	429

Total U.S.	1,146	1,403	1,437
Europe Other including joint ventures	385	(607)	348
Joint ventures Europe	(398)	(309)	(307)

Europe Other excluding joint ventures	(13)	(916)	41
Albert Heijn	201	262	247

Total Europe	188	(654)	288
South America including joint ventures	(112)	(220)	154
Joint ventures South America	(54)	(58)	(98)

South America excluding joint ventures	(166)	(278)	56
Asia Pacific	(62)	(33)	(20)

Total Retail Trade	1,106	438	1,761
Foodservice
USF	(200)	160	52
Europe	6	8	23

Total Foodservice	(194)	168	75
Other activities	(194)	(367)	75

Total	718	239	1,911

	December 28, 2003	December 29, 2002	December 30, 2001
Tangible fixed and intangible assets
Retail Trade
Stop & Shop	2,856	3,159	3,358
Giant-Landover	816	933	1,057
U.S. Other	2,240	2,869	3,455

Total U.S.	5,912	6,961	7,870
Europe Other including joint ventures	3,908	4,257	4,974
Joint ventures Europe	(2,251)	(2,497)	(2,309)

Europe Other excluding joint ventures	1,657	1,760	2,665
Albert Heijn	553	589	611

Total Europe	2,210	2,349	3,276
South America including joint ventures	984	1,336	1,709
Joint ventures South America	(444)	(476)	(1,016)

South America excluding joint ventures	540	860	693
Asia Pacific	36	72	76

Total Retail Trade	8,698	10,242	11,915
Foodservice
USF	2,931	3,689	4,476
Europe	54	55	55

Total Foodservice	2,985	3,744	4,531
Other activities	702	924	1,044

Total	12,385	14,910	17,490

Financial Statements

5

	2003	2002	2001
Investments in tangible fixed assets
Retail Trade
Stop & Shop	521	644	1,295
Giant-Landover	190	222	218
U.S. Other	278	554	187

Total U.S.	989	1,420	1,700
Europe Other including joint ventures	590	798	818
Joint ventures Europe	(378)	(439)	(413)

Europe Other excluding joint ventures	212	359	405
Albert Heijn	86	91	146

Total Europe	298	450	551
South America including joint ventures	81	152	217
Joint ventures South America	(50)	(56)	(133)

South America excluding joint ventures	31	96	84
Asia Pacific	4	30	26

Total Retail Trade	1,322	1,996	2,361
Foodservice
USF	91	118	115
Europe	8	12	11

Total Foodservice	99	130	126
Other activities	102	195	250

Total	1,523	2,321	2,737

	2003	2002	2001
Investments in intangible assets (including goodwill)
Retail Trade
Stop & Shop	109	30	51
Giant-Landover	6	17	203
U.S. Other	42	130	81

Total U.S.	157	177	335
Europe Other including joint ventures	61	34	73
Joint ventures Europe	(47)	(12)	(10)

Europe Other excluding joint ventures	14	22	63
Albert Heijn	17	20	20

Total Europe	31	42	83
South America including joint ventures	34	252	143
Joint ventures South America	(34)	(7)	(10)

South America excluding joint ventures	—	245	133
Asia Pacific	—	3	1

Total Retail Trade	188	467	552
Foodservice
USF	8	83	1,615
Europe	1	1	2

Total Foodservice	9	84	1,617
Other activities	4	(54)	(1)

Total	201	497	2,168

Financial Statements

Notes: 5

	2003	2002	2001
Depreciation and amortization
Retail Trade
Stop & Shop	283	291	274
Giant-Landover	100	139	138
U.S. Other	397	460	383

Total U.S.	780	890	795
Europe Other including joint ventures	410	471	416
Joint ventures Europe	(214)	(210)	(190)

Europe Other excluding joint ventures	196	261	226
Albert Heijn	132	124	127

Total Europe	328	385	353
South America including joint ventures	109	142	172
Joint ventures South America	(36)	(64)	(134)

South America excluding joint ventures	73	78	38
Asia Pacific	11	19	19

Total Retail Trade	1,192	1,372	1,205
Foodservice
USF	243	300	139
Europe	10	10	10

Total Foodservice	253	310	149
Other activities	30	36	39

Total	1,475	1,718	1,393

	December 28, 2003	December 29, 2002	December 30, 2001
Assets related to operations (including intersegment balances)
Retail Trade
Stop & Shop	3,740	4,190	4,767
Giant-Landover	1,344	1,527	1,932
U.S. Other	4,836	5,847	6,475

Total U.S.	9,920	11,564	13,174
Europe Other including joint ventures	8,006	8,291	7,399
Joint ventures Europe	(4,473)	(4,615)	(3,958)

Europe Other excluding joint ventures	3,533	3,676	3,441
Albert Heijn	1,148	1,192	1,134

Total Europe	4,681	4,868	4,575
South America including joint ventures	1,924	2,428	2,877
Joint ventures South America	(690)	(778)	(1,752)

South America excluding joint ventures	1,234	1,650	1,125
Asia Pacific	86	182	179

Total Retail Trade	15,921	18,264	19,053
Foodservice
USF	5,296	6,051	6,851
Europe	200	221	305

Total Foodservice	5,496	6,272	7,156
Other activities	4,291	2,058	4,539
Intersegment balances	(2,309)	(1,856)	(2,120)

Total	23,399	24,738	28,628

Financial Statements

5

	December 28, 2003	December 29, 2002	December 30, 2001
Liabilities related to operations (including intersegment balances)
Retail Trade
Stop & Shop	925	1,020	1,149
Giant-Landover	793	771	719
U.S. Other	2,184	2,469	2,742

Total U.S.	3,902	4,260	4,610
Europe Other including joint ventures	4,278	4,122	4,022
Joint ventures Europe	(1,668)	(1,546)	(1,547)

Europe Other excluding joint ventures	2,610	2,576	2,475
Albert Heijn	324	151	347

Total Europe	2,934	2,727	2,822
South America including joint ventures	815	909	1,076
Joint ventures South America	(255)	(238)	(597)

South America excluding joint ventures	560	671	479
Asia Pacific	78	102	108

Total Retail Trade	7,474	7,760	8,019
Foodservice
USF	1,182	1,712	2,063
Europe	113	128	211

Total Foodservice	1,295	1,840	2,274
Other activities	1,508	1,422	1,180
Intersegment balances	(2,309)	(1,856)	(2,120)

Total	7,968	9,166	9,353

	2003	2002	2001
Average number of employees in full-time equivalents
Retail Trade
Stop & Shop	40,877	40,027	38,443
Giant-Landover	18,270	20,978	21,753
U.S. Other	54,934	58,519	53,008

Total U.S.	114,081	119,524	113,204
Europe Other including joint ventures	70,566	73,748	62,057
Joint ventures Europe	(27,378)	(29,370)	(24,135)

Europe Other excluding joint ventures	43,188	44,378	37,922
Albert Heijn	21,712	22,425	22,292

Total Europe	64,900	66,803	60,214
South America including joint ventures	64,469	42,808	53,162
Joint ventures South America	(19,817)	—	(31,683)

South America excluding joint ventures	44,652	42,808	21,479
Asia Pacific	7,502	8,260	7,418

Total Retail Trade	231,135	237,395	202,315
Foodservice
USF	23,282	14,467	14,199
Europe	1,804	2,003	1,991

Total Foodservice	25,086	16,470	16,190
Other activities	428	414	785

Total	256,649	254,279	219,290

Financial Statements

Notes: 6, 7

Included in operating income 2003 is a loss of EUR 136 relating to the loss on divestments. In South America, a loss was recorded of EUR 90, in Asia Pacific a loss was recorded of EUR 45, in the U.S. a loss was recorded of EUR 3 and in Europe-other a gain of EUR 2 was recorded. The divestments are discussed in Note 3 in detail. In 2002 operating income included loss on related party default guarantee of EUR 372 relating to South America which was recorded in the Other activities segment 2002. This loss is discussed in detail in Note 9.

During 2003, 2002 and 2001, net sales excluding intersegment sales attributable to The Netherlands amounted to EUR 10,160, EUR 10,119 and EUR 9,720, respectively. During 2003, 2002 and 2001, tangible and intangible assets attributable to The Netherlands amounted to EUR 1,351, EUR 1,388 and EUR 1,378, respectively.

6 Salaries and benefits

Labor cost is included in cost of sales, selling expenses and general and administrative expenses and is as follows:

	2003	2002	2001
Salaries and wages	5,849	6,771	6,055
Pension costs	199	167	116
Other social security charges	1,074	1,132	1,022

	7,122	8,070	7,193

7 Remuneration

Remuneration of the Corporate Executive Board members, including former members

Amounts in this note are in EUR thousands, unless otherwise stated.

(EUR 000s)	Base salary		Bonuses paid in 2003		Bonuses accrued 2003		Pensions	Allowances[7]	Value of benefits in kind[8]	Total 2003		Total 2002	Total 2001
A.C. Moberg (employed effective May 5 and appointed to the Board effective September 4, 2003)	981		—		1,792		—	62	174	3,009	[11]	—	—
H. Ryöppönen (employed effective August 18 and appointed to the Board effective September 4, 2003)	377		500		92		42	4	58	1,073	[11]	—	—
P.N. Wakkie (employed effective October 15 and appointed to the Board effective November 26, 2003)	102		—		—		38	2	—	142		—	—
W.J. Grize (appointed to the Board effective September 1, 2001)	785	[2]	833	[4]	226	[4]	455	57	64	2,420		3,996	434
M.P.M. de Raad	644	[2]	—		0	[5]	235	9	—	888		1,940	1,703
J.G. Andreae (resigned from the Board effective February 20, 2004)	644	[2]	—		0	[5]	251	9	—	904		1,814	1,647
D.G. Eustace (employed effective March 10 and appointed to the Board effective May 13, 2003 and resigned from the Board effective December 19, 2003)	1,063	[9]	—		650		–	7	—	1,720	[11]	–	–
C.H. van der Hoeven (resigned from the Board effective March 10, 2003)	727	[1,2,3]	—		—	[6]	156	8	—	891		2,456	2,238
A.M. Meurs (resigned from the Board effective March 10, 2003)	448	[1,2,3]	—		—	[6]	93	2	—	543		1,799	1,628
J.L. Miller (appointed September 1, 2001 and resigned from the Board effective May 13, 2003)	658	[1,2]	—		—	[6]	(1,799)[10]	22	61	(1,058)		6,488	296
A.S. Noddle (until August 31, 2002)	—		—		—		—	—	—	—		1,954	2,670
R.G. Tobin (until August 31, 2001)	—		—		—		—	—	—	—		—	5,729

Total	6,429		1,333		2,760		(529)	182	357	10,532		20,447	16,345

[1]	Including final vacation payment.

[2]	In 2003 the base salary did not increase. Differences may appear due to fluctuations in exchange rates.

[3]	Including a lump sum payment for the statutory notice period required under Dutch law.

[4]	Relates to targets 2002. Bonus entitlement with respect to 2003 is EUR 0.

[5]	Board member qualifies for a bonus over 2002 of EUR 461. Settlement will take place with overpaid bonuses 2001 and 2000, due to recalculation of these bonuses based on Ahold’s restated 2001 and 2000 results. Bonus entitlement with respect to 2003 is EUR 0.

[6]	Bonuses and re-claims of overpaid bonuses as a result of Ahold’s restated results of 2001 and 2000 are subject to arbitration for former Board members Van der Hoeven and Meurs and a pending lawsuit for former Board member Miller. See Note 30 for more detail.

[7]	Allowances mainly include allowances towards private medical insurance and/or representation allowance. For the U.S. national Board members it may include country club membership, temporary living expenses and spouse travel. Mr. Moberg also received a contractually agreed allowance of EUR 55 for pensions in lieu of participation in a pension scheme.

[8]	Value of benefits in kind may include provided accommodation due to primary residence situated abroad, tax planning assistance and travel expenses.

[9]	Including EUR 413 for tax settlement due to a delay in the grant of contractually agreed shares.

[10]	Due to the resignation post-retirement benefits that did not vest.

[11]	Board members Moberg, Ryöppönen and Eustace received share grants of 250,000, 200,000 and 100,000 shares, respectively. The value of these shares is not included in this table. The grants to Moberg and Ryöppönen were subject to certain terms and conditions as included in their employment agreements.

Financial Statement

7

For 2003, Ahold changed the disclosure of the remuneration in the preceding table by disclosing separately the allowances and the value of benefits in kind. The 2002 and 2001 amounts were also adjusted for the Dutch Board members to reflect the adoption of SFAS 87 and SFAS 106 in 2002. In previous years the disclosure of bonuses was included in the remuneration disclosure once they were paid. As from 2003, the disclosure will include the charge during the year including the accrual for bonuses to be paid in the following year. As the actual bonus amount may vary from the accrued bonus, pending the approval of the Remuneration Committee, differences may appear in the remuneration disclosure for next year.

Base salary

In 2003, the base salary of the Corporate Executive Board members did not increase compared to 2002.

Annual performance bonuses

The bonuses for six of the Corporate Executive Board members (including three former Board Members until termination of their contract) are based on improvement of Economic Value Added (“EVA”). For Dutch Corporate Executive Board members, the target is based on EVA improvement for Ahold overall. For the U.S. Corporate Executive Board members, the target is based on 10% EVA improvement for Ahold overall and 90% EVA improvement for their respective U.S. areas of responsibility. The bonus for a performance that meets the target exactly is 125% of the base salary. Mr. Moberg and Mr. Ryöppönen, who joined Ahold in 2003, are entitled to bonus payments dependent on financial and qualitative targets set by the Supervisory Board. The targets of Mr. Moberg have been presented at the Extraordinary General Meeting of November 26, 2003. Mr. Ryöppönen received an installment of a guaranteed bonus of Euro 500,000 in 2003. In 2003, no bonuses, over 2002, were paid yet to Corporate Executive Board members, except for W.J. Grize (based on 2002 USA results).

Pension plan

The non-U.S. Corporate Executive Board members, except for Mr. Moberg, currently receive a final pay plan of 60% of the pension-bearing base salary upon reaching the age of 60, assuming a minimum of 30 pension-bearing years at Ahold have been accumulated. These Corporate Executive Board members pay a pension premium contribution of approximately 3.4% of their pension-bearing salary. In addition, for four Corporate Executive Board members (including two former Board members until termination of their contract), a salary continuation plan applies to the U.S. portion of the base salary. This is free of contribution and is also applied at the 60% level. This plan pays out following retirement.

Various plans currently apply to the U.S. Corporate Executive Board members. For one of the two U.S. Board members partly serving during 2003, the aforementioned salary continuation plan is set at the level of 60% of the base salary (assuming full employment). Participation of this plan has been terminated at the termination date of this Board member. For the other U.S. Board member, the pension plan of the Company, of which he was President and Chief Executive Officer prior to his appointment to the Corporate Executive Board, has been sustained. Assuming full-time employment, the pension allocation upon retirement for this member will also be approximately 60% of the level of the base salary.

As Mr. Moberg does not participate in any of Ahold’s pension plans, he will be paid the employer retirement pension contributions, which amount to approximately EUR 83,000 per year.

Certain loans that had been granted to the Corporate Executive Board members have been repaid in 2003.

Employment contracts with the individual Board members (salary and bonus x 1 EUR or 1 USD)

The Company’s amended and restated employment agreement with Mr. Moberg, dated October 14, 2003, provides for a base salary of EUR 1,500,000 per year and a bonus, as well as participation in the Company’s stock option plan. The bonus will be calculated based on financial and qualitative targets set by the Supervisory Board, the maximum being 2.5 times his base salary for each year. Pursuant to the employment agreement, Mr. Moberg has been granted one million stock options. In addition, Mr. Moberg has received a grant of 250,000 of Ahold’s common shares. Mr. Moberg is also entitled to relocation and other related expenses. Unless Mr. Moberg’s employment agreement is otherwise terminated, a possible reappointment will take place in 2008. The employment agreement may be terminated by Ahold with a notice period of 52 weeks and by Mr. Moberg with a notice period of 26 weeks.

The Company’s employment agreement with Mr. Ryöppönen, dated June 18, 2003, provides for a base salary of EUR 650,000 per year and a bonus, as well as participation in Ahold’s stock option plan. The bonus will be calculated based on financial and qualitative targets set by the Supervisory Board, the target bonus being 1.25 times his base salary for each year. For the first 12 months of his employment, Mr. Ryöppönen will receive a guaranteed bonus of 70% of this annual target bonus amount, of which EUR 500,000 has been paid to him. For the following 12 months of employment, Mr. Ryöppönen will receive a guaranteed bonus of 50% of his annual target bonus amount. Mr. Ryöppönen has received a grant of 100,000 of Ahold’s common shares and is entitled to an additional 100,000 common shares subject to the terms and conditions of a retention agreement. Mr. Ryöppönen participates in the Ahold pension plans. Mr. Ryöppönen is also entitled to relocation and other related expenses. Unless Mr. Ryöppönen’s

Financial Statements

Notes: 7

employment agreement is otherwise terminated, a possible reappointment will take place in 2008. The employment agreement may be terminated by the Company with a notice period of six months and by Mr. Ryöppönen with a notice period of three months. If (1) the Company decides to terminate the employment prior to Mr. Ryöppönen reaching pensionable age for reasons other than for cause and (2) if Ahold experiences a change of control and Mr. Ryöppönen’s employment is terminated by Ahold or by him as a result, Mr. Ryöppönen will receive a sum equal to the six month total of his gross base salary at the time of termination and his average bonus over the prior three years.

The Company’s employment agreement with Mr. Wakkie, dated October 9, 2003, provides for a base salary of EUR 500,000 per year and a bonus, as well as participation in the Company’s stock option plan. The bonus will be calculated based on financial and qualitative targets set by the Supervisory Board, the target bonus being one time his base salary for each year and a maximum bonus of 125% in a situation of outperforming the targets. In addition, Mr. Wakkie is entitled to receive a grant of 150,000 of Ahold’s common shares, 75,000 shares in December 2004 and 75,000 shares in December 2005 subject to Mr. Wakkie being employed by Ahold on those respective dates. Mr. Wakkie participates in the Ahold pension plan. Unless Mr. Wakkie’s employment agreement is otherwise terminated, he will retire in 2008. The employment agreement may be terminated by Ahold with a notice period of three months and by Mr. Wakkie with a notice period of three months.

Mr. Andreae joined the Corporate Executive Board in 1997. Mr. Andreae’s 2003 base salary amounted to EUR 643,599. Through year-end 2001, Mr. Andreae’s bonus was a multiple of USD 165,000, which multiple was calculated based on Ahold’s earnings per share growth. Starting 2002, Ahold agreed with Mr. Andreae that his bonus would be based on EVA improvement of Ahold. The target bonus amounted to 125% of base salary. Effective February 20, 2004 Mr. Andreae is no longer a member of the Corporate Executive Board.

Mr. de Raad joined the Corporate Executive Board in 2001. Mr. de Raad’s 2003 base salary amounted to EUR 643,599. In 2001, Mr. de Raad’s bonus was a multiple of USD 165,000, which multiple was calculated based on Ahold’s earnings per share growth. Starting 2002, Ahold agreed with Mr. de Raad that his bonus would be based on EVA improvement of Ahold, and the target bonus amounted to 125% of base salary. Mr. De Raad will retire as member of the Corporate Executive Board on January 7, 2005.

In 2001, Mr. Grize joined the Corporate Executive Board. The 2003 base salary amounted to USD 890,000. Ahold agreed with Mr. Grize this his bonus, starting 2002, would be based on EVA improvement of Ahold and Ahold USA, and the target bonus amounts to 125% of base salary. Mr. Grize will retire as member of the Corporate Executive Board in April 2006.

The Company’s employment agreement with Mr Eustace, dated March 5, 2003, provides for a term of six to 12 months. At the end of the first six-month period Ahold, in consultation with Mr. Eustace, agreed to continue Mr. Eustace’s employment until the financial fundamentals of Ahold were stabilized. The employment agreement provides for a base salary of EUR 805,000 per year, as well as a stock grant (immediately after the start date of his employment) of 100,000 of Ahold’s common shares. In addition, Mr. Eustace is entitled to a discretionary bonus to be determined by the Supervisory Board. In May 2003 Ahold paid to Mr. Eustace a tax settlement due to a delay in the grant of contractually agreed shares an amount of EUR 412,750. Mr. Eustace’s employment start date was March 10, 2003, and he was officially appointed in the Corporate Executive Board at the General Meeting of Shareholders of May 13, 2003. His employment with Ahold terminated on December 19, 2003.

At year-end 2003, Corporate Executive Board members held the following shares and other interests in Ahold:

Common Shares
A.C. Moberg (appointed to Board September 4, 2003)	333,333
H. Ryöppönen (appointed to Board September 4, 2003)	200,000[1]
P.N. Wakkie (appointed to Board November 26, 2003)	1,287
W.J. Grize (appointed to Board September 1, 2001)	9,731
M.P.M de Raad	16,149
J.G. Andreae	76,666

Total	637,166

[1]	Includes 100,000 restricted shares previously granted to Mr. Ryöppönen, of which 50,000 shares will vest on July 1, 2004 and the other 50,000 shares will vest on December 31, 2004.

Financial Statements

8

Remuneration of the Supervisory Board members

(x EUR 000s)	Total 2003	Total 2002	Total 2001
K. Vuursteen (since 2002)	36	25	—
R. Fahlin (since 2001)	45	46	12
Sir M. Perry	36	36	42
Dr. C.P. Schneider (since 2001)	36	36	9
R.G. Tobin (since 2001)	1,128[1]	36	12
L.J.R. de Vink	45	45	42
J. Hommen (since 2003)	42[2]	—	—
H. de Ruiter (until November 26, 2003)	254[3]	54	54
C. Boonstra (until September 3, 2001)	—	—	28
J.A. van Kemenade (until December 1, 2001)	—	—	42
R.J. Nelissen (until May 5, 2001)	—	—	16

Total	1,622	278	257

[1]	Includes USD 1,300 (EUR 1,092) for services performed as interim CEO of U.S. Foodservice.

[2]	Includes EUR 13 for services performed as external advisor to the Supervisory Board.

[3]	Includes EUR 200 for services performed as interim President and CEO of Ahold.

At year-end 2003, Supervisory Board members had the following shares and other interests in Ahold:

Common Shares
R. Fahlin	3,333
Sir M. Perry	650
K. Vuursteen	4,401

Total	8,384

8 Stock-based compensation plans

Stock option plans

At December 28, 2003, the Company had three stock option plans (the Dutch, U.S. and International Stock Option Plans (collectively the “Plans”)), which are described below. The Company accounts for the intrinsic value of its stock option grants under the Plans in accordance with Dutch GAAP. Because all fixed options under the Plans were granted at an exercise price equal to the quoted market price at the grant date, no compensation cost has been charged to the consolidated statements of operations for the Plans in 2003, 2002, and 2001, respectively.

The Plans qualify as fixed option plans. The aggregate number of common shares authorized for the 2004 stock option grant under the plans, was 8.4 million shares as of December 28, 2003. During the years presented, the Company has followed the recommended practice in The Netherlands of not granting options exercisable into an amount of shares that exceeds a yearly approximate maximum of 1% of the issued and outstanding common shares, or 15.5 million as of December 28, 2003. Since December 1997, the number of stock options granted each year has been dependent on the growth in basic net income (loss) after preferred dividends per common share during the most recent year as compared to the immediately preceding year.

Under the Plans, participants are granted options with either a five- or ten-year term. Options are granted on the first business day of each year and the exercise price of each option equals the closing market price of the Company’s common shares for the previous business day.

For year 2003, at the grant date, the participants in the Dutch Plan could elect to receive half of their granted options with a ten-year term, exercisable after three years. In years 2002 and 2001, at the grant date, the participants in the Dutch Plan could elect to receive up to one-third of their granted options with a ten-year term, exercisable after five years. Five-year options granted under the Dutch Plan are exercisable after three years. Upon termination of employment, stock options granted under the Dutch Plans, can be exercised within four weeks after termination and are forfeited thereafter.

The stock options granted under the U.S. Plan have characteristics similar to those granted under the Dutch Plan. In 2003, the U.S. Plan requires that half of the options granted have a ten-year term, exercisable after three years. The U.S. Plan for years 2002 and 2001, however, requires that one-third of the options have a ten-year term, exercisable after five years. Five-year options granted under the U.S. Plan during 2003 and 2002 are exercisable after three years while those granted during 2001 are exercisable after two years. Under the U.S. Plan, options granted in 2003 can, upon termination of employment, only be exercised within four weeks after termination provided they have vested (three years after grant) and are forfeited thereafter, while options that have not vested will be forfeited immediately. Under the U.S. Plan for years 2002 and 2001, upon termination of employment, the five-year options, as well as ten-year options that have vested (five years after grant), can only be exercised within four weeks after termination and are forfeited thereafter.

Financial Statements

Notes: 8

Options granted in 2003, 2002 and 2001 under the International Plan, the smallest of the Plans, have a five-year term, exercisable after three years. Under the 2003 plan, upon termination of employment, the options that have vested (three years after grant), can only be exercised within four weeks after termination and are forfeited thereafter, while 2003 options, that have not vested will be forfeited immediately. Under the 2002 and 2001 plans, upon termination of employment, stock options granted under these plans, can be exercised within four weeks and are forfeited thereafter.

A summary of the status of the Plans during the three years ended on December 28, 2003 is presented below. Mr. R.G. Tobin was granted options at the time he was a Corporate Executive Board member and not as a member of the Supervisory Board.

2003	Term	Description of grant		Outstanding at beginning of year	Granted during 2003	Exercised during 2003	Forfeited or expired	Outstanding at the end of year	Exercise price	Average share price on exercise date	Expiration date
A.C. Moberg:	5 yr	2003 Grant	*	—	500,000	—	—	500,000	5.20	—	05/04/2008
	10 yr	2003 Grant	*	—	500,000	—	—	500,000	5.20	—	05/04/2013

J.G. Andreae:	5 yr	1999 Grant		78,049	—	—	—	78,049	30.26	—	01/03/2004
	5 yr	2000 Grant		75,000	—	—	—	75,000	29.39	—	01/02/2005
	5 yr	2001 Grant		50,000	—	—	—	50,000	34.36	—	12/31/2005
	5 yr	2002 Grant		75,000	—	—	—	75,000	32.68	—	12/30/2006
	5 yr	2003 Grant		—	37,500	—	—	37,500	11.65	—	12/29/2007
	10 yr	2001 Grant		25,000	—	—	—	25,000	34.36	—	12/31/2010
	10 yr	2003 Grant		—	37,500	—	—	37,500	11.65	—	12/29/2012

W.J. Grize:	5 yr	1999 Grant		41,626	—	—	—	41,626	30.26	—	01/03/2004
	5 yr	2000 Grant		40,000	—	—	—	40,000	29.39	—	01/02/2005
	5 yr	2001 Grant		50,000	—	—	—	50,000	34.36	—	12/31/2005
	5 yr	2002 Grant		50,000	—	—	—	50,000	32.68	—	12/30/2006
	5 yr	2003 Grant		—	37,500	—	—	37,500	11.65	—	12/29/2007
	10 yr	1997 Grant		13,560	—	—	—	13,560	15.18	—	12/29/2006
	10 yr	1998 Grant		19,048	—	—	—	19,048	22.17	—	12/28/2007
	10 yr	1999 Grant		20,813	—	—	—	20,813	30.26	—	01/03/2009
	10 yr	2000 Grant		20,000	—	—	—	20,000	29.39	—	01/02/2010
	10 yr	2001 Grant		25,000	—	—	—	25,000	34.36	—	12/31/2010
	10 yr	2002 Grant		25,000	—	—	—	25,000	32.68	—	12/30/2011
	10 yr	2003 Grant		—	37,500	—	—	37,500	11.65	—	12/29/2012

M.P.M. de Raad:	5 yr	2001 Grant		50,000	—	—	—	50,000	34.36	—	12/31/2005
	5 yr	2002 Grant		75,000	—	—	—	75,000	32.68	—	12/30/2006
	5 yr	2003 Grant		—	37,500	—	—	37,500	11.65	—	12/29/2007
	10 yr	2001 Grant		25,000	—	—	—	25,000	34.36	—	12/31/2010
	10 yr	2003 Grant		—	37,500	—	—	37,500	11.65	—	12/29/2012

Subtotal Corporate Executive Board Members				758,096	1,225,000	—	—	1,983,096	—
Weighted average exercise price				—	—	—	—	—	16.01

*	Special grant effective May 5, 2003

Financial Statements

8

									Average share price on exercise date
2003	Term	Description of grant	Outstanding at beginning of year	Granted during 2003	Exercised during 2003	Forfeited or expired	Outstanding at the end of year	Exercise price		Expiration date
C.H. van der Hoeven[1]:	5 yr	1999 Grant	105,366	—	—	105,366	—	30.26	—	01/03/2004
	5 yr	2000 Grant	101,252	—	—	101,252	—	29.39	—	01/02/2005
	5 yr	2001 Grant	101,250	—	—	101,250	—	34.36	—	12/31/2005
	5 yr	2002 Grant	101,250	—	—	101,250	—	32.68	—	12/30/2006
	5 yr	2003 Grant	—	50,625	—	50,625	—	11.65	—	12/29/2007
	10 yr	1999 Grant	520,324	—	—	520,324	—	30.26	—	01/03/2009
	10 yr	2003 Grant	—	50,625	—	50,625	—	11.65	—	12/29/2012

A.M. Meurs[1]:	5 yr	1999 Grant	78,049	—	—	78,049	—	30.26	—	01/03/2004
	5 yr	2000 Grant	75,000	—	—	75,000	—	29.39	—	01/02/2005
	5 yr	2001 Grant	50,000	—	—	50,000	—	34.36	—	12/31/2005
	5 yr	2002 Grant	50,000	—	—	50,000	—	32.68	—	12/30/2006
	5 yr	2003 Grant	—	37,500	—	37,500	—	11.65	—	12/29/2007
	10 yr	2001 Grant	25,000	—	—	25,000	—	34.36	—	12/31/2010
	10 yr	2002 Grant	25,000	—	—	25,000	—	32.68	—	12/30/2011
	10 yr	2003 Grant	—	37,500	—	37,500	—	11.65	—	12/29/2012

J.L. Miller:	5 yr	2000 Grant	20,000	—	—	20,000	—	26.63	—	07/31/2005
	5 yr	2001 Grant	40,000	—	—	40,000	—	34.36	—	12/31/2005
	5 yr	2002 Grant	50,000	—	—	50,000	—	32.68	—	12/30/2006
	5 yr	2003 Grant	—	37,500	—	37,500	—	11.65	—	12/29/2007
	10 yr	2000 Grant	10,000	—	—	10,000	—	26.63	—	07/31/2010
	10 yr	2001 Grant	20,000	—	—	20,000	—	34.36	—	12/31/2010
	10 yr	2002 Grant	25,000	—	—	25,000	—	32.68	—	12/30/2011
	10 yr	2003 Grant	—	37,500	—	37,500	—	11.65	—	12/29/2012

Subtotal Former Corporate
Executive Board Members			1,397,491	251,250	—	1,648,741	—	—

Weighted average exercise price			—	—	—	—	—	28.22

R.G. Tobin:	5 yr	1998 Grant	4,358	—	—	4,358	—	25.38	—	08/31/2003
	5 yr	1999 Grant	52,032	—	—	—	52,032	30.26	—	01/03/2004
	5 yr	2000 Grant	50,000	—	—	—	50,000	29.39	—	01/02/2005
	5 yr	2001 Grant	50,000	—	—	—	50,000	34.36	—	12/31/2005
	10 yr	1997 Grant	22,599	—	—	—	22,599	15.18	—	12/29/2006
	10 yr	1998 Grant	21,164	—	—	—	21,164	22.17	—	12/28/2007
	10 yr	1998 Grant	2,179	—	—	—	2,179	25.38	—	08/31/2008
	10 yr	1999 Grant	26,016	—	—	—	26,016	30.26	—	01/03/2009
	10 yr	2000 Grant	25,000	—	—	—	25,000	29.39	—	01/02/2010
	10 yr	2001 Grant	25,000	—	—	—	25,000	34.36	—	12/31/2010

Subtotal Supervisory Board			278,348	—	—	4,358	273,990		—

1        In accordance with the normal terms of the stock option plan, the options of Mr. Van der Hoeven and Mr. Meurs were forfeited following the termination of their employment. However, these stock options are subject to arbitration as stated in detail in Note 30.

Weighted average exercise price		—	—	—	—	—	29.24

Other Employees	5 yr		17,819,910	4,940,096	—	2,323,079	20,436,927	27.56	—
	10 yr		6,931,974	4,038,654	92,371	1,175,389	9,702,868	21.96	10.07
Subtotal other employees			24,751,884	8,978,750	92,371	3,498,468	30,139,795	25.76	10.07

Total Options			27,185,819	10,455,000	92,371	5,151,567	32,396,881	25.19	10.07

Weighted average exercise price		30.89	11.03	6.54	26.88		25.19

2002	Term	Outstanding at beginning of year	Granted	Exercised	Weighted average exercise price	Weighted average share price	Forfeited or expired	Outstanding at end of year
	5 yr	16,564,560	6,600,655	181,019	23.25	29.67	3,651,054	19,333,142

	10 yr	6,177,339	2,318,848	211,506	9.81	24.05	432,004	7,852,677

Total		22,741,899	8,919,503	392,525	16.01	26.64	4,083,058	27,185,819

Weighted average exercise price		29.00	32.68	16.01			25.71	30.89

Financial Statements

Notes: 8

2001	Term	Outstanding at beginning of year	Granted	Exercised	Weighted average exercise price	Weighted average share price	Forfeited or expired	Outstanding at end of year
	5 yr	13,406,552	6,180,759	2,827,667	19.12	33.59	195,084	16,564,560
	10 yr	4,698,582	2,111,011	331,972	7.28	33.99	300,282	6,177,339

Total		18,105,134	8,291,770	3,159,639	17.88	33.63	495,366	22,741,899

Weighted average exercise price		25.08	34.23	17.88			31.90	29.00

The following table summarizes information about fixed stock options for all employees at December 28, 2003:

Range of exercise prices EUR	Number outstanding at December 28, 2003	Weighted average exercise price	Weighted average remaining contractual life	Number exercisable at December 28, 2003	Weighted average exercise price	Weighted average remaining contractual life
5.20-11.65	9,940,810	10.78	6.01	605,648	8.04	1.31
15.18-22.17	963,837	18.86	3.38	963,837	18.86	3.38
25.38-29.39	4,055,552	29.23	1.97	3,309,322	29.26	1.05
30.26-42.96	17,436,682	32.82	3.19	3,173,761	30.43	0.06

	32,396,881			8,052,568

Had compensation costs for the Plans been determined consistent with the fair value method, using the Black-Scholes option pricing model and the assumptions summarized below, the Company’s pro forma net income (loss) and pro forma net income (loss) per share for 2003, 2002 and 2001, would have been as follows:

	2003	2002	2001
Net income (loss) after preferred dividends
As reported	(39)	(1,246)	712
Stock-based compensation cost net of related tax effect	(25)	(42)	(44)

Pro forma	(64)	(1,288)	668

Income (loss) after preferred dividends per common share – basic:
As reported	(0.04)	(1.24)	0.77
Stock-based compensation cost net of related tax effect	(0.02)	(0.05)	(0.04)

Pro forma	(0.06)	(1.29)	0.73

Income (loss) after preferred dividends per common share – diluted:
As reported	(0.04)	(1.24)	0.76
Stock-based compensation cost net of related tax effect	(0.02)	(0.05)	(0.05)

Pro forma	(0.06)	(1.29)	0.71

Weighted average assumptions	2003	2002	2001
Expected life of the option (years)
Five-year Options	4.0	4.0	4.0
Ten-year Options	7.5	7.5	7.5

Interest rate	2.5%	4.0%	5.5%
Volatility	43.0%	31.0%	32.5%
Assumed forfeitures	6.8%	4.0%	5.0%
Dividend yield	2.0%	2.0%	2.0%

The weighted average fair value of stock options granted during 2003, 2002 and 2001 was EUR 3.87, EUR 8.94 and EUR 10.55 per option, respectively.

Financial Statemnts

9

2003 – 2005 Performance Share Grant

In January 2003, the Company launched a share bonus program for certain employees. Pursuant to the plan, approximately 1,500 employees, including officers and Board members, were to be granted a total of six million of Ahold’s common shares should Ahold’s Total Shareholders Return (as defined in the plan) outperform the Total Shareholder Return of a defined peer group by 33% during the three-year period 2003-2005. A maximum of nine million common shares could be granted by year-end 2005 should Ahold outperform the peer group by 50%.

This 2003-2005 plan was developed against the background of execution of a Company-wide initiative for future growth and profitability, introduced in November 2002. Due to the 2003 Ahold “events”, a new strategy was adopted. As a consequence, this 2003-2005 plan was cancelled and replaced by the 2004-2006 Ahold Performance Share Grant Plan, described below.

2004 – 2006 Performance Share Grant

Effective January 2004, the Company launched a new share bonus program for certain employees, known within Ahold as the 2004-2006 Ahold Performance Share Grant Plan. This is a performance-related share plan based on the development of Ahold’s Total Shareholder Return (“TSR”) benchmarked against the TSR development of a selected group of ten companies with the same core activities as Ahold (the reference group). TSR development is measured over the 2004-2006 period.

Ahold will be ranked within the reference group on the basis of its TSR results. The number of shares to be allocated at the end of the three-year period depends on Ahold’s ranking within the reference group. No shares will be granted should Ahold attain a position lower than sixth of the ten companies in the reference group. Pursuant to the plan, approximately 900 participants are to be allocated a total of approximately 6.7 million of the Company’s common shares should Ahold achieve the third position in the ranking. The maximum number of common shares that can be granted is approximately 10 million, if Ahold attains the number one position.

Restricted Stock Retention Agreements for Key Management

In 2003, the Company granted Restricted Stock to certain key officers under individual Key Management Retention Agreements. Vesting of 625,000 shares and 587,500 shares will occur on July 1, 2004, and December 31, 2004 respectively, provided the key officers are still in service. The value of the restricted stock grants were measured on the grant date and accordingly, compensation expense is being recognized ratably over the vesting period of these grants. For the year ended December 28, 2003, the Company has recognized an expense of EUR 3.8 and the remaining unearned compensation associated with these grants, as of December 28, 2003, amounts to an additional EUR 5.3, provided the key officers are still in service when the shares vest.

9 Loss on related party default guarantee

In January 1998, Ahold purchased a 50% interest in DAIH from VRH, a subsidiary of the Velox Group, for USD 368 (EUR 408). The Velox Group, which was controlled by the Peirano family, also had significant banking activities in Argentina and Uruguay. At the time of Ahold’s purchase of its interest in DAIH, DAIH owned 50.35% of Disco S.A. and 36.96% of Santa Isabel.

At the time of Ahold’s purchase of its interest in DAIH, a subsidiary of Ahold, Croesus, Inc. (formerly Ahold U.S.A., Inc.) (“Croesus”), provided a USD 100 loan to VRH bearing interest at 6% per annum and maturing on January 13, 2008 (the “USD 100 Loan”). The USD 100 Loan was secured by a pledge of 500 shares of DAIH owned by VRH. Pursuant to the terms of a Note Sale Agreement and Transfer Deed, dated August 3, 1998 (the “Note Sale Agreement”), Croesus sold all of its rights under the USD 100 Loan to Stichting Philips Pensioen Fonds and Nationale Nederlanden Levensverzekering Maatschappij (the “Institutional Investors”) and all other related rights (including the rights of Croesus related to the pledged 500 shares of DAIH) for USD 99 (EUR 110). Under the Note Sale Agreement, upon the occurrence of certain events, including a payment default by VRH on other indebtedness, the Institutional Investors had the right to sell to Ahold all of the Institutional Investors’ rights in respect of the USD 100 Loan at a price equal to the outstanding principal amount of the USD 100 Loan, together with interest accrued to the sale date, plus a contractually required payment for breakage costs.

Subsequently, VRH obtained the following additional loans from various financial institutions (the “Lenders”) (collectively, the “Secured Bank Loans”):

•	on September 1, 1999, a USD 190 loan, of which VRH borrowed USD 177, bearing interest per annum at LIBOR plus a margin of 52.5 to 102.5 basis points (depending upon the long-term senior unsecured debt rating for Ahold), maturing on September 1, 2000, subject to extensions for additional one-year terms, and secured by a pledge of 763 shares of DAIH owned by VRH;

•	on December 15, 1999, a USD 38 loan, bearing interest per annum at LIBOR plus a margin of 100 basis points, maturing on December 16, 2000, subject to extensions for additional one-year terms, and secured by a pledge of 156 shares of DAIH owned by VRH;

Financial Statements

Notes: 9

•	on April 27, 2000, a USD 38 loan, bearing interest per annum at LIBOR plus a margin of 100 basis points, maturing on April 28, 2001, subject to extensions for additional one-year terms, and secured by a pledge of 156 shares of DAIH owned by VRH;

•	on June 9, 2000, a USD 28 loan, bearing interest per annum at LIBOR plus a margin of 100 basis points, maturing on June 9, 2001, subject to extensions for additional one-year terms, and secured by a pledge of 117 shares of DAIH owned by VRH;

•	on June 12, 2001, a USD 30 loan, bearing interest per annum at LIBOR plus a margin of 125 basis points, maturing on December 14, 2002, subject to one two-year extension, and secured by a pledge of 122 shares of DAIH owned by VRH; and

•	on May 23, 2002, a USD 24 loan (the “May 2002 Loan”), bearing interest per annum at LIBOR plus a margin of 100 basis points, maturing on May 23, 2005, subject to prepayment under certain circumstances, and secured by a pledge of 302 shares of DAIH owned by VRH.

A portion of the proceeds of the Secured Bank Loans was used to finance VRH’s share of capital investments in DAIH. At the time of each Secured Bank Loan, Ahold agreed with the relevant Lender that, if an event of default occurred in respect of that Secured Bank Loan, Ahold would purchase or cause one of its designated affiliates to purchase from VRH the DAIH shares pledged in connection therewith at a specified price: USD 260,000 per share in the case of all of the Secured Bank Loans except for the May 2002 loan, and USD 82,500 per share in the case of the May 2002 Loan. It was agreed that the proceeds would be paid by Ahold or its designated affiliate to the relevant Lender under the related Secured Bank Loan for amounts owed by VRH to that Lender there under.

On March 5, 2002, Ahold provided a USD 5 unsecured loan to VRH (the “USD 5 Loan”).

No accrual was made in Ahold’s 2000 financial statements for the contingent liabilities relating to the foregoing arrangements since the likelihood that VRH would default was considered to be remote at the time. Shortly after the end of 2001, there were indications that VRH and the Velox Group were facing financial difficulties as a result of the deteriorating political and economic situation in Argentina. Based on an evaluation of the positive and negative evidence available to assess the likelihood of a default of VRH as of April 9, 2002, the date of the filing of Ahold’s 2001 annual report on Form 20-F, Ahold concluded at the time that it was reasonably possible but not probable that VRH would default. The negative evidence included:

a)	the deterioration of the Argentine economy in the latter half of 2001, followed by the enactment of certain economic policies in Argentina in 2002, including a policy under which certain debts denominated in US dollars within the banking sector were adjusted to fix the loans as peso loans on a one-to-one mandatory conversion basis. The Company believes this policy especially affected the Peirano family, whose holdings included Argentine banking assets; and

b)	communications from a member of the Peirano family and from VRH management in 2002 indicating the existence of liquidity problems.

The positive evidence included:

•	indications that certain financial institutions were providing support to the Peirano family; and

•	confirmations received from a member of the Peirano family indicating an ability and intent to avoid default and remain a long-term partner in DAIH.

Financial Statements

9

On balance, the Company believed that while it was reasonably possible, it was not probable as of the date of release of its 2001 financial statements, that VRH would default on its loans. Accordingly, no accrual was recorded in Ahold’s 2001 financial statements.

The Company’s management believed that the effects of a new law enacted in Argentina, the subsequent devaluation of the Argentine peso, and subsequent actions taken by national banking regulators with respect to the Velox Group banks, all of which happened in 2002, are the primary events that may have ultimately led to Velox’s default. Since a large portion of the Velox Group’s holdings comprised banks in Argentina and Uruguay, these events are believed to have significantly affected not only the Velox Group’s bank in Argentina, but also its bank in Uruguay. Therefore, the Company believed that even in the event that it were to have concluded that Velox’s default was probable at the date of the issuance of the Company’s financial statements on April 9, 2002, the loss would not have been recorded in 2001, because conditions did not exist at the date of the balance sheet being reported on, but rather arose subsequent to that date.

On July 16, 2002, Ahold received a default notice from one of the Lenders, which then triggered defaults under all of the Secured Bank Loans and the Note Sale Agreement. Subsequently, each of the Lenders exercised its right to require that Ahold purchase shares of DAIH pledged to secure VRH’s obligations under the relevant Secured Bank Loan. In accordance with Ahold’s agreements with the Lenders, in July and August 2002, Ahold South America, Inc., as the affiliate designated by Ahold, purchased 1,207 shares of DAIH pledged under all of the Secured Bank Loans except for the May 2002 loan at a price of USD 260,000 per share and 294 shares of DAIH pledged under the May 2002 Loan at a price of USD 82,500 per share. Of the 1,616 shares of DAIH originally pledged to the Lenders under the Secured Bank Loans, Ahold was obligated to purchase 1,501 shares of DAIH for USD 338 (EUR 341), which provided sufficient funds to the Lenders to pay off VRH’s obligations under the Secured Bank Loans.

Pursuant to the Note Sale Agreement, the Institutional Investors exercised their right to transfer their rights under the USD 100 Loan to Ahold. As a result, Ahold paid the Institutional Investors USD 110 (EUR 111) consisting of the outstanding principal of the USD 100 Loan and interest thereon, plus the required payment for breakage costs. The 500 shares of DAIH pledged as collateral for the USD 100 Loan were transferred to Ahold. Ahold purchased the 500 DAIH shares at a price of USD 40,000 per share, with the purchase price being set off against amounts owed by VRH to Ahold under the USD 100 Loan.

Ahold purchased from VRH the 115 DAIH shares remaining from the pledges of the Secured Bank Loans for a total purchase price of USD 5 (USD 40,000 per share) with the purchase price being set off against remaining amounts owed by VRH to Ahold under the USD 100 Loan.

In connection with the foregoing transactions, Ahold paid the Lenders and the Institutional Investors a total amount of USD 448 (EUR 452). As a result of the foregoing transactions, Ahold assumed full ownership of DAIH.

Since the purchase price for the DAIH shares referred to above exceeded the fair value of the shares acquired, and as a result of writing off the USD 5 Loan, Ahold recorded a EUR 372 loss in connection with this transaction in 2002.

The loss was calculated as follows:

(amounts in millions of USD, except as noted)	2002
Cash paid to Lenders and Institutional Investors	448
Write-off of loan to Velox	5

Total	453
Fair value of 2,116 shares at USD 40,000 per share	(85)
Loss on default	368

Loss on default in millions of EUR	372

Financial Statements

Notes: 10

10 Income taxes

Income tax expense

Ahold’s effective tax rate differs from the statutory income tax rate of The Netherlands, which is currently 34.5%. The following table reconciles the statutory income tax rate of The Netherlands with the effective income tax rate as shown in the consolidated statements of operations:

	2003		2002		2001
	EUR	%	EUR	%	EUR	%
Income (loss) before income taxes	(220)		(769)		1,204
Statutory tax rate		34.5		34.5		35.0

Income tax expense (benefit) at statutory tax rate	(76)	34.5	(265)	34.5	421	35.0
Adjustments to derive effective income tax rate
Goodwill amortization and loss on divestments and loss on related party default guarantee	46	(20.9)	631	(82.2)	18	1.5
Corporate costs and financing	(89)	40.5	(115)	15.0	(170)	(14.1)
Valuation allowances	79	(35.9)	66	(8.6)	18	1.5
Increase (release) of tax provisions	(55)	25.0	56	(7.3)	(30)	(2.5)
Other	23	(10.5)	17	(2.2)	13	1.1

Total income taxes	(72)	32.7	390	(50.8)	270	22.5

Corporate cost and financing includes the result of Ahold’s intercompany finance activities, which it carries out from its Treasury Center in Geneva Switzerland. These results are influenced by currency exchange differences, mostly between the EURO and the USD. These results are further impacted by thin capitalization rules as applicable in the various jurisdictions.

The following table specifies the current and deferred tax components of the recorded income tax expense:

	2003	2002	2001
Current income taxes
Domestic taxes	57	180	153
Foreign taxes
U.S.	(149)	(2)	59
Europe – Other	(10)	(6)	(6)
South America	34	(5)	2
Asia Pacific	—	—	—

Total current taxes	(68)	167	208

Deferred income taxes (exclusive of the effects of other components listed below)
Domestic taxes	(45)	45	51
Foreign taxes
U.S.	23	144	16
Other Europe	(6)	(13)	(3)
South America	24	34	(6)
Asia Pacific	—	—	—

Total deferred taxes	(4)	210	58

Benefit of operating loss carry forwards	—	13	4

Total income taxes	(72)	390	270

Financial Statements

Deferred income tax

Deferred income tax reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred income tax assets and liabilities as of December 28, 2003, and December 29, 2002, were as follows:

	December 28, 2003	December 29, 2002
Deferred tax assets
Capitalized lease commitments	148	171
Benefit plans	173	208
Restructuring provisions	9	8
Provisions not yet deductible	250	246
Operating loss carry forward	506	451
Alternative minimum tax carry forward	—	4
General business tax credit carry forward	—	—

Gross deferred tax assets	1,086	1,088
Valuation allowances on carry forwards	(329)	(384)
Valuation allowances on other deferred tax assets	(48)	(37)

Net deferred tax assets	709	667

Deferred tax liabilities
Tangible fixed assets	(418)	(489)
Inventory	(19)	(61)
Other	(236)	(232)

Total deferred tax liabilities	(673)	(782)

Net deferred tax assets (liabilities)	36	(115)

Deferred income taxes are classified in the accompanying balance sheets as of December 28, 2003, and December 29, 2002, as follows:

	December 28, 2003	December 29, 2002
Non-current deferred tax assets	507	457
Non-current deferred tax liabilities	(471)	(572)

	36	(115)

Current deferred tax assets and liabilities are not significant for the periods presented.

As of December 28, 2003, Ahold has operating loss carry forwards of approximately EUR 2,798 expiring between 2004 and 2023. Such operating loss carry forwards and tax credits may not be used to offset income taxes in other jurisdictions. Ahold determines whether the tax benefit of certain net operating losses and certain general business tax credits are realizable. The Company establishes valuation allowances considering whether it is probable that the carry forwards of net operating losses and certain general business tax credits can be realized. The following table specifies the years in which Ahold’s loss carry forwards expire.

Expiration of the carry forward by year:

	2004	2005	2006	2007	2008	2009- 2012	2013- 2017	After 2017	Total
Operating loss	75	95	55	494	112	533	66	1,386	2,816

The Company recognizes a deferred tax liability related to the undistributed income of subsidiaries when the Company expects that it will recover such undistributed income in a taxable manner, such as through receipt of dividends or sale of the investments. The Company does not, however, provide for income taxes on the unremitted income of certain other subsidiaries located outside The Netherlands because, in management’s opinion, such income has been indefinitely reinvested in these operations, will be remitted in a tax-free liquidation or will be remitted as dividends that will be exempt under the Dutch Participation exemption. It is not practicable to determine the amount of unrecognized deferred tax liabilities for temporary differences related to investments in these non-Dutch subsidiaries.

Financial Statements

Notes: 11

11 Basic and diluted net income (loss) after preferred dividends per common share

Net income (loss) after preferred dividends per common share – basic is calculated as net income (loss) after preferred dividends, divided by the weighted average number of common shares outstanding during each period. Net income (loss) per common share – diluted is calculated as net income (loss) after preferred dividends, adjusted for interest expense (if not anti-dilutive) related to the Company’s outstanding convertible subordinated notes, divided by the weighted average number of common shares outstanding, including the number of common shares that would have been issued upon conversion of the convertible subordinated notes (if not anti-dilutive) and the exercise of stock option rights outstanding (if not anti-dilutive). The outstanding stock option rights and the 3% convertible subordinated notes issued in 1998 are not included in the 2002 and 2003 calculation since they are anti-dilutive. The 4% convertible subordinated notes issued in 2000 are not included in the calculation for 2003, 2002 and 2001, since they were anti-dilutive. The weighted average number of common shares outstanding is retroactively adjusted for stock dividends or splits. In 2003 the Company completed a rights offering of 620,951,317 common shares. This offering was deemed to be equivalent to a stock split, since these shares were offered at an issue price that represented a discount to the market price of the Company’s shares at the time. Accordingly, the Company retroactively increased the number of shares used to calculate earnings per share for all periods before the completion of the rights offering by multiplying the number of shares by a factor of 1.081.

The computational components of basic and diluted net income (loss) after preferred dividends per common share are as follows:

	2003	2002	2001
Net income (loss)	(1)	(1,208)	750
Dividends on cumulative preferred financing shares	(38)	(38)	(38)

Net income (loss) after preferred dividends	(39)	(1,246)	712
Effect of dilutive securities
Conversion of convertible subordinated notes	—	—	19

	(39)	(1,246)	731

	2003	2002	2001
Weighted average number of common shares outstanding (x 1,000) – basic	1,024,465	1,001,347	926,736
Effects of dilutive securities
Conversion of convertible subordinated notes	—	—	25,669
Exercise of stock option rights outstanding	—	—	4,553

Weighted average number of common shares outstanding (x 1,000) – diluted	1,024,465	1,001,347	956,958

Net income (loss) after preferred dividends per common share – basic is comprised of the following:

	2003	2002	2001
Net income (loss)	0.00	(1.20)	0.81
Dividends on cumulative preferred financing shares	(0.04)	(0.04)	(0.04)

Net income (loss) after preferred dividends per common share – basic	(0.04)	(1.24)	0.77

Net income (loss) after preferred dividends per common share – diluted is comprised of the following:

	2003	2002	2001
Net income (loss)	0.00	(1.20)	0.78
Interest expense – convertible subordinated notes	—	—	0.02
Dividends on cumulative preferred financing shares	(0.04)	(0.04)	(0.04)

Net income (loss) after preferred dividends per common share – diluted	(0.04)	(1.24)	0.76

Financial Statements

12

12 Goodwill

Goodwill, net of amortization, recorded in the balance sheet as of December 28, 2003 amounted to EUR 2,431. Of this amount, EUR 387 related to Ahold’s retail trade segments and EUR 2,044 related to Ahold’s foodservice segments, which are discussed separately below.

The following table summarizes the changes in goodwill for Ahold’s retail trade segments:

	Stop & Shop	U.S. Other	Albert Heijn	Europe Other	South America	Asia Pacific	Total
As of December 31, 2000	—	1	—	1,208	—	—	1,209
Acquisitions	—	198	6	51	126	—	381
Purchase accounting adjustments	—	—	—	75	—	—	75
Divestments	—	(4)	—	—	—	—	(4)
Amortization	—	(5)	(1)	(70)	—	—	(76)
Exchange rate differences	—	3	—	—	2	—	5

As of December 30, 2001	—	193	5	1,264	128	—	1,590
Acquisitions	—	6	14	—	237	2	259
Purchase accounting adjustments	15	46	—	25	29	—	115
Divestments	—	—	—	(1)	—	—	(1)
Amortization	(1)	(19)	(2)	(66)	(10)	—	(98)
Impairment charges	—	(128)	—	(882)	(269)	(2)	(1,281)
Exchange rate differences	—	(29)	—	—	(70)	—	(99)

As of December 29, 2002	14	69	17	340	45	—	485
Acquisitions	—	—	—	3	—	—	3
Purchase accounting adjustments	—	—	—	4	—	—	4
Divestments	—	—	—	(4)	—	—	(4)
Amortization	—	(11)	(4)	(20)	(3)	—	(38)
Transfer	(13)	—	—	3	—	—	(10)
Impairment charges	—	—	—	(3)	(42)	—	(45)
Exchange rate differences	(1)	(10)	—	—	3	—	(8)

As of December 28, 2003	—	48	13	323	3	—	387

In 2003 Ahold’s goodwill impairment tests resulted in the recognition of EUR 45 in impairment charges in the Company’s retail trade reporting units. The Company recorded the following impairment charges in 2003:

•	G. Barbosa (Brazil) – part of the South America segment, recorded an impairment charge of EUR 42.

•	Ahold Supermercados Spain – part of the Europe Other segment, recorded an impairment charge of EUR 3 related to Supermercados Canarias. This amount was transferred from tangible fixed assets and written off.

Financial Statements

Notes: 12

In 2002, as a result of the general slow-down or negative economic growth in most regions in which Ahold operates and the increasing competition in certain markets, Ahold’s goodwill impairment tests resulted in the recognition of EUR 1,281 in impairment charges in the Company’s retail trade reporting units. The Company recorded the following impairment charges in 2002:

•	Bruno’s Supermarkets – acquired in December 2001, and part of the U.S. Other segment, recorded an impairment charge of EUR 128. Bruno’s Supermarkets operates in the South-east U.S. During 2002, the economic environment changed as one of Bruno’s Supermarkets closest competitors introduced significant price cuts that were followed by other competitors, creating one of the most competitive markets in this region. Competitive pricing strategies coupled with a declining economic trend during the second half of 2002 resulted in deteriorating sales and profit margins. The effect of these events indicated that Bruno’s Supermarkets future operating performance would be severely affected. Accordingly, the Company significantly revised its forecasts in the fourth quarter of 2002, which resulted in an impairment charge for the full amount of goodwill that was recorded when the Company purchased Bruno’s Supermarkets.

•	Ahold Supermercados Spain – part of the Europe Other segment, recorded an impairment charge of EUR 882. This impairment was the result of lower than expected operating performance after the acquisition of Superdiplo, mainly caused by a slow-down in the Spanish economy and lower than expected cost savings after the integration of Ahold’s businesses in Spain.

•	DAIH – part of the South America segment, recorded an impairment charge of EUR 215, after Ahold acquired its partner’s interest in July and August 2002. This impairment was recognized for Ahold’s investment in its subsidiaries Disco (which operates in Argentina) and Santa Isabel (which operates primarily in Chile, Paraguay and Peru), since the economic crisis in Argentina and to a lesser extent Chile, resulted in a revised expectation of the future cash flows of each reporting unit’s operations.

•	Bompreço and G. Barbosa (both operating in Brazil) – part of the South America segment, recorded an impairment charge of EUR 54. This impairment was the result of lower than expected operating performance, which is mainly the result of the devaluation of the Brazilian Real and a slow-down in the Brazilian economy in 2002.

The following table summarizes the changes in goodwill for Ahold’s foodservice segments:

	U.S.	Europe	Total
As of December 31, 2000	1,306	—	1,306
Acquisitions	1,615	2	1,617
Purchase accounting adjustments	44	—	44
Divestments	(2)	—	(2)
Amortization	(76)	—	(76)
Exchange rate differences	112	—	112

As of December 30, 2001	2,999	2	3,001
Acquisitions	78	—	78
Purchase accounting adjustments	120	—	120
Divestments	—	(2)	(2)
Amortization	(154)	—	(154)
Exchange rate differences	(475)	—	(475)

As of December 29, 2002	2,568	—	2,568
Acquisitions	2	—	2
Purchase accounting adjustments	3	—	3
Amortization	(128)	—	(128)
Exchange rate differences	(401)	—	(401)

As of December 28, 2003	2,044	—	2,044

In Ahold’s foodservice segments, under Dutch GAAP no impairment charge was recognized during 2003. The remaining goodwill balance as of December 28, 2003 has a remaining economic life of 18 years.

Ahold’s goodwill, as accounted for under US GAAP, is discussed in Note 31.

Financial Statements

13

13 Other intangible assets

	Trade name licenses	Customer relationships	Software	Lease-related intangibles	Other	Total
Balance as of December 31, 2000	67	—	138	147	29	381
Investments	—	—	140	10	20	170
Divestments	—	—	(6)	(2)	(1)	(9)
Acquired in business acquisitions	45	325	62	85	2	519
Amortization	(8)	(6)	(65)	(16)	(9)	(104)
Impairment	—	—	(8)	—	—	(8)
Exchange rate differences	1	(1)	9	12	2	23

Balance as of December 30, 2001	105	318	270	236	43	972
Investments	—	—	140	—	20	160
Divestments	—	—	(7)	(4)	(3)	(14)
Acquired in business acquisitions	7	16	(31)	12	12	16
Amortization	(9)	(44)	(94)	(19)	(14)	(180)
Impairment	(2)	—	(3)	—	(1)	(6)
Exchange rate differences	(10)	(46)	(36)	(35)	(7)	(134)

Balance as of December 29, 2002	91	244	239	190	50	814
Investments	—	—	110	34	30	174
Divestments	(1)	—	(4)	(1)	(2)	(8)
Acquired in business acquisitions	(23)	—	(2)	47	(6)	16
Amortization	(8)	(37)	(104)	(18)	(16)	(183)
Impairment	(24)	—	(2)	(1)	—	(27)
Exchange rate differences	(5)	(36)	(32)	(36)	(6)	(115)

Balance as of December 28, 2003	30	171	205	215	50	671

At cost	34	242	477	271	103	1,127
Accumulated amortization	(4)	(71)	(272)	(56)	(53)	(456)

Book value	30	171	205	215	50	671

Estimated amortization expense for the coming five years is:

2004	244
2005	130
2006	85
2007	64
2008	64

The weighted average amortization period by class and in total is:

Trade name licenses	10 years
Customer relationships	7 years
Software	3 years
Lease-related intangibles	15 years
Other	6 years
Total	4.5 years

In 2003, the Company evaluated the recoverability of certain intangible assets due to a general slow-down in the economic environment and increased competition in certain geographic locations. An asset impairment charge was recognized when the carrying value of the affected assets exceeded the recoverable amount, which was calculated using discounted future net cash flows expected to result from the use of the intangible asset and its eventual disposition. Consequently, an impairment charge of EUR 27 was recognized during 2003, of which EUR 24 related to an impairment of the trade name licenses of PYA Monarch.

Financial Statements

Notes: 14

14 Tangible fixed assets

	Buildings and land
	Stores	Other	Not in use	Machinery equipment	Other	Under construction	Total
Balance as of December 31, 2000	4,284	1,177	18	1,546	2,130	476	9,631
Investments	902	101	—	624	987	123	2,737
Acquired in business acquisitions	371	487	7	194	123	40	1,222
Divestments	(516)	(291)	—	(98)	(60)	(12)	(977)
Depreciation	(212)	(45)	(1)	(283)	(596)	—	(1,137)
Impairment	(3)	—	(5)	—	(2)	—	(10)
Exchange rate differences	216	45	—	82	97	21	461

Balance as of December 30, 2001	5,042	1,474	19	2,065	2,679	648	11,927
Investments	802	110	21	538	765	85	2,321
Acquired in business acquisitions	235	96	28	(27)	170	13	515
Divestments	(264)	(91)	(7)	(77)	(67)	(38)	(544)
Depreciation	(233)	(72)	—	(297)	(684)	—	(1,286)
Impairment	(49)	—	(5)	(31)	(44)	(8)	(137)
Exchange rate differences	(808)	(207)	(4)	(255)	(376)	(103)	(1,753)

Balance as of December 29, 2002	4,725	1,310	52	1,916	2,443	597	11,043
Investments	669	52	25	483	268	26	1,523
Business acquisitions (divestments)	(157)	(37)	(19)	(45)	(66)	(3)	(327)
Divestments	(300)	(25)	(13)	(63)	(29)	(20)	(450)
Depreciation	(207)	(45)	—	(282)	(592)	—	(1,126)
Impairment	(36)	(4)	(3)	(34)	(34)	(2)	(113)
Exchange rate differences	(595)	(131)	(4)	(225)	(240)	(72)	(1,267)

Balance as of December 28, 2003	4,099	1,120	38	1,750	1,750	526	9,283

At cost	5,331	1,450	55	3,122	4,850	526	15,334
Accumulated amortization	(1,232)	(330)	(17)	(1,372)	(3,100)	—	(6,051)

Book value	4,099	1,120	38	1,750	1,750	526	9,283

In 2003, the Company was required to reduce the carrying value of assets to fair value and recognize asset impairment charge of EUR 113 since the carrying value of the affected assets exceeded their projected future discounted cash flows. In the US, the Company recorded impairment charges amounting to EUR 45 mainly related to Tops, Giant-Landover and Giant-Carlisle, as market conditions deteriorated due to the economic environment and increased competition. In Europe, an impairment charge was recorded of EUR 38, of which EUR 20 is attributable to Spain where EUR 9 related to the deterioration in market conditions due to the general slow-down in the economic environment and EUR 11 was related to store closings. Schuitema recorded an impairment charge of EUR 12 because of remodeling of three stores. Ahold Real Estate Europe recorded an impairment charge of EUR 5, which related to a decrease in value as a result of less than expected rent income. In South America charges amounted to EUR 19 of which EUR 14 is related to the Company’s operations in Argentina which suffered from the continuing economic difficulties and uncertainty about its future. At USF an impairment charge of EUR 4 was recorded. Ahold Real Estate Company recorded EUR 2 in impairment charges. In Asia Pacific impairment charges amounted to EUR 1.

Fair value of the impaired assets was calculated using discounted future net cash flows expected to result from the use of each asset and its eventual disposition.

Other tangible fixed assets mainly consist of fixtures and equipment at retail locations. Assets under construction mainly consist of stores and are stated at cost.

The tangible fixed assets include capitalized interest of EUR 9, EUR 13 and EUR 12 for 2003, 2002 and 2001, respectively.

Financial Statements

15

15 Investments in joint ventures and equity investees

As of December 28, 2003 and December 29, 2002, the Company held a number of investments, which it accounts for using the equity method. The Company’s interest in the outstanding common stock of the more significant investments as of December 28, 2003 and December 29, 2002, is as follows:

	Country	December 28, 2003	December 29, 2002
JMR – Gestao de Empresas de Ratalho, SGPS. S.A. (“JMR”)	Portugal	49%	49%
ICA AB (“ICA”)	Sweden	50%	50%
Paiz Ahold N.V. (“Paiz Ahold”)	Guatemala/Honduras/El Salvador	50%	50%
Luis Paez S.A. (“Luis Paez”)	Spain	50%	50%

Of those listed above, the Company’s principal investments as of December 28, 2003 are comprised of ICA, JMR, and Paiz Ahold.

The movement in the balance of the account was as follows:

	2003	2002	2001
Beginning of year	851	681	639
Business acquisition	—	12	1
Investments and increase in existing shareholdings	21	159	138
Transfer to “loans to associates”	—	(395)	395
Sale and settlement of shareholdings	(17)	(19)	(3)
Other movements	2	—	—
Exchange rate differences	(70)	(23)	(159)
Share in income (loss) of joint ventures and equity investees	161	(38)	(192)
Dividend	(94)	(63)	(61)
Goodwill	(4)	(2)	(77)
Consolidated	—	539	—

End of year	850	851	681

JMR

In 1992, the Company became partner with Jerónimo Martins, SGPS, S.A. in JMR in Portugal. JMR owns both Pingo Doce, a major supermarket chain in Portugal, and the Feira Nova hypermarkets chain. Ahold holds 49% of the shares and voting rights in JMR.

ICA

Ahold owns a 50% interest in ICA, a Scandinavian food retailer. Ahold purchased its partnership interest in ICA in April 2000 for approximately EUR 1,800 in cash. See Note 30 for a description of a put option that Ahold’s partners have to sell their share in ICA to Ahold.

Paiz Ahold

Ahold owns a 50% interest in Paiz Ahold. In January 2002, Paiz Ahold formed a joint venture with CSU International, a supermarket company and hypermarket operator in Costa Rica, Nicaragua and Honduras. Paiz Ahold transferred 100% of its interests in its operating companies to the CARHCO N.V. (“CARHCO”), in return for a 66.7% interest in CARHCO. CSU International transferred 100% of its operating businesses to CARHCO, receiving a 33.3% interest in CARHCO. For more information on the Paiz Ahold put arrangement, see Note 30. CARHCO operates food stores in Guatemala, Costa Rica, Honduras, El Salvador and Nicaragua as of the end of 2003. The joint venture focuses on growth within these markets, as well as on the development of retail activities in other regional markets.

DAIH

Ahold held between 50% and 66.7% of the shares in DAIH, which is a holding company through which investments in Disco and Santa Isabel are held, from January 1998 through July 2002 and accounted for DAIH under the equity method until July 2002, because the DAIH shareholders’ agreement conveyed joint control to Ahold and its co-investor, as long as Ahold’s voting interest was less than 66.7%. In July 2002, Ahold obtained voting control through the acquisition of additional shares, such that its ownership percentage exceeded 66.7%. In August 2002, Ahold purchased all remaining shares in DAIH, as described in Note 9.

Financial Statements

Notes: 16

Condensed balance sheet and statement of operations data for JMR, ICA and Paiz Ahold, in the aggregate, as of and for the years ended December 28, 2003, December 29, 2002, and December 30, 2001 are presented below. The results of DAIH are only included until consolidation in the third quarter of 2002. The balance sheet data have been translated to Euros at the relevant year-end exchange rate, and consolidated statements of operations data have been translated to Euros at the relevant average exchange rate.

Condensed balance sheet data	2003	2002	2001
Non-current assets	3,163	3,500	3,850
Current assets	2,001	1,896	1,894
Current liabilities	2,839	2,898	2,800
Non-current liabilities	501	633	1,970

Condensed statements of operations data	2003	2002	2001
Revenues	11,104	11,493	12,198
Gross profit	2,532	2,645	2,923
Operating income	440	366	410
Income before tax	379	154	5
Income (loss) after tax	334	100	(45)

16 Other financial assets

	December 28, 2003	December 29, 2002
Loans receivable	260	311
Long-term prepaid rent	23	31
Deferred financing costs	47	35
Other financial assets	325	367

	655	744

The movements in loans receivable are as follows:

	Loans to associated companies	Other loans	2003	2002
Beginning of the year	194	117	311	670
Issued	25	58	83	256
Allowance	—	—	—	395
Business acquisitions	—	1	1	4
Divestments	—	(2)	(2)	—
Consolidation	—	—	—	(676)
Repayment	(75)	(49)	(124)	(287)
Exchange rate differences	(1)	(8)	(9)	(51)

End of the year	143	117	260	311

Associated companies consists of joint ventures and equity investees. Included in the above are EUR 35 of loans receivable that have a maturity date of greater than five years. Other loans include EUR 37 as of December 28, 2003 (December 29, 2002: EUR 41) of loans due from the officers, managers and employees of the Company that were granted to assist them with investments in the Dutch Customer Fund. These floating-rate loans, bearing interest based on the European Central Bank interest rate, are due in 2004 (EUR 1), in 2006 (EUR 7) and in 2008 (EUR 29) or upon an individual’s termination of employment, if earlier, and are collateralized by each individual’s corresponding investment in the Dutch Customer Fund. The interest rate for these floating-rate loans as of December 28, 2003 and December 29, 2002 was 2.25% and 3.5%, respectively.

The consolidation of the loans receivable for 2002 relate to acquisitions of a controlling interest in DAIH. Other financial assets are primarily comprised of prepaid pension costs of EUR 206 (2001: EUR 185).

Financial Statements

17, 18

17 Inventory

	December 28, 2003	December 29, 2002
Finished products and merchandise inventories	3,175	4,295
Raw materials, packaging materials, technical supplies and other	40	74

	3,215	4,369
Allowances for obsolete inventories and shrinkage	(115)	(134)

	3,100	4,235

The movement in the allowances for obsolete inventories and shrinkage is as follows:

	2003	2002[1]	2001[1]
Beginning of the year	(134)	(116)	(106)
Additions	(283)	(117)	(44)
Business acquisitions	—	(3)	(6)
Divestment	1	—	—
Used	290	93	44
Exchange rate differences	11	9	(4)

End of the year	(115)	(134)	(116)

[1]	Includes a reclassification between finished products and merchandise inventories and allowances

18 Accounts receivable

	December 28, 2003	December 29, 2002
Trade receivables	1,764	1,420
Receivables from associates	21	18
Income tax receivables	222	367
Other receivables	500	563

	2,507	2,368
Allowances for doubtful receivables	(138)	(137)

End of the year	2,369	2,231

All accounts receivable mature within one year. The movement in the allowances for doubtful receivables is as follows:

	2003	2002	2001
Beginning of the year	(137)	(131)	(130)
Additions	(103)	(69)	(77)
Acquired in business acquisitions	—	(36)	(2)
Divestments	2	—	—
Used	61	73	62
Change in estimates	34	10	18
Exchange rate differences	5	16	(2)

End of the year	(138)	(137)	(131)

Financial Statements

Notes: 18

Accounts Receivable Securitization Programs

The Company’s wholly-owned subsidiaries, USF and Alliant, participate in separate receivables sale and related agreements (“Receivables Agreements”). Under the Receivables Agreements these subsidiaries sell, on a revolving basis, their eligible trade receivables to two companies, which are wholly-owned, special purpose, bankruptcy remote subsidiaries of the Company (“Receivables Companies”). Simultaneously, the Receivables Companies transfer, assign and convey all of their present and future right, title and interest in the receivables to two qualifying special purpose entities (the “Master Trusts”). In return for the receivables transferred, the Receivables Companies receive cash and certificates representing fractional, undivided interests in the accounts receivable held in the Master Trusts. Certain certificates, representing fractional, undivided interests in the accounts receivable held by the Master Trusts, are sold to third-party investors in exchange for cash. The Receivables Companies hold other certificates which are subordinate to the interest of the third-party investors. The interests purchased by third-party investors include both variable investment certificates, which may be increased up to a maximum purchase commitment of USD 490 (EUR 394), and USD 300 (EUR 241) term investment certificates, aggregating to a maximum purchase limit of USD 790 (EUR 636). The purchasers of the variable certificates are generally either commercial paper conduits, which may choose to increase the amount invested in a certificate, or banks or other financial institutions that commit, subject to certain conditions, to fund increases in respect of the certificates for a committed period of time. The transferable term certificates were sold in reliance on Rule 144A to qualified institutional buyers in July 2000 and are scheduled to expire in May 2005.

As of year-end 2003 and year-end 2002, the Receivables Companies sold USD 732 (EUR 589) and USD 856 (EUR 693), respectively, of its interests under the Receivables Agreements to third-party certificate holders. The costs associated with the sale of accounts receivable interests in the Master Trusts are based on existing markets for A-1/P-1 asset-backed commercial paper rates in respect of sales of commercial paper conduits, which ranged between 1.07% and 1.40% during 2003, plus fees and expenses. In respect of purchasers other than the commercial paper conduits the costs associated with the sale of accounts receivable interests in the Master Trusts are based on LIBOR plus fees and expenses. Because commercial paper conduit purchasers of variable certificates have no commitment to maintain the funding of their purchases of interests in the Master Trusts, in the event these purchasers refuse or are unable to fund the purchase of the Master Trusts interest with commercial paper, the costs associated with the sale of such interests to the alternative committed purchasers will be based upon the sum of LIBOR and an additional amount based on the Company’s then-current credit rating.

During 2002, the above described transfer of all trade receivables, the subsequent conveyance of Ahold’s interest in those receivables to the Master Trusts and the issuance of certificates sold to third-party investors qualified as a sale in accordance with Dutch GAAP. Accounts receivable sold under these arrangements were excluded from the accounts receivable in the consolidated balance sheet. As a result, for 2002 and the first quarter of 2003, the Company de-recognized the interest in the accounts receivable held by the Master Trusts and subsequently sold to third parties and the funding associated with these interests. On July 10, 2003, the agreement related to the receivables sale for the Receivables Program of USF (“USF Program”) was amended and restated to grant USF the unilateral right to call the issued certificates. As a result of that amendment, the sale of the applicable interest in the accounts receivable of the Master Trust to third parties and the associated funding no longer qualified for de-recognition. Ahold therefore became required to reflect these amounts on the Company’s balance sheet beginning with the second quarter of 2003. No such changes took place with the Receivables Program of Alliant (“Alliant Program”). Therefore, the interest in the accounts receivable held by the Alliant Master Trust sold to third parties and the associated funding is de-recognized from the Company’s balance sheet.

As a result of the recognition of the USF Program as described above the Company now includes accounts receivable of USD 404 (EUR 325) in its trade accounts receivable and the associated variable investment certificate of USD 404 (EUR 325) as short-term debt as of year end 2003. In 2002 Ahold’s retained interest in this Master Trust was USD 133 (EUR 127). Ahold’s retained interest in the assets of the Alliant Program as of year-end 2003 and year-end 2002, was approximately USD 113 (EUR 91) and USD 84 (EUR 81), respectively. These retained interests, which Ahold includes in the accounts receivable balance reflected in the consolidated balance sheets, are recorded at estimated fair value and approximate the carrying amount of the retained interests because of the immediate or short-term maturity of the assets underlying the certificates. Further, the fair value of the retained interest is not significantly affected by changes in the discount rate assumption used in the fair value assessment because of the short-term nature, approximately 30 days, of the underlying receivables. The fair value of the retained interests in the assets of the Master Trusts is reviewed on an ongoing basis for outstanding and newly securitized receivables.

Financial Statements

19

Ahold received proceeds from the collection under the Receivables Agreements of USD 16,400 (EUR 13,194) and USD 16,200 (EUR 15,520) in 2003 and 2002, respectively. Losses, primarily representing interest, in the form of discounts on the sales price received on each receivable sold, totaled USD 24 (EUR 19) and USD 22 (EUR 21) in 2003 and 2002, respectively, and are included in the consolidated statements of operations under the caption “Other financial income and expenses.” The servicers of the receivables retain responsibility for the servicing of the receivables in return for a servicing fee pursuant to the Receivables Agreements. No servicing asset or liability has been recorded because the fees the Company receives for servicing the receivables approximate the related cost.

In connection with the accounts receivable securitization programs, Ahold has entered into guarantee agreements pursuant to which Ahold has agreed to guarantee some of the obligations of the Sellers and the servicers (including compliance with the terms of the Receivable Agreements relating to selection and servicing of receivables). However, the Company does not guarantee payment on any receivable sold to the Master Trust in accordance with the Receivables Agreements or repayment of the certificates. Its obligations under the guarantee are not currently quantifiable and are contingent in nature.

The sole purpose of the Master Trusts is to facilitate the purchases of the trade receivables originated by the Sellers by various third-party investors. The only assets of the Master Trusts are the accounts receivable purchased that are still outstanding at year-end, cash collected from the assets that they hold and highly liquid investments purchased with that cash pending permitted distribution to holders of beneficial interests in the Master Trusts. The obligations of the Master Trusts equal the invested amount of certificate holders, including the accrued return for the current return period, and the fair value of the residual interests sold to Ahold.

Due to the nature of the issues announced on February 24, 2003, and their potential impact on compliance with certain provisions in the portions of the Receivables Agreements, the Receivables Agreements were amended in March 2003 to, among other things, include a financial covenant that the Company’s average four quarter rolling interest coverage ratio not be lower than 2.25. Ahold further amended the portions of the Receivables Agreements related to variable certificate investments to lower the aggregate maximum purchase commitment of third-party variable certificate investments in the Master Trusts to USD 490 (EUR 394), primarily in response to a contraction in the aggregate pool of receivables available for sale to the Master Trusts under the Receivables Agreements and to extend the termination date of those portions of the Receivables Agreements until February 23, 2004. Ahold has subsequently extended the termination date for the variable certificate investments to August 23, 2004. In addition to the changes described above, in June 2003, one of the variable certificate investors under the programs was replaced by banks that had in March 2003, committed to providing Ahold with a USD 450 (EUR 362) back-up investment commitment to support the variable certificate investment amounts outstanding at that time. On December 17, 2003, Ahold cancelled the remaining availability under the back-up investment commitment.

19 Cash and cash equivalents

	December 28, 2003	December 29, 2002
Cash on hand	392	415
Cash in bank	606	416
Cash investments and time deposits	2,342	171

	3,340	1,002

Of the year-end closing balance of cash and cash equivalents there was EUR 80 (2002: EUR 0) restricted cash for insurance purposes in the U.S. primarily related to workers’ compensation programs.

Financial Statements

Notes: 20

20 Changes in shareholders’ equity

Changes in Shareholders’ equity are summarized as follows:

	Share capital	Additional paid in capital	Legal and statutory reserves	Other reserves	Accumulated deficit	Net income (loss)	Total
Balance as of December 31, 2000	269	8,676	164	(82)	(7,595)	920	2,352
Net income (loss)	—	—	—	—	920	(170)	750
Dividend preferred financing shares	—	—	—	—	(38)	—	(38)
Issue of common share	20	2,481	—	—	—	—	2,501
Optional stock dividend	5	(5)	—	—	(94)	—	(94)
Exercise of stock options	1	66	—	—	—	—	67
Goodwill adjustments	—	—	—	—	78	—	78
Exchange rate differences in foreign interests	—	—	—	(114)	—	—	(114)
Minimum pension liability	—	—	—	(6)	—	—	(6)
Appropriation to legal reserve	—	—	48	—	(48)	—	—

Balance as of December 30, 2001	295	11,218	212	(202)	(6,777)	750	5,496
Net income (loss)	—	—	—	—	750	(1,958)	(1,208)
Dividend preferred financing shares	—	—	—	—	(38)	—	(38)
Optional stock dividend	3	(3)	—	—	(433)	—	(433)
Exercise of stock options	—	5	—	—	—	—	5
Goodwill	—	—	—	—	32	—	32
Exchange rate differences in foreign interests	—	—	—	(1,129)	—	—	(1,129)
Minimum pension liability	—	—	—	(120)	—	—	(120)
Appropriation to legal reserve	—	—	79	—	(75)	—	4

Balance as of December 29, 2002	298	11,220	291	(1,451)	(6,541)	(1,208)	2,609
Cumulative effect of change in accounting policy (Note 2)	—	—	—	—	(100)	—	(100)
Net income (loss)	—	—	—	—	(1,208)	1,207	(1)
Dividend preferred financing shares	—	—	—	—	(38)	—	(38)
Issue of common shares	155	2,711	—	—	—	—	2,866
Issue of cumulative preferred financing shares	27	48	—	—	—	—	75
Exercise of stock options	—	1	—	—	—	—	1
Goodwill	—	—	—	—	49	—	49
Transfer cumulative translation difference of the divestments to the statements of operations	—	—	—	96	—	—	96
Exchange rate differences in foreign interests	—	—	—	(666)	—	—	(666)
Minimum pension liability	—	—	—	(40)	—	—	(40)
Appropriation to legal reserve	—	—	246	—	(246)	—	—

Balance as of December 28, 2003	480	13,980	537	(2,061)	(8,084)	(1)	4,851

Exchange rate differences related to foreign investments and additional charges regarding the minimum pension liability are non-distributable and are recorded as “other reserves” in shareholders’ equity.

Capital accounts defined as the total of shareholders’ equity, minority interest and subordinated long-term loans, amounted to EUR 5,933 and EUR 3,676 as of December 28, 2003 and December 29, 2002, respectively.

Financial Statements

20

Shares and share capital

Authorized share capital is comprised of the following classes of shares as of December 28, 2003:

Cumulative preferred shares (1,250,000 of EUR 500 par value each)	625
Cumulative preferred financing shares (500,000,000 of EUR 0.25 par value each)	125
Common shares (2,000,000,000 of EUR 0.25 par value each)	500
1,250

Movements in issued and paid-in capital during the years were as follows:

	Shares (x 1,000)		Issued and paid-in share capital (x 1,000 EUR)
	Common shares	Cumulative preferred financing shares	Common shares	Cumulative preferred financing shares	Total issued and paid-in
Balance as of December 31, 2000	816,849	259,317	204,213	64,829	269,042
Share issue	80,500	—	20,125	—	20,125
Shares issued as optional dividends	20,462	—	5,115	—	5,115
Exercise of stock options	3,160	—	790	—	790
Converted subordinated notes	8	—	2	—	2

Balance as of December 30, 2001	920,979	259,317	230,245	64,829	295,074
Share issue	—	—	—	—	—
Shares issued as optional dividends	9,733	—	2,433	—	2,433
Exercise of stock options	392	—	98	—	98
Converted subordinated notes	3	—	1	—	1

Balance as of December 29, 2002	931,107	259,317	232,777	64,829	297,606
Share issue	621,401	109,900	155,350	27,475	182,825
Exercise of stock options	92	—	23	—	23
Converted subordinated notes	3	—	1	—	1

Balance as of December 28, 2003	1,552,603	369,217	388,151	92,304	480,455

Financial Statements

Notes: 20

Cumulative Preferred Shares

In March 1989, the Company entered into an agreement (the “Option Agreement”) with Stichting Ahold Continuiteit (“SAC”). The Option Agreement of SAC was amended and restated in April 1994, March 1997, December 2001 and December 2003. Pursuant to the Option Agreement, SAC was granted an option (the “SAC Option”) for no consideration to acquire from the Company, from time to time until December 2018, cumulative preferred shares up to a total par value that is equal to the total par value of all issued and outstanding shares of Ahold’s capital stock, excluding cumulative preferred shares, at the time of exercise of the SAC Option.The Option Agreement provides for an increase of the total par value of cumulative preferred shares under option, taking into account the new, increased authorized share capital. The holders of the cumulative preferred shares would be entitled to 2,000 votes per share and a cumulative dividend expressed as a percentage of the amount called-up and paid-in on the cumulative preferred shares. The percentage applied is the sum of (i) the average basic refinancing transaction interest rate as set by the European Central Bank plus 2.1%, and (ii) the average interest margin as set by the largest credit institution in The Netherlands based on the Company’s balance sheet total at the end of the most recent year. The minimum percentage applied is 5.75%. Subject to limited exceptions, each transfer of cumulative preferred shares requires the approval of the Corporate Executive Board. Cumulative preferred shares can only be issued in registered form. No share certificates are issued for cumulative preferred shares.

The Option Agreement and the cumulative preferred shares have certain anti-takeover effects. The issuance of all authorized cumulative preferred shares will cause substantial dilution of the effective voting power of any shareholder, including a shareholder that attempts to acquire the Company, and could have the effect of delaying, deferring and preventing a change in the Company’s control.

SAC is a non-membership organization, organized under the laws of The Netherlands. Its statutory purpose is to enhance the Company’s continuity, independence and identity in case of a hostile takeover attempt. In the case of liquidation, the SAC board of directors will decide on the use of any remaining residual assets. The SAC board of directors has five members. The five members are appointed by the board itself.

Cumulative Preferred Financing Shares

In accordance with the Company’s Articles of Association, the Corporate Executive Board of Ahold was designated as the body authorized to issue or grant rights to subscribe for cumulative preferred financing shares of whatever series, subject to the prior approval of the Supervisory Board of Ahold, up to a total nominal amount equal to 25% of all the outstanding shares of the capital stock of Ahold, excluding cumulative preferred shares. Cumulative preferred financing shares must be fully paid up upon issuance. In accordance with the Articles of Association the Corporate Executive Board of Ahold must approve any change of ownership of the cumulative preferred financing shares. Ahold cannot be forced to redeem these shares. In December 2003, concurrently with the rights offering, Ahold increased the number of authorized cumulative preferred financing shares from 400 million to 500 million and issued 109,900,000 new cumulative preferred financing shares at an issue price of EUR 0.69 per share.

Dividends are paid on each cumulative preferred financing share at a percentage (the “Financing Dividend Percentage”) based on the average effective yield on Dutch state loans with a remaining life of nine to ten years, and such rate has been fixed for a period of ten years at a rate of 7.37% per year for the share issued in June 1996, 5.18% per year for the shares issued in August 1998, 6.47% per year for the shares issued in October 2000 and 7.33% per year for the shares issued in December 2003.

Common Shares

Ahold common shares are listed on the Euronext Amsterdam. Ahold has a secondary listing on the Swiss Stock Exchange in Zurich. Additionally, Ahold common shares are listed on the New York Stock Exchange in the U.S. in the form of American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts (“ADRs”). The depositary for the ADSs is The Bank of New York. Each ADS evidences the right to receive one common share. In December 2003, as part of a rights offering, Ahold increased its authorized number of common shares from 1.2 billion to 2.0 billion shares and issued 620,951,317 shares at a price of EUR 4.83 per share. Other shares issued amounted to 450,000, as discussed in Note 7.

Financial Statements

21

21 Pensions and other retirement benefits

The amounts recognized in the balance sheet as provisions for pensions and other retirement benefits can be summarized as follows:

	December 28, 2003	December 29, 2002
Defined benefit plans	661	684
Defined contribution plans	4	72

Total pensions and other retirement benefits	665	756

Defined benefit plans

Starting 2002, Ahold followed the guidance of SFAS No. 87 and 106, US GAAP standards, for Dutch GAAP purposes.

SFAS No. 87 pensions

Ahold has a number of defined benefit pension plans covering a substantial number of employees within the U.S. and The Netherlands. All plans have been established in accordance with applicable legal requirements, customs and existing circumstances in each country.

SFAS No. 106 other benefit plans

Ahold provides life insurance and health care benefits for certain retired employees meeting age and service requirements at its U.S. subsidiaries. The Company funds these plans as claims are incurred. Health and welfare plans are stated in other benefit plans in the tables below.

The assumed health care cost trend rates used in measuring the accumulated post-retirement benefit obligations are 9.0%, 10.0% and 7.25% in 2003, 2002 and 2001, respectively, grading down to 5.0% by 2007 and a constant 5.0% for participants over 65 years of age.

A 1.0%-point increase in assumed health care cost trend rates would have increased the aggregate of service and interest cost by 10.1% in 2003, 11.2% in 2002 and 7.9% in 2001. The effect of this change on the accumulated post-retirement benefit obligations as of the end of 2003, 2002 and 2001 would be an increase of 11.0%, 10.2% and 7.0%, respectively. A 1.0%-point decrease in assumed health care cost trend rates would have decreased the aggregate of service and interest cost components of net periodic retirement health care benefit cost by 8.2% for 2003, 9.0% for 2002 and 6.6% in 2001. The effect of this change on the accumulated post-retirement benefit obligation for health care benefits as of the end of 2003, 2002 and 2001 would be a decrease of 9.2%, 8.3% and 5.9%, respectively.

The following table provides a summary of the funded status of all defined-benefit plans throughout Ahold as well as the amounts not yet recognized in the statement of operations and the amounts recognized in the balance sheet:

	2003	2002
Projected benefit obligation at year-end	(3,007)	(2,854)
Fair value of plan assets at year-end	2,104	1,882

Funded status	(903)	(972)
Unrecognized actuarial loss	717	710
Unrecognized prior service cost	(21)	(12)
Unrecognized net transition obligation	—	(4)

Net amount recognized	(207)	(278)

Prepaid benefit cost under other financial fixed assets	206	185
Accrued benefit liability under provisions for pensions	(661)	(684)
Intangible assets	13	17
Deferred tax assets	93	81
Accumulated other comprehensive income	142	123

Net amount recognized	(207)	(278)

In the following tables, the change in benefit obligations and plan assets is provided, as well as the funded status and the amounts recognized in the balance sheet. The components of net periodic benefit cost are also included. Because of the significance of defined-benefit plans in the U.S. and Europe, the U.S. plans (in the aggregate) are shown separately from the European plans (in the aggregate). The Company’s pension plans have different measurement dates which are September 30 for the U.S. pension plans and December 31 for European plans.

Financial Statements

Notes: 21

U.S. benefit plans

	U.S. pensions		U.S. other benefits
	2003	2002	2003	2002
Benefit obligation
Beginning of the year	1,056	1,050	85	72
Service cost	46	43	2	2
Interest cost	65	72	5	5
Amendments	(9)	2	(8)	2
Actuarial loss	122	107	17	20
Acquisition	3	24	1	—
Foreign currency exchange rate changes	(185)	(175)	(15)	(13)
Benefits paid	(58)	(67)	(3)	(3)

End of the year	1,040	1,056	84	85

Plan Assets
Fair value of assets, beginning of the year	550	738	—	—
Actual return on plan assets	90	(52)	—	—
Company contribution	60	25	3	3
Acquisition	—	9	—	—
Foreign currency exchange rate changes	(97)	(103)	—	—
Benefits paid	(58)	(67)	(3)	(3)

Fair value of assets, end of the year	545	550	—	—

Funded status of plan	(495)	(506)	(84)	(85)
Unrecognized actuarial loss	305	309	25	14
Unrecognized prior service cost	5	16	1	2

Net balances	(185)	(181)	(58)	(69)

Classification of the net balances is as follows
Accrued benefit liability	(410)	(390)	(58)	(69)
Intangible asset	13	17	—	—
Deferred tax asset	85	77	—	—
Accumulated other comprehensive income	127	115	—	—

Net balances	(185)	(181)	(58)	(69)

The net periodic benefit cost:

	U.S. pensions			U.S. other benefits
	2003	2002	2001	2003	2002	2001
Service cost of benefits earned	46	43	22	2	2	1
Interest cost on benefit obligation	65	72	56	5	5	4
Expected return on assets	(43)	(62)	(61)	—	—	—
Amortization of transition asset	—	—	(1)	—	—	—
Amortization of prior service cost	2	2	2	—	—	—
Recognized actuarial (gain) loss	22	3	(4)	1	—	—

Net periodic benefit cost	92	58	14	8	7	5

The assumptions used to develop the actuarial present value of benefit obligations and net periodic benefit costs were as follows:

	Pensions			Other benefit plans
(in %)	2003	2002	2001	2003	2002	2001
Discount rate for obligations	6.00	6.75	7.50	6.00	6.75	7.50
Expected return on plan assets	8.70	9.00	9.00	N/A	N/A	N/A
Average salary increases	4.00	4.00	4.50	4.00	4.00	4.50

Financial Statements

21

European benefit plans

	European pensions
	2003	2002
Benefit obligation
Beginning of the year	1,713	1,590
Service cost	61	66
Plan participant contributions	18	16
Interest cost	94	86
Amendments	(5)	(28)
Actuarial loss	70	47
Benefits paid	(68)	(64)

End of the year	1,883	1,713

Plan Assets
Fair value of assets, beginning of the year	1,332	1,400
Actual return on plan assets	139	(113)
Company contribution	138	93
Plan participant contribution	18	16
Benefits paid	(68)	(64)

Fair value of assets, end of the year	1,559	1,332

Funded status of plan	(324)	(381)
Unrecognized actuarial loss	387	387
Unrecognized prior service cost	(27)	(30)
Unrecognized net transition obligation	—	(4)

Net balances	36	(28)

Classification of the net balances is as follows
Prepaid benefit cost	206	185
Accrued benefit liability	(193)	(225)
Deferred tax asset	8	4
Accumulated other comprehensive income	15	8

Net balances	36	(28)

The net periodic benefit cost:

	European pensions
	2003	2002	2001
Service cost of benefits earned	61	66	61
Interest cost on benefit obligation	94	86	81
Expected return on assets	(87)	(91)	(95)
Actuarial loss	18	—	—
Amortization of transition asset	(4)	(4)	—
Amortization of prior service cost	(3)	(1)	(5)

Net periodic benefit cost	79	56	42

The assumptions used to develop the actuarial present value of benefit obligations and pension expense under SFAS No. 87 were as follows:

	Pensions
(in %)	2003	2002	2001
Discount rate for obligations	5.25	5.25	5.25
Expected return on plan assets	6.50	6.50	6.50
Average salary increases	2.50	2.50	2.50

Financial Statements

Notes: 21

Plan assets

The pension plan asset allocation in the U.S. on a weighted average basis at December 28, 2003 and December 29, 2002 is as follows:

Asset Category (in %)	2003	2002
Equity securities	52.0	54.0
Debt securities	36.0	39.0
Real estate	0.0	0.0
Other	12.0	7.0

Total	100.0	100.0

Ahold’s pension assets are managed by outside investment managers and rebalanced periodically. The Committees for the various U.S. plans establish investment policies and strategies and regularly monitor the performance of the assets, including the selection of investment managers, setting long-term strategic targets and monitoring asset allocations. Target allocation ranges are guidelines, not limitations, subject to variation from time to time, or as circumstances warrant, and occasionally the Committees may approve allocations above or below a target range.

Ahold’s investment strategy with respect to pension assets is to invest the assets in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and fiduciary standards. The long-term primary objective for the plan assets are to protect the assets from erosion of purchasing power, and to provide for a reasonable amount of long-term growth of capital, without undue exposure to risk. Currently the strategic targets are 50-60% for equity securities, 35-40% for debt securities and 0-5% for other.

The pension plan asset allocation on a weighted average basis in Europe at December 28, 2003 and December 29, 2002 is as follows:

Asset Category (In %)	2003	2002
Equity securities	47.0	48.0
Debt securities	36.0	40.0
Real estate	7.0	7.0
Other	10.0	5.0

Total	100.0	100.0

The investment strategy is based on the composition of the obligations of the pension fund. With the aid of Asset Liability Management-models (ALM) analyses have been made of scenarios that could occur in the future. Based on these analyses the investment portfolio is determined which is expected to produce a maximum return given a risk that is acceptable to all parties involved. Less favorable years can be part of these scenarios. Currently the strategic targets are 47.5% for equity securities, 40% for debt securities, 10% for real estate and 2.5% for other.

Expected return on plan assets

The expected return on plan assets is based on the current and projected investment portfolio mix of each plan. The investments are related to their corresponding long-term yield rate, which depends on components like the risk-free rate of return in real terms; expected inflation; and expected risk and liquidity premiums. In the U.S., actual long-term historical return information is also taken into account. The expected long-term rate of return is determined as a weighted-average rate of return based on the asset allocation.

Cash flows

During 2003, the Company made cash contributions to fund the defined benefit plans of EUR 202 in the aggregate compared to EUR 121 in 2002. For 2004, the Company expects contributions to be EUR 207 in the aggregate. In the U.S., contributions are expected to rise from EUR 63 in 2003 to EUR 90 in 2004. The increase in cash contributions is caused by the funding of a new plan at USF and the need to maintain required funding levels. In Europe, the contributions are expected to decrease from EUR 139 to EUR 121. This decrease is caused by a one-time additional contribution to the early retirement fund of EUR 30 in 2003.

Financial Statements

22

Accumulated Benefit Obligation (“ABO”) in relation to a minimum liability

For plans in the U.S., either already a minimum liability has been recorded due to an unfunded ABO or the recorded liability already equaled or exceeded the ABO. For the plans in Europe, with the exception of one plan, either a minimum liability was recorded or the recorded liability already exceeded the ABO. The pension plan at Stichting Ahold Pensioenfonds (Ahold Pensionfund) had plan assets for an amount of EUR 1.310 and an ABO of EUR 1.256.

Defined contribution plans

The provision recorded for 2003 related to supplemental plans in Europe. During 2003 the supplemental saving plans in the U.S. were terminated. In the U.S., there are defined contribution plans principally in the form of savings, incentive compensation and bonus plans. Additionally, certain union employees in the U.S. are covered by multi-employer plans, which are also accounted for as defined contribution plans. The Company contributed EUR 73, EUR 90 and EUR 87 to defined contribution union plans during 2003, 2002 and 2001, respectively.

22 Restructuring provisions

The table below specifies the changes in restructuring provisions for 2003, 2002 and 2001:

	Severance costs	Closing costs	Rent liabilities	Total
December 31, 2000	42	63	47	152
Acquisition-related restructuring	22	60	36	118
Restructuring charged to income statement	38	38	65	141
Used in year	(24)	(8)	(30)	(62)
Change in estimate	(5)	(85)	(8)	(98)
Exchange rate difference	1	3	8	12

December 30, 2001	74	71	118	263
Acquisition-related restructuring	8	—	2	10
Restructuring charged to income statement	28	4	10	42
Used in year	(36)	(36)	(38)	(110)
Change in estimate/accounting principles	(34)	(5)	(8)	(47)
Exchange rate difference	(4)	(5)	(13)	(22)

December 29, 2002	36	29	71	136
Reclassification and Divestments	—	(10)	—	(10)
Restructuring charged to income statement	24	—	2	26
Used in year	(23)	(13)	(8)	(44)
Change in estimate	6	(3)	(14)	(11)
Exchange rate difference	(2)	(3)	(10)	(15)

December 28, 2003	41	—	41	82

Restructuring provisions as of January 1, 2001, amounting to EUR 152 related to restructuring plans initiated before 2001. Of this balance, EUR 60 related to provisions at USF, EUR 32 related to provisions at Stop & Shop, Giant Foods and BI-LO (U.S. retail), EUR 27 related to restructuring at Albert Heijn, EUR 24 related to provisions at Schuitema and EUR 9 related to various other operating companies.

Financial Statements

Notes: 22

2003 changes to the restructuring provision

In 2003, restructuring provisions decreased by EUR 10 as a result of a reclassification as impairment of fixed assets at USF of EUR 9 and the divestiture of Jamin in 2003 of EUR 1.

In 2003, the Company decided to reorganize its operations in The Netherlands in order to increase efficiency and respond to increased price competition in the Dutch market. Therefore, in 2003, the Company recognized a EUR 26 of restructuring provisions, of which EUR 17 relates to a restructuring at Albert Heijn, EUR 5 to a restructuring at Deli XL and EUR 2 to a restucturing at Ahold Real Estate. The EUR 24 provision recognized as a result of these restructuring efforts mainly related to severance charges in connection with the termination of 573 employees, of which 21 were terminated by the end of 2003. The restructuring charges were based on formal plans approved by the Company’s management using the best information available at the time. The amounts that are ultimately incurred may change as the plan is executed.

During 2003, EUR 44 of the restructuring provision was utilized, EUR 35 of which related to the restructuring provisions at USF, EUR 6 related to Albert Heijn and EUR 3 related to various other operating companies.

The Company recorded changes in estimates during 2003 of EUR 11, mainly related to releases in restructuring provisions of EUR 14 of which EUR 5 was released from the provision at USF, EUR 4 was released from the provision at Albert Heijn and EUR 4 was released from the provision at Schuitema.

After the effect of exchange rate differences, a total restructuring provision of EUR 82 remained as of December 28, 2003, of which EUR 45 related to USF, EUR 19 related to Albert Heijn, EUR 9 related to Schuitema, EUR 5 related to Deli XL and EUR 4 related to various other operating companies. The Company expects to complete these restructurings in 2004.

2002 changes to the restructuring provision

In 2002 the Company recorded restructuring provisions relating to acquisitions for EUR 10, relating to various small acquisitions.

In 2002 the Company recognized EUR 42 of restructuring provisions, EUR 23 of which relates to a restructuring at USF, EUR 9 to Albert Heijn and EUR 10 mainly relating to South America. The Company decided to reorganize its operations in South America, mainly due to the weak economic circumstances. As a result of this reorganization, the Company recognized a liability of approximately EUR 10, mainly for severance charges relating to the termination of 2,034 employees, of which 1,788 were terminated by year-end 2002. The restructuring charges are based on formal plans approved by the Company’s management using the best information available at the time. The amounts that are ultimately incurred may change as the plan is executed. This USF restructuring provision includes a charge of EUR 11 relating to the termination of employees, rent liabilities of EUR 9 and closing costs of EUR 3.

During 2002, EUR 110 of the restructuring provisions were utilized, EUR 52 of which related to the restructuring provisions at USF, EUR 32 to Alliant and EUR 6 to Albert Heijn.

The Company released approximately EUR 47 of restructuring provisions during 2002 relating to restructuring provisions recorded at Alliant of EUR 15, at USF of EUR 13 and at other various entities of EUR 19.

After the effect of exchange rate differences, a total restructuring provisions of EUR 136 remained as of December 29, 2002, of which EUR 79 related to Alliant, EUR 45 to USF and EUR 12 to other various entities.

2001 changes to the restructuring provision

In 2001 the Company recorded restructuring provisions relating to acquisitions of EUR 118. EUR 111 of this provision related to the acquisition of Alliant in November 2001 which included provisions for closing costs of EUR 60, rent liabilities of EUR 30 and severance cost of EUR 21, relating to the termination of approximately 870 employees.

Furthermore, the Company recognized restructuring provisions amounting to EUR 141, EUR 111 of which related to a restructuring of USF, EUR 18 related to a restructuring of Ahold’s operations at U.S. Retail, EUR 6 related to restructuring provisions recorded at Albert Heijn and EUR 6 relates to other various entities. The USF restructuring mainly related to the integration of USF’s operation with those of Alliant and included a charge of EUR 33 relating to the severance benefits of approximately 580 employees, rent liabilities of EUR 43 and closing costs of EUR 35.

During 2001, EUR 62 of the restructuring provisions was utilized, mainly relating to the restructuring efforts at USF.

The Company lowered in 2001 the estimated restructuring provisions by approximately EUR 80, of which EUR 33 related to USF, EUR 21 related to A&P and EUR 26 related to other various entities. These reversals were accounted for as an adjustment to the purchase price allocation resulting in an increase of the goodwill recorded for these acquisitions. Another EUR 18 was reversed relating to the restructuring provision for Albert Heijn.

After the effect of exchange rate differences, the remaining restructuring provisions as of December 30, 2001 amounted to EUR 263, of which EUR 113 related to Alliant, EUR 133 related to USF and EUR 17 related to various other entities.

Financial Statements

23

23 Other provisions

	Provision for supplemental and severance payments	Self insurance program	Miscellaneous	Maintenance	Total
Balance as of December 31, 2000	55	322	347	52	776
Acquisitions	—	86	52	—	138
Interest	—	23	2	—	25
Provisions charged to income statement	(2)	171	23	—	192
Released to income/change in estimate	(1)	—	(51)	(52)	(104)
Used	(14)	(178)	(157)	—	(349)
Exchange rate differences	1	26	16	—	43
Reclassification	(24)	—	24	—	–

Balance as of December 30, 2001	15	450	256	—	721
Acquisitions	1	—	73	—	74
Interest	—	24	4	—	28
Provisions charged to income statement	11	366	105	—	482
Released to income/change in estimate	(3)	(4)	(16)	—	(23)
Used	(9)	(391)	(101)	—	(501)
Exchange rate differences	(1)	(65)	(35)	—	(101)

Balance as of December 29, 2002	14	380	286	—	680
Acquisitions	—	—	(1)	—	(1)
Interest	—	21	3	—	24
Provisions charged to income statement	21	388	131	—	540
Released to income/change in estimate	(15)	—	(29)	—	(44)
Used	(6)	(313)	(58)	—	(377)
Exchange rate differences	(1)	(67)	(26)	—	(94)

Balance as of December 28, 2003	13	409	306	—	728

Self-insurance program

The Company is self-insured for certain potential losses relating to general liability, commercial vehicle liability and workers’ compensation mainly relating to its U.S. subsidiaries. Maximum self-insurance retention, including defense costs per occurrence, is EUR 2 for general liability, EUR 5 for commercial auto liability, and EUR 5 for workers’ compensation. The self-insurance program liability is actuarially determined, based on claims filed and an estimate of claims incurred but not reported, and was discounted using a discount rate of 5.0% in 2003 and 5.5% in 2002.

Miscellaneous

Included in this provision is an amount of EUR 136 in 2003 (2002: EUR 106) for unfavorable lease contracts. Also included in this provision is an amount of EUR 68 in 2003 (2002: EUR 64) related to a Customer Loyalty Program in The Netherlands, which reflects the estimated cost of benefits that customers are entitled to when they participate in the loyalty program. There is a liability of EUR 49 in 2003 (2002: EUR 70) regarding various claims with respect to a dispute regarding the appropriate conversion to Pesos of an amount previously payable to a third party in US dollar pursuant to Argentine law.

Financial Statements

Notes: 24

24 Loans

	December 28, 2003	December 29, 2002
Subordinated loans	1,011	1,780
Bonds and notes	5,993	6,789
Other loans	532	890
Mortgages	41	72
Loans from joint ventures and equity investees	—	55

	7,577	9,586
Current portion	(975)	(1,273)

Long-term portion of loans	6,602	8,313

As of December 28, 2003, maturities of long-term debt during each of the next five years and thereafter are as follows:

2004	975
2005	1,406
2006	248
2007	592
2008	1,625
Thereafter	2,731

7,577

Breakdown by currency and type of interest in Euro (excluding current portion of long-term debt):

	Fixed interest	Floating interest	December 28, 2003	December 29, 2002
Euro	1,859	752	2,611	3,520
U.S. Dollar	3,542	293	3,835	4,697
Other	—	156	156	96

	5,401	1,201	6,602	8,313

Subordinated loans

Subordinated loans at fixed rates

	Repayment commitments
	Within 1 year	Between 1 and 5 years	After 5 years	December 28, 2003	December 29, 2002
EUR 920, 4.0% convertible subordinated notes, maturing on May 16, 2005	920	—	—	920	920
EUR 678, 3.0% convertible subordinated notes, maturing on September 30, 2003	—	—	—	—	678
EUR 91, 6.75% bond, maturing on August 24, 2003	—	—	—	—	91
EUR 91, 5.875% bond, maturing on December 19, 2005	—	91	—	91	91

Total subordinated loans	920	91	—	1,011	1,780

In May 2000, Ahold issued 4.0% convertible subordinated notes due May 16, 2005, with a principal amount of EUR 920. Holders of these notes have the right to convert the notes into common shares of Ahold at any time prior to May 16, 2005. On December 17, 2003 the conversion was adjusted as a result of anti-dilution provisions included in the indenture under which the notes were issued from EUR 31.56 to 26.32 per common share due to the 2 for 3 rights offering of 620,951,317 new common shares on November 26, 2003. The conversion feature was not deemed beneficial at issuance. Ahold has the right to redeem the convertible notes, in whole but not in part, at the principal amount thereof, together with accrued interest at any time. On April 15, 2004, the Company announced its intention to redeem on or about June 2, 2004, the EUR 920 4% convertible subordinated notes. The Company intends to redeem the notes at 100% of their principal amount, plus accrued and unpaid interest through the date of redemption.

In September 1998, Ahold issued 3.0% convertible subordinated notes due September 30, 2003 with a principal amount of EUR 678, with interest payable annually. Holders of the convertible subordinated notes had the right to convert the notes into common shares of Ahold at any time prior to September 25, 2003. During 2002, the conversion price was adjusted from EUR 27.02 to EUR 26.80 per common share as a result of anti-dilution provisions included in the indenture under which the notes were issued. The conversion feature was not deemed beneficial at issuance. At any time after September 30, 2001, the notes were redeemable at the option of Ahold,

Financial Statements

24

in whole but not in part, at the principal amount thereof, together with accrued interest. These notes matured on September 30, 2003 and were repaid.

Redemption of the loans is subordinated to the claims of all existing and future creditors.

Bonds and notes

	Repayment commitments
Bonds (fixed rates unless otherwise noted)	Within 1 year	Between 1 and 5 years	After 5 years	December 28, 2003	December 29, 2002
EUR-denominated bonds and notes
EUR 1,500 notes 6.375%	—	1,138	—	1,138	1,355
EUR 1,500 bond 5.875%	—	1,500	—	1,500	1,500
EUR 600 notes 5.875%	—	—	430	430	512
EUR 227 bond 6.25%	—	238	—	238	284
EUR 200 bond 6.375%	—	200	—	200	200
EUR 136 bond 5.875%	—	136	—	136	136
USD-denominated bonds and notes
USD 700 notes 8.25%	—	—	563	563	671
USD 500 notes 6.25%	—	—	402	402	479
USD 500 notes 6.875%	—	—	402	402	479
USD 250 bond 9.875%	—	—	—	—	58
USD 100 bond 9.125%	—	—	—	—	17
Other denominated bonds and notes
GBP 500 bond 6.50%	—	—	572	572	681
JPY 33,000 bond LIBOR plus 1.5%	—	—	299	299	299
CZK 3,000 note PRIBOR plus 0.28%	—	92	—	92	96
Other bonds	16	1	4	21	22

	16	3,305	2,672	5,993	6,789

EUR-denominated bonds and notes

•	EUR 1,500 notes 6.375%, issued by Ahold Finance U.S.A., Inc., which merged into Ahold International Finance LLC on April 24, 2002, and changed its name to Ahold Finance U.S.A., LLC on the same day. The notes are guaranteed by Ahold. Mature June 8, 2005. These notes have been swapped to a USD liability of USD 1,415 at an interest rate of 8.547%.

•	EUR 1,500 bond 5.875%, issued by Ahold. Mature May 9, 2008. Of this bond, EUR 600 has been swapped to a floating interest rate.

•	EUR 600 notes 5.875%, issued by Ahold Finance U.S.A., Inc., which merged into Ahold International Finance LLC on April 24, 2002, and changed its name to Ahold Finance U.S.A., LLC on the same day. The notes are guaranteed by Ahold. Mature March 14, 2012. The notes have been swapped to a USD liability of USD 534 at an interest rate of 6.835%.

•	EUR 227 bond 6.25%. This 10-year Eurobond was issued by Ahold USA Holdings Inc., which changed its name to Croesus, Inc. on December 7, 1998. The bond is guaranteed by Ahold. Matures November 28, 2006. This bond has been swapped to a USD liability of USD 296 at an interest rate of 7.152%.

•	EUR 200 bond 6.375%, issued by Ahold. Matures November 30, 2007.

•	EUR 136 bond 5.875%. This 10-year Eurobond is issued by Albert Heijn B.V., guaranteed by Ahold. Matures December 19, 2007.

USD-denominated bonds and notes

•	USD 700 notes 8.25%, issued by Ahold Finance U.S.A., Inc., which merged into Ahold International Finance LLC on April 24, 2002, and changed its name to Ahold Finance U.S.A., LLC on the same day. The notes are guaranteed by Ahold. Mature July 15, 2010.

•	USD 500 notes 6.25%, issued by Ahold Finance U.S.A., Inc., which merged into Ahold International Finance LLC on April 24, 2002, and changed its name to Ahold Finance U.S.A., LLC on the same day. The notes are guaranteed by Ahold. Mature May 1, 2009.

•	USD 500 notes 6.875%, issued by Ahold Finance U.S.A., Inc., which merged into Ahold International Finance LLC on April 24, 2002, and changed its name to Ahold Finance U.S.A., LLC on the same day. The notes are guaranteed by Ahold. Mature May 1, 2029.

Financial Statements

Notes: 24

•	USD 250 bond 9.875%, issued by Disco S.A., which had an original maturity date of May 15, 2008. This loan was redeemed on July 22, 2003. Ahold België N.V. held USD 190.3 of this bond.

•	USD 100 bond 9.125%, issued by Disco S.A. Matured and fully redeemed on May 15, 2003. Ahold België N.V. held USD 82 of this bond.

Other denominated bonds and notes

•	GBP 500 bond 6.5%, issued by Ahold Finance U.S.A., Inc., which merged into Ahold International Finance LLC on April 24, 2002, and changed its name to Ahold Finance U.S.A., LLC on the same day. The bond is guaranteed by Ahold. Mature March 14, 2017. This bond has been swapped to a USD liability of USD 711, of which USD 355,5 has an interest rate of 7.493% and USD 355,5 has been swapped to a floating interest rate.

•	JPY 33,000 bond, JPY LIBOR +1.5%, issued by Ahold in a private placement. Matures May 15, 2031. This bond has been swapped to a EUR liability of EUR 299 at an interest rate of 7.065%.

•	CZK 3,000 note PRIBOR + 0.28% note issued by Ahold. Matures September 14, 2005.

Other loans

	Repayment commitments
Other loans (fixed rate unless otherwise noted)	Within 1 year	Between 1 and 5 years	After 5 years	December 28, 2003	December 29, 2002
EUR-denominated loans and notes
EUR 158 loan EURIBOR plus 0.63%	—	—	—	—	158
EUR 125 loan 2.7375%	—	125	—	125	—
EUR 95 EURO Note 5.625%	—	95	—	95	95
EUR 66 note EURIBOR plus 0.8%	—	66	—	66	66
EUR 50 note EURIBOR plus 0.4%	—	50	—	50	50
EUR 45 loan 7.70%	9	—	—	9	18
USD-denominated loans
USD 150 loan LIBOR plus 0.1%	—	—	—	—	128
USD 50 loan 6.23%	—	—	—	—	48
USD 39 loan 6.11%	—	—	—	—	37
Other loans	26	125	36	187	290

	35	461	36	532	890

EUR-denominated loans and notes

•	EUR 125 loan 2.7375%, issued by Schuitema. Matures February 2007.

•	EUR 158 floating rate EURIBOR + 0.63% loan, issued by Ahold. Matured October 30, 2003.

•	EUR 95 Euro note 5.625%, issued by Ahold. Matures December 17, 2008.

•	EUR 66 floating rate EURIBOR + 0.8% note, issued by Ahold. Matures October 26, 2007.

•	EUR 50 floating rate EURIBOR + 0.4% loan issued by Ahold. Matures June 14, 2007.

•	EUR 45 loan 7.70%, incurred by Ahold Vastgoed B.V., principal repayments on this loan are due in five equal installments of EUR 9 from June 2000 through June 2004.

USD-denominated loans and notes

•	USD 150 loan, LIBOR plus 0.1%. This loan was issued by Ahold. To obtain this loan, Ahold pledged legal ownership of USD 150 Disco bonds, held by Ahold België N.V. Matured on May 14, 2003.

•	USD 50 notes 6.23% issued by Croesus, Inc., guaranteed by Ahold, which had an original maturity date of June 30, 2006. The notes were redeemed on April 22, 2003.

•	USD 39 notes 6.11% issued by Croesus, Inc., guaranteed by Ahold, which had an original maturity date of June 30, 2003. The notes were redeemed on April 22, 2003.

The EURIBOR rate as of December 24, 2003 was for 3 months, 2.142% and, for 6 months, 2.181%. The LIBOR USD rate as of December 24, 2003 USD was, for 3 months, 1.17% and, for 6 months, 1.23%. The PRIBOR 6 months rate as of December 23, 2003 was 2.12%.

Ahold Finance USA Inc. is a 100%-owned finance subsidiary of Ahold and Ahold has fully and unconditionally guaranteed all securities issued by Ahold Finance USA Inc. listed above. There are no significant restrictions on the ability of Ahold to obtain funds from Ahold Finance USA, Inc. by dividend or loan.

As of December 28, 2003, the aggregate amounts of mortgages and other loans that were collateralized by buildings and land amounted to EUR 41 (2002: EUR 92).

Financial Statements

24

Credit facilities

March 2003 and December 2003 Credit Facility

On March 3, 2003, the Company replaced the 2002 Credit Facility, under which USD 550 was drawn and USD 150 in letters of credit were outstanding as of February 24, 2003, with the March 2003 Credit Facility. The March 2003 Credit Facility provided for aggregate borrowings of up to EUR 600 and USD 2,200 in two tranches. The borrowings under the EUR 600 tranche and under the USD 1,285 tranche were collateralized by a pledge of shares of Ahold’s significant Dutch and U.S. subsidiaries, as well as security over certain intellectual property rights relating to Albert Heijn and Stop & Shop and certain Dutch and U.S. intercompany receivables.

The March 2003 Credit Facility carried an initial interest rate of LIBOR (or EURIBOR for Euro-denominated borrowings) plus a margin of 3.25%, which margin was subject to a ratings ratchet that could increase the margin to 4.00% if Ahold’s corporate credit rating was further downgraded (to B+ (S&P)/B1 (Moody’s) or lower) or if no rating was assigned to Ahold, and could decrease the margin to 1.00% if its rating became investment grade (BBB- (S&P)/Baa3 (Moody’s) or higher). Ahold paid fees of 3.25% per annum on the outstanding amount of each letter of credit, subject to the same ratings ratchet discussed above. The March 2003 Credit Facility also contained customary covenants and events of default. Ahold was permitted to use borrowings under the 2003 Credit Facility to refinance intercompany indebtedness, fund intercompany loans, provide for working capital and for general corporate purposes.

On December 17, 2003 the Company executed, and on December 23 the Company amended, the December 2003 Credit Facility with ABN AMRO Bank N.V. (“ABN AMRO”), Bank of America, N.A., Goldman Sachs Credit Partners, L.P., ING Bank N.V., J.P. Morgan Chase Bank and certain banks and financial institutions, as lenders (the “Lenders”). The December 2003 Credit Facility provides for credit in an aggregate amount of up to EUR 300 and USD 1,450. The December 2003 Credit Facility replaces, in its entirety, the March 2003 Credit Facility, which had an original maturity date of February 2004. Albert Heijn and Stop & Shop are able to utilize the December 2003 Credit Facility as described below.

The December 2003 Credit Facility is comprised of the following three facilities:

•	Euro Facility: a EUR 300 three-year revolving credit facility made available to Albert Heijn B.V. with a final maturity date of December 17, 2006 (the “AH RCF Tranche”);

•	Dollar Facility: a USD 650 three-year revolving credit facility made available to Stop & Shop with a final maturity date of December 17, 2006 (the “S&S RCF Tranche”). The S&S RCF Tranche includes a USD 200 swingline facility for borrowings on a same day basis (the “Swingline Facility”); and

•	Letter of Credit Facility: a USD 800 three-year letter of credit facility made available to Stop & Shop with a final maturity date of December 17, 2006.

Interest rate and fees

Loans under the AH RCF Tranche and the S&S RCF Tranche (other than under the Swingline Facility) may be borrowed, at an interest rate of LIBOR (for borrowings under the S&S RCF Tranche) or EURIBOR (for borrowings under the AH RCF Tranche) plus a margin of not less than 2.75% during the initial six months of the credit facility. Following the initial six month period, or as from June 17, 2004, loans may be drawn under the AH RCF Tranche and the S&S RCF Tranche with a margin which is subject to a ratings ratchet that could increase the margin to up to 3.50% if Ahold’s credit ratings are further downgraded (to corporate credit rating B+ by S&P or senior implied credit rating B1 by Moody’s, or lower) or if no rating is assigned. The margin will decrease to 1.00% if Ahold’s credit rating becomes investment grade (to corporate credit rating BBB- by S&P or senior implied credit rating Baa3 by Moody’s, or higher). Ahold will be required to pay fees of no lower than 2.75% per annum on the outstanding amount of each letter of credit, subject to the same ratings ratchet discussed above.

A commitment fee per annum (calculated on a daily basis) of 40% of the applicable margin must be paid quarterly in arrears in respect of all commitments which are undrawn and uncancelled under the December 2003 Credit Facility. A utilization fee will be required to be paid quarterly in arrears on amounts used under the AH RCF Tranche and the S&S RCF Tranche computed at the rate of (i) 0.25% per annum for each day the amount utilized under the AH RCF Tranche and the S&S RCF Tranche equals or exceeds one-third of the USD committed amount, as at the Signing Date, but is less than two-thirds of that amount; and (ii) 0.50% per annum for each day the amount utilized under the AH RCF Tranche and the S&S RCF Tranche equals or exceeds two-thirds of the USD committed amount, as at the Signing Date.

Financial Statements

Notes: 25

Covenants

The December 2003 Credit Facility contains customary covenants that place restrictions on the incurrence of debt by Albert Heijn and Stop & Shop and their subsidiaries, the payment of dividends (other than in relation to preferred shares) by any Borrower or Guarantor, the redemption of share capital by any Borrower or Guarantor, and the sale of assets, mergers, liens, sale-leaseback transactions, capital expenditure, acquisitions and investments. Furthermore, the December 2003 Credit Facility requires Ahold to maintain the following EBITDA to net interest expense and net debt to EBITDA ratios:

	EBITDA to net interest expense	Net debt to EBITDA
Fourth quarter of 2003	2.25 : 1.00	4.00 : 1.00
First and second quarter of 2004	2.25 : 1.00	4.00 : 1.00
Third and fourth quarter of 2004	3.00 : 1.00	3.625 : 1.00
First and second quarter of 2005	4.00 : 1.00	3.25 : 1.00
Third and fourth quarter of 2005	4.25 : 1.00	3.00 : 1.00
2006	4.50 : 1.00	2.75 : 1.00

Events of default

The December 2003 Credit Facility contains customary events of default, including, without limitation, payment defaults, breach of representations and warranties, covenant defaults and cross-defaults. If an event of default occurs, the Lenders are entitled to accelerate the amounts owing under the December 2003 Credit Facility, cancel all commitments and to take all other actions permitted to be taken by a secured creditor.

Ranking

The December 2003 Credit Facility ranks at least pari passu with all existing unsecured third-party debt. In the event of enforcement, the interests of the Lenders will rank in priority to all unsecured third-party debt of the Borrowers, to the extent of the security interests granted in favor of the Lenders. Furthermore, the Lenders’ rights under the December 2003 Credit Facility are contractually senior to intercompany loans provided to the Borrowers, as these are contractually subordinated to the December 2003 Credit Facility by the relevant intra-group lenders.

Security

The December 2003 Credit Facility will be secured by (1) a stock pledge over the outstanding shares in each of Stop & Shop, S&S Brands, Inc., and Giant Brands, Inc; (2) certain inter-company receivables owed to Stop & Shop (subject to certain agreed exemptions to be set out in the December 2003 Credit Facility); and (c) certain intellectual property rights connected with the names “Stop & Shop” and “Giant” (collectively, the “Security”).

If Ahold’s credit ratings reach and remain at least at BBB- by S&P and Baa3 by Moody’s for a continuous period of six months or longer, then upon its request, the Lenders will release the Security and terminate all subordination arrangements; provided that no Event of Default under the December 2003 Credit Facility has occurred or is continuing and no subsequent ratings downgrade has occurred as at the date of such release. Should either of Ahold’s ratings subsequently fall below these credit ratings, the Security and subordination arrangements will be promptly reinstated.

25 Financial lease commitments

Financial lease commitments are principally for buildings and are generally held by Ahold’s U.S. subsidiaries. Terms range from 10 to 25 years and contain renewal options. Components of assets held under capital leases are as follows:

	December 28, 2003	December 29, 2002
Land and buildings	2,546	2,617
Machinery and equipment	69	114

	2,615	2,731
Accumulated depreciation	(763)	(782)

	1,852	1,949

Financial Statments

26, 27

At the time of entering into financial lease agreements, the commitments are recorded at their present value using the interest rate applicable for long-term borrowings. At December 28, 2003, existing financial lease commitments are recorded at present value at an average interest rate of 9.8% (year-end 2002: 9.6%).

	December 28, 2003	December 29, 2002
Commitments	2,265	2,323
Current portion	(99)	(99)

Long-term portion of financial lease commitments	2,166	2,224

Commitments payable after 5 years	1,819	1,840

Interest expense on capital lease commitments was EUR 218, EUR 232 and EUR 214 for 2003, 2002, and 2001, respectively. The aggregate amounts of minimum rental commitments to third parties, under non-cancelable capital lease contracts for the next five years and thereafter are as follows:

2004	310
2005	317
2006	284
2007	273
2008	269
Thereafter	3,021

Total future minimum lease payments	4,474
Estimated executory costs	(2)
Interest portion	(2,207)

Present value of net minimum capital lease payments	2,265
Current portion	(99)

Long-term portion of capitalized lease commitments	2,166

Total future minimum lease payments above have not been reduced by minimum sublease rentals of EUR 4, as of December 28, 2003 due in the future under related non-cancelable subleases.

26 Other non-current liabilities

Other non-current liabilities primarily consist of step rent accruals for EUR 42 (2002: EUR 45) and deferred gains of EUR 151 (2002: EUR 303) and other non-current liabilities of EUR 3 (2002: EUR 0). Step rent accruals relate to the equalization of rent payments relating to contracts with scheduled rent increase throughout the life of the lease contract. Deferred gains represent mainly the non-current portion of deferred book gains on sale and leaseback transactions as well as up-front payments received from banks with respect to derivative contracts.

27 Current liabilities

Loans payable

	December 28, 2003	December 29, 2002
Current portion of loans and financial lease commitments	1,074	1,372
Loans payable to financial institutions	114	702
Ahold Dutch Customer Fund Loan	66	113
Personnel and customer savings	92	96
Other loans	382	87

	1,728	2,370

Other current liabilities

	December 28, 2003	December 29, 2002
Deferred gains	72	50
Payables to joint ventures and equity investees	16	3
Vacation allowances	269	295
Interest	206	251
Pension funds	17	33
Dividend cumulative preferred financing shares	38	18

	618	650

Financial Statements

Notes: 28

28 Related party transactions

Ahold has entered into arrangements with a number of its subsidiaries and affiliated companies in the course of its business. These arrangements relate to service transactions and financing agreements. Transactions were conducted at market prices, adjusted to reflect the volume of transactions and the relationship between parties.

The Company’s wholly-owned subsidiary, USF, had product purchasing arrangements with five entities, commonly referred to as value-added service providers (VASPs), that provided varying degrees of support to USF primarily in the procurement of private label and signature brand products. As part of its normal business practice, USF guaranteed some of the obligations of the VASPs to vendors relating to purchases made on behalf of USF. The amount of future payments that USF would be required to make under the guarantees depends on outstanding accounts payable to vendors for purchases made by the VASPs on behalf of USF.

During the third quarter of 2003, management of USF, decided to cease doing business with the VASPs by early 2004 through a phased transition of services timeline. That decision was communicated to the VASPs prior to December 28, 2003 and resulted in claims made by the VASPs for reimbursement by the Company of certain costs they would incur as a result of this decision, principally employee severance and unavoidable lease commitments. Since year-end 2003, USF has ended its relationship with four of the five VASPs and is not incurring any new guaranteed obligations with respect to these prior arrangements. The fifth VASP continues to incur obligations which are guaranteed by USF for the reasons and purposes described above.

USF has assumed or expects to assume certain liabilities and obligations of the VASPs in connection with the phase out, and does not expect to be able to fully collect the amounts owed to USF by the VASPs. During the third quarter of 2003 and subsequently, the VASPs quantified and reduced claims to writing and the Company accrued a EUR 8 liability representing the probable minimum costs it expects to incur as a result of these claims. In December 2003, the Company entered into a Termination and Settlement Agreement relating to four of the five VASPs. At December 28, 2003, the Company has recorded an accrual of approximately USD 20, reflecting the estimated costs and relating expenses resulting from the settlement reached with four of the five VASPs, and anticipated settlement with the remaining VASP entity.

As of December 28, 2003 and December 29, 2002, Ahold recorded accounts receivable due from the VASPs of EUR 42 and EUR 116 and payables to the VASPs in the amount of EUR 72 and EUR 159, respectively. Additionally, under the Dutch GAAP and US GAAP requirements, Ahold recorded VASP inventory and related trade payables in the amount of EUR 54 and EUR 59 at December 28, 2003 and December 29, 2002, respectively. Ahold recorded approximately EUR 2,607, EUR 2,800 and EUR 1,700, representing approximately 20%, 18% and 16% of USF’s cost of sales related to purchases through VASPs in 2003, 2002 and 2001, respectively.

The Company generated vendor allowances for the ICA joint venture, which amounted to EUR 8 in 2003 and EUR 6 in 2002. At the end of 2003 and 2002, amounts receivable from the ICA joint venture totaled EUR 5 and EUR 4, respectively. At the end of 2003 amounts payable to the ICA joint venture were EUR 12. Service income in 2003 amounted to EUR 5 and service expense amounted to EUR 4 for shared information technology.

In the ordinary course of business, Luis Paez, an equity investee of Ahold, generated sales from transactions with Ahold, which amounted to EUR 7 in 2003, EUR 7 in 2002 and EUR 7 in 2001. The Company provided financing to Luis Paez and received interest from Luis Paez of EUR 3 in 2003, EUR 4 in 2002 and EUR 2 in 2001. At the end of 2003 and 2002, amounts receivable from Luis Paez totaled EUR 77 and EUR 82, respectively. At the end of 2003, amounts payable to Luis Paez totaled EUR 3.

Ahold provided financing to its joint venture JMR, and received interest from JMR of EUR 1 in 2003 and EUR 5 in 2002. At the end of 2003 and 2002, amounts receivable from Jéronimo Martins Retail Services AG totaled EUR 9 and EUR 42, respectively. At the end of 2003, amounts payable to JMR totaled EUR 1. Ahold also provided services to Jéronimo Martins Retail Services AG, for which Ahold received EUR 4 in 2003, EUR 8 in 2002 and EUR 7 in 2001. In the ordinary course of business, Ahold generated vendor allowances for Jéronimo Martins Retail Services AG, which amounted to EUR 1 in 2003.

Ahold has long-term receivables of EUR 5 from real estate joint ventures and rent payments of EUR 1 to real estate joint ventures. In 2002 Ahold had no transactions with these joint ventures.

Paiz Ahold, a joint venture, provided financing to Ahold, and received interest of EUR 1 in 2002 and EUR 8 in 2001. At the end of 2002, amounts payable to Paiz Ahold totaled EUR 48. Ahold also had service transactions with Paiz Ahold, for which Ahold received EUR 1 in 2002. Ahold had no transactions in 2003 with Paiz Ahold.

Starting in the second half of 2002, DAIH is included in the consolidated figures of Ahold. In the first half of 2002, Ahold received interest from DAIH for financing activities for a total amount of EUR 12 (2001: 22; 2000: 11). At the end of 2001, amounts receivable from DAIH totaled EUR 390. Ahold also provided services to DAIH, for which Ahold received EUR 1 in the first half of 2002 and EUR 2 in 2001.

Ahold also had service transactions with its equity investee Accounting Plaza B.V. (“Accounting Plaza”), which rendered accounting and administrative services to certain Ahold subsidiaries in The Netherlands, amounting to EUR 21 in 2003 and EUR 20 in 2002. During 2001 Accounting Plaza was a consolidated subsidiary, and therefore

Financial Statements

29

the transactions were eliminated in consolidation. Amounts receivable from Accounting Plaza at December 28, 2003 totaled EUR 3 and at December 29, 2002 totaled EUR 1. Amounts payable to Accounting Plaza at December 28, 2003 totaled EUR 3 and at December 29, 2002 totaled also EUR 3.

Kobalt Media Service B.V., an equity investee that rendered promotional and advertising services to certain Dutch Ahold subsidiaries, which amounted to EUR 55 in 2003 (EUR 44 in 2002 and EUR 38 in 2001). Amounts payable to Kobalt Media Service B.V. at December 28, 2003 totaled EUR 7.

Loyalty Management Nederland B.V. (“LMN”), an equity investee that rendered services to certain Dutch Ahold subsidiaries, relating to the management of customer loyalty programs, which amounted to EUR 25 in 2003. Amounts payable to LMN as at December 28, 2003 totaled EUR 6.

Ahold also had purchase transactions with A.M.S. Coffee Trading, an equity investee that generated sales from transactions with Ahold Coffee Company B.V., which amounted to EUR 1 in 2003. Amounts payable to A.M.S. Coffee trading as at December 28, 2003 totaled EUR 3. In 2002 Ahold had no transactions with this equity investee.

In January 1994, a group of Ahold’s Dutch managers and employees acquired a EUR 15 capital investment in the Albert Heijn Vaste Klanten Fonds (“Dutch Customer Fund” or “AHVKF”), an independent investment fund that primarily invests all of its assets in Ahold’s shares and debt. The capital investment had previously been held by Het Weerpad B.V., an investment company of the Heijn family, founders of Ahold. The Company made loans to this group of managers and employees, which included some of Ahold’s officers, to assist them with their investment in the AHVKF. These floating-rate loans, bearing fluctuating interest based on the European Central Bank interest rates on deposits, are generally due in ten years from issuance or upon an individual’s termination of employment, if earlier, and are collateralized by each individual’s corresponding investment in the AHVKF.

In July 1996 and April 1998, additional loans were granted to Ahold’s Dutch managers and employees to purchase additional investments in the AHVKF. Some officers participated in these purchases. As of December 28, 2003, a total of EUR 37 (2002: EUR 41) of loans was outstanding, including EUR 0.4 due from Ahold’s current and former officers (2002: EUR 0.5).

Schuitema paid an amount of EUR 14 to Vereniging C1000 in 2003 that will be used to support certain projects of franchisees.

29 Financial instruments and risks

Ahold reviews and monitors its exposure and risks related to changes in exchange rates, interest rates and commodity rates. Ahold utilizes derivative financial instruments, including swaps, options and forward contracts, to manage these exposures. These instruments are not considered specialized or high-risk and are generally available from numerous sources. Ahold enters into contracts to hedge economic risks and does not enter into contracts or utilize derivatives for speculative purposes. The terms of the financial instruments utilized are consistent with the related underlying hedged exposures. Established controls are in place covering all financial instruments. These include policies, guidelines and a system of authorization and reporting. All contracts have been entered with major creditworthy financial institutions, and the risk associated with these transactions is the cost of replacing these agreements at the current market rates, in the event of default by the counter parties. The Company does not have a significant concentration of risk with any single party in any of its financial instruments. Management regularly evaluates its use of financial instruments and believes that the risk of incurring losses as a result of default is remote.

All derivative financial instruments are entered into for economic hedging purposes. In order for a derivative financial instrument to qualify as a hedge for accounting purposes, the instrument must be effective in hedging the underlying designated risk, meaning that changes in the fair value of the hedging instrument substantially offset the change in the fair value of the hedged item or forecasted transaction attributable to that risk element.

To the extent that derivative instruments are designated and qualify as hedges under applicable hedge accounting rules, the fair values of these instruments are not included in the Company’s balance sheet; rather, any associated gains or losses on the instruments are deferred and are recognized in the statement of operations in the same period in which the underlying hedged exposure affects earnings. Instruments that are not designated as hedges or that fail to qualify for hedge accounting, are included in the Company’s balance sheet at fair value with changes in value recognized in current period income. Derivative instruments to hedge firm commitments and forecasted future transactions are not accounted for until the firm commitment or forecasted future transaction occurs.

Ahold had 83 and 66 financial derivative contracts outstanding as of the end of 2003 and 2002, respectively. The notional contract quantities as of year-end 2003 and 2002 were EUR 4,690 and EUR 4,681, respectively, with a market value of EUR 548 in 2003 and EUR 47 in 2002. Of these 83 contracts, 63 have maturity shorter Then one year, 14 have a maturity of one to five years and 6 have a maturity ranging from five to 30 years. Some of Ahold’s derivatives agreements require it to maintain specific financial ratios, the breach of which could result in cross-acceleration and cross-defaults under the terms of other derivatives instruments and debt agreements.

Financial Statements

Notes: 29

Foreign exchange and interest rate risk management

Since Ahold has operations in a variety of countries throughout the world, a substantial portion of its assets, liabilities and results are denominated in foreign currencies, primarily the US dollar. As a result, the Company is subject to foreign currency exchange risk due to exchange rate movements, which affect Ahold’s transaction costs and the translation of the results and underlying net assets of its foreign subsidiaries. Ahold actively manages foreign currency exposure by financing in local currency borrowings to the extent possible or practical. Using this hedging technique, Ahold manages its overall debt portfolio to match asset investments on a country-by-country basis. When local financing is not possible or practical, the Company will finance foreign operations through intercompany loans. Ahold has been able to substantially mitigate foreign currency exposure with local borrowings or by entering into cross-currency swaps to hedge third-party debt in a currency other than the functional currency of the entity.

Ahold uses a combination of interest rate, cross-currency and foreign currency exchange swaps to hedge variable rate exposures resulting from changes in interest rates and foreign currency exchange rates on borrowings in currencies other than the functional currency. Ahold’s objective in managing exposures to interest rate and foreign exchange rate fluctuations on debt is to reduce income and cash flow volatility. Ahold’s financial position is largely fixed by long-term debt issues and derivative financial instruments. Interest rate swaps allow the Company to maintain a target range of floating debt.

Fair value of financial instruments

The following table presents the nominal amounts and fair values of Ahold’s financial instruments:

	December 28, 2003		December 29, 2002
	Nominal amount	Fair value	Nominal amount	Fair value
Assets
Loans receivable	283	288	342	350
Liabilities
Borrowings	(9,841)	(10,097)	(11,909)	(13,836)
Derivative financial instruments
Currency derivatives	110	(6)	414	(4)
Cross currency derivatives	3,338	517	3,418	12
Interest rate derivatives	1,242	36	849	39
Fuel derivatives	4 million gallons	1	14 million gallons	1

Total derivative financial instruments	4,690	548	4,681	48

The carrying amounts of cash, accounts receivable, accounts payable, current loans payable and capital lease commitments approximate their fair value due to the short-term nature of these instruments.

The fair value of long-term debt is estimated using discounted cash flow analysis based on interest rates from similar types of borrowing arrangements or at quoted market prices, if applicable. The fair value of derivative financial instruments is the amount at which these instruments could be settled.

The main reason for the change in the fair value in the derivative financial instruments of EUR 47 in 2002 to EUR 548 in 2003 is because of the US dollar weakness.

Other derivative instruments

In countries where the local currency is subject to large fluctuations, Ahold often enters into lease agreements denominated in currencies that differ from the local currency (historically, this included the US dollar and currencies subsequently replaced by the Euro). As a result, the Company had embedded foreign exchange derivatives in certain lease contracts in the Czech Republic, Slovakia and Poland. Under Dutch GAAP these embedded derivatives are not accounted for separately.

Financial Statements

30

30 Commitments and contingencies

Rent commitments

The annual costs of rentals and operating leases were as follows:

	2003	2002	2001
Minimum rentals	954	970	902
Contingent rentals	19	22	16
Leases and sublease income	(151)	(126)	(155)

	822	866	763

Certain of the leases provide for contingent additional rentals based on a percentage of sales. Substantially all of the store leases have renewal options for additional terms. No leases impose restrictions on the Company’s ability to pay dividends, incur additional debt, or enter into additional leasing arrangements.

The aggregate amounts of minimum rental commitments to third parties as of December 28, 2003, under non-cancelable operating lease contracts for the next five years and thereafter were as follows:

2004	747
2005	689
2006	663
2007	583
2008	552
Thereafter	5,552

Total	8,786

Capital investment commitments

Ahold had capital investment commitments for fixed assets outstanding of approximately EUR 337 and EUR 429 at December 28, 2003 and December 29, 2002, respectively.

The Ahold consolidated asset investment commitments as per region were as follows:

Region	Land and buildings	Improvement/ renovations	Fixtures/ equipment	Other fixed assets	Total tangible fixed assets	Intangible assets	Total investment commitments
U.S.	157	30	6	—	193	10	203
Europe	74	12	17	3	106	28	134

Ahold Consolidated	231	42	23	3	299	38	337

Financial Statements

Notes: 30

As shown above, the investment commitments mainly relate to land and buildings of EUR 231 and EUR 323 at December 28, 2003 and December 29, 2002, respectively. The dominant regions with regard to investment commitments are the U.S. with EUR 203 of outstanding capital investment commitments, and the European region with EUR 134 of outstanding capital investment commitments.

Payments resulting from these commitments are expected as follows:

Region	2004	2005	2006	2007	2008	after 2008	Total
U.S.	197	2	2	2	—	—	203
Europe	80	16	10	2	—	26	134

Ahold Consolidated	277	18	12	4	—	26	337

Purchase commitments

Ahold enters into purchase commitments with vendors in the ordinary course of business. The Company has long-term purchase contracts with some vendors for varying terms that requires the Company to buy services and predetermined volumes of goods and goods not-for-resale at fixed prices. As of year end 2003, the Company had approximately EUR 10,000 purchase commitments, which are not recorded on the balance sheet.

Not included in the above purchase commitments are those purchase contracts for which Ahold has received advance vendor allowances, such as up-front signing payments in consideration of its purchase commitments. These contracts generally may be terminated without satisfying the purchase commitments upon repayment of the unearned portions of the advance vendor allowances. The unearned portion of these advance vendor allowances are recorded as a liability on the balance sheet.

Leases

The Company is contingently liable for leases that have been assigned to various third parties in connection with facility closings and asset dispositions. The Company could be required to assume these leases if any of the assignees are unable to fulfill their lease obligation. Due to the wide distribution of the assignments among third parties and various remedies available to the Company, management believes the likelihood that it will be required to assume a material amount of these obligations remote.

Guarantees

Guarantees to third parties, other than lease and bond guarantees, have been issued by Ahold totaling EUR 2,438 and EUR 3,347 as of year-end 2003 and 2002, respectively. These guarantees primarily relate to Ahold’s guarantees that cover liabilities and commitments of its subsidiaries, which are recorded as a liability in the consolidated balance sheet or disclosed as a commitment above.

At December 28, 2003 and at December 29, 2002, Ahold had outstanding guarantees relating to credit facilities of EUR 1,842 and EUR 2,430, respectively. Of the guarantees outstanding at December 28, 2003, EUR 1,467 related to Ahold’s December 2003 Credit Facility, under which no borrowings and USD 363 in letters of credit were outstanding at such date. Of the guarantees outstanding at December 29, 2002, EUR 2,000 related to Ahold’s 2002 Credit Facility, under which EUR 220 in borrowings were outstanding at such date. The carrying amount of the liabilities related to these guarantees is recorded within loans payable in the consolidated balance sheet and was approximately EUR 0 and EUR 220 as of December 28, 2003 and December 29, 2002.

At December 28, 2003, Ahold had granted EUR 329 of loan guarantees relating to the principal amounts of certain loans payable by Ahold’s subsidiaries. At December 29, 2002, the loan guarantees amounted to EUR 391. The guarantees have been issued by Ahold to facilitate loan agreements between consolidated Ahold subsidiaries and third-party financiers and the term of each guarantee is equal to the term of the related loan. Ahold’s maximum liability under the guarantees equals the total amount of the related loans recorded on the consolidated balance sheet.

As discussed in Note 24, Ahold also had provided guarantees of certain bonds issued by subsidiaries for a total amount of EUR 2,358, USD 1,700 and GBP 500 as of December 28, 2003 (EUR 2,463, USD 1,789 and GBP 500 as of December 29, 2002). The nature of these guarantees requires that Ahold assume the obligations under the bonds in the event of default by the subsidiary. The guarantees extend through the dates of the related debt instruments.

Ahold had corporate guarantees of EUR 128 and EUR 296 at December 28, 2003 and December 29, 2002, respectively. These guarantees have been provided to suppliers as assurance that the Ahold subsidiary’s financial obligation, as detailed in the underlying contract, will be met. Ahold would be required to perform under the guarantee if the subsidiary (or group of subsidiaries) fails to meet the financial obligations under the contract, as described in the guarantee.

Ahold issued letters of assurance, comfort letters, real estate guarantees and buy-back guarantees, totaling EUR 139 and EUR 230 at December 28, 2003 and December 29, 2002, respectively. Ahold granted letters of assurance and comfort letters to suppliers and banks to acknowledge the Company’s awareness and support of the transactions and relationships entered into by its subsidiaries and franchisees. The real estate guarantees

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have been granted by Ahold for property leases of its subsidiaries. The buy-back guarantees have been granted by Ahold to facilitate external financing for franchisees or subsidiaries. The liability under these guarantees is secured by the value of the related assets that the Company could obtain and liquidate in the event Ahold has to perform under the guarantees.

Furthermore, the Company issued guarantees related to operating leases and capital leases of its subsidiaries. For a discussion of capital leases, see Note 25. For a discussion of operating leases, see this Note 30 under rent commitments.

On September 3, 2003, Albert Heijn issued a guarantee for a maximum amount of EUR 75 for the payment obligations to the AHVKF. Albert Heijn would be required to perform under the guarantee if Ahold defaulted on its payment obligations to the AHVKF.

Albert Heijn and other related Dutch companies are part of the fiscal unity for income taxes and for value added taxes of Ahold. At December 28, 2003, the carrying amount of the liability related to income taxes and value added taxes within the fiscal unity was EUR 116. The Company would be required to perform if any of the entities within the fiscal unity defaulted on payment of the above-mentioned liabilities.

The Company’s wholly-owned subsidiary, USF, had, as of December 28, 2003, product purchasing arrangements with five entities, commonly referred to as value-added service providers (VASPs), that provided varying degrees of support to USF primarily in the procurement of private label and signature brand products. As part of its normal business practice, USF has guaranteed some of the obligations of the VASPs to vendors relating to purchases made on behalf of USF. The amount of future payments that USF would have been required to make under the guarantees depends on outstanding accounts payable to vendors for purchases made by the VASPs on behalf of USF. Since year-end 2003, USF has ended its relationship with four of the five VASPs and is not incurring any new guaranteed obligations with respect to these prior arrangements. The fifth VASP continues to incur obligations which are guaranteed by USF for the reasons and purposes described above.

During the third quarter of 2003, management of USF, having the authority to do so, reached a decision to cease doing business with the VASPs during 2004 through a phased transition of services timeline. That decision was communicated to the VASPs prior to December 28, 2003 and resulted in claims made by the VASPs for reimbursement by the Company of certain costs they would incur as a result of this decision, principally relating to employee severance and unavoidable lease commitments.

USF has assumed or expects to assume certain liabilities and obligations of the VASPs in connection with the phase out, and does not expect to be able to fully collect the amounts owed to USF by the VASPs. During the third quarter of 2003 and subsequently, the VASPs quantified and reduced claims to writing and the Company accrued a EUR 8 liability representing the probable minimum costs incurred as a result of these claims. In December 2003, the Company entered into a Termination and Settlement Agreement relating to four of the five VASPs. On December 28, 2003, the Company adjusted the accrual to approximately USD 20, reflecting the effects of the changes to previously estimated costs resulting from the settlement reached with four of the five VASPs, from the anticipated settlement with the remaining VASP entity and related costs.

In connection with the financing of B.V. Maatschappij tot Ontwikkeling van Middenstandsprojecten C.K.K., the General partner of Eemburg c.v., a limited partnership in which Ahold participates indirectly, the real estate of Eemburg c.v. has been pledged as collateral for a maximum amount of EUR 45.

Legal proceedings

U.S. securities and ERISA civil litigation and governmental/regulatory investigations

On February 24, 2003, Ahold announced that it would be restating its financial statements for 2001 and 2000 because of, among other things, certain accounting irregularities at USF and because certain joint ventures had been improperly consolidated. Ahold further announced forensic investigations into accounting irregularities at USF and the legality and accounting treatment of certain questionable transactions at Disco, its Argentine subsidiary. Ahold also announced that its Chief Executive Officer and Chief Financial Officer would resign. Following these announcements, numerous lawsuits were filed and civil and criminal investigations of Ahold were initiated by both U.S. and non-U.S. governmental and regulatory authorities.

Numerous putative class actions claiming violations of U.S. securities laws and regulations were filed in the U.S. on behalf of Ahold’s shareholders (collectively, the “Securities Action”). Among the named defendants are Ahold and certain of its current and/or former directors, officers, employees and auditors. Additionally, two class actions (collectively, the “ERISA Action”) were filed on behalf of participants in the 401(k) plans of Ahold USA and USF against the same parties alleging violations of ERISA. The Securities Action and the ERISA Action have been consolidated in the Federal District Court for the District of Maryland.

On February 17, 2004, the lead plaintiffs in the Securities Action served their consolidated amended complaint. In the Securities Action, plaintiffs claim violations of Sections 20(a) and 10(b) of the U.S. Securities Exchange Act of 1934, as amended, and Rule 10(b)(5) promulgated thereunder, and violations of Sections 11, 12(a)(2) and 15 of the U.S. Securities Act of 1933, as amended, by Ahold and certain of its current and/or former officers, directors, employees, auditors and underwriters. In the complaint in the Securities Action, the plaintiffs allege that the class

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(the scope of which is unknown since it is not certified) has suffered billions of dollars in damages. However, the complaint does not specify the amount of compensatory damages sought. If the case goes to trial, the amount of compensatory damages, if any, will be determined at that time.

On February 18, 2004, the lead plaintiffs in the ERISA Action served their consolidated amended complaint. In the ERISA Action, the plaintiffs claim several violations of ERISA with respect to the 401(k) plans of Ahold USA and USF. The plaintiffs seek a declaratory judgment that defendants have breached their fiduciary duties and are not entitled to protection under Section 404(c)(1)(B) of ERISA, an order enjoining the defendants from further violations of their fiduciary obligations under ERISA, recovery of all losses and lost profits to the ERISA plans, actual damages, allocation of recovery to the accounts invested in Ahold’s stock in proportion to the loss attributable to the decline in Ahold’s stock, costs and attorneys’ fees, imposition of a constructive trust in the amount of the unjust enrichment and other injunctive and equitable relief as appropriate to remedy the alleged breaches.

The defendants must respond to the consolidated amended complaints on or before May 14, 2004. Limited document discovery has begun in the ERISA Action. Additionally, on March 12, 2004, the court issued an order partially lifting the discovery stay imposed by the U.S. Private Securities Litigation Reform Act (the “PSLRA”). The PLSRA has heightened pleading requirements, including a requirement to state claims with particularity, and imposes a stay on discovery until a court finds that a plaintiff has met those requirements. In accordance with the court’s order, Ahold will begin producing documents on or before May 28, 2004. As of the date hereof, the parties are awaiting a decision on the plaintiffs’ motion for a document preservation order. Ahold intends to vigorously defend itself against the claims in the Securities Action and the ERISA Action.

In addition to the Securities Action and the ERISA Action, the events leading to the announcement on February 24, 2003 (and other prior and subsequent events) have prompted certain governmental and regulatory entities to initiate criminal and civil investigations of Ahold and certain of its subsidiaries.

A criminal investigation is being conducted by the U.S. Department of Justice. The U.S. Department of Justice investigation is being conducted by the U.S. Attorney’s Office for the Southern District of New York (the “U.S. Attorney”), which is conducting a grand jury investigation into possible criminal wrongdoing by Ahold and certain of its current and/or former officers, directors and employees in connection with the events leading to the announcement on February 24, 2003, and related developments. In the course of that investigation, a grand jury subpoena was issued on March 3, 2003 to Ahold by a federal grand jury in the U.S. District Court for the Southern District of New York. Ahold is fully cooperating with the U.S. Attorney’s investigation.

The SEC is conducting a civil investigation into the events leading to the announcement on February 24, 2003 and other accounting-related matters. The SEC’s investigation is coordinated with the U.S. Attorney’s investigation. The SEC is investigating whether Ahold and certain of its current and/or former officers, directors and employees violated U.S. federal securities laws and/or regulations. Ahold is fully cooperating with this investigation as well.

Following the announcement on February 24, 2003, the U.S. Department of Labor opened an investigation into whether any criminal violations of ERISA were committed by Ahold and certain of its current and/or former officers, directors and employees in connection with the 401(k) plans of Ahold USA, USF and Stop & Shop. In the course of the investigation, which is also being coordinated with the U.S. Attorney’s investigation, a grand jury subpoena, dated June 16, 2003, was issued to Ahold USA by a federal grand jury in the U.S. District Court for the Southern District of New York requesting documents relating to Ahold USA’s 401(k) plan. Additionally, letter requests, dated July 3, 2003 and July 9, 2003, were issued by the U.S. Department of Labor seeking documents relating to the 401(k) plans of USF and Stop & Shop, respectively. Ahold is fully cooperating with the investigation.

The Benefits Security Administration of the U.S. Department of Labor also commenced a civil investigation relating to the Ahold USA 401(k) Savings Plan Master Trust to determine whether any violations under Title I of ERISA have occurred, including breaches of fiduciary duty.

Both the NYSE and the NASD conducted inquiries. The NYSE requested that Ahold provide certain information regarding its employees and advisors who were aware of the events giving rise to the announcement on February 24, 2003. The NASD requested that Ahold provide certain information regarding certain employees and advisers identified in Ahold’s response to the NYSE. Ahold has fully cooperated with these investigations.

Dutch civil litigation and governmental/regulatory investigations

The Dutch Public Prosecutor is investigating possible criminal conduct on the part of Ahold and on the part of certain Ahold’s current and/or former officers and directors. On July 5, 2003, the Dutch Public Prosecutor conducted a search at Ahold’s corporate headquarters in Zaandam. Ahold has been informed that the criminal investigation concerns suspected forgery, intentional misstatements of annual accounts and violations of Dutch securities legislation. The Company is fully cooperating with the Public Prosecutor in this investigation. On March 26, 2004, the Public Prosecutor announced that he expects the judicial authorities to finalize their investigations before the end of June 2004. A decision on whether to further prosecute Ahold or any of the individuals currently under investigation is expected during the summer of 2004. A preliminary hearing has been scheduled to take place in October 2004. To date, the Company has not received any summons to appear before a court in connection with this investigation. In view of the nature and stage of the investigation, Ahold cannot at this point predict whether or not Ahold or any of

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its directors and officers will actually be charged with or convicted of any violation of law, whether any fines will be imposed upon Ahold or what the final amount of such fines would be or whether or not Ahold will be subject to other penalties or remedies.

Euronext Amsterdam has investigated whether the Company was late in disclosing the events leading to the public announcement on February 24, 2003, and, as a result, acted in breach of the Listing and Issuing Rules of Euronext Amsterdam. Ahold has fully cooperated with Euronext Amsterdam in this investigation and has submitted information to Euronext Amsterdam in response to its requests. The investigation was completed in January 2004, pursuant to which Euronext Amsterdam submitted its findings to the Listing and Issuing Rules Advisory Committee for its advice on this matter. Hearings were held before the Advisory Committee on March 18, 2004, and the Advisory Committee is expected to issue its advice shortly. Thereafter Euronext Amsterdam will take and make public its final decision. Ahold cannot predict, with any degree of certainty, the likely outcome. It is possible that the investigation could lead to a public reprimand or delisting. However, Ahold believes that it is unlikely that if it were found to have breached the Euronext Amsterdam Listing and Issuing rules any of its securities would be delisted.

The AFM has launched an investigation in February 2003 into possible insider trading with respect to Ahold’s common shares. Although the Company itself is not the subject of the investigation, it has fully cooperated with the AFM and submitted information to the AFM in response to its request.

In The Netherlands, Ahold is involved in two legal proceedings initiated by the Vereniging van Effectenbezitters (the Dutch Shareholders’ Association) (the “VEB”).

The first VEB proceeding is a so-called “annual accounts procedure” (jaarrekeningprocedure). On January 6, 2004, the VEB served Ahold with a writ of summons to appear before the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeals (the “Enterprise Chamber”). The VEB appears to allege that Ahold’s annual accounts for 1998 through 2002 did not comply with the relevant provisions of the Dutch Civil Code and related rules. The VEB seeks the nullification of those accounts and a restatement of Ahold’s accounts and related annual reports for such periods. Ahold’s written response is due on May 13, 2004, which may be postponed to a later date. Ahold believes that these claims are unfounded and intends to vigorously defend its position.

The second VEB proceeding is a so-called “inquiry procedure” (enqueteprocedure). On February 12, 2004, the VEB filed a petition with the Enterprise Chamber seeking an inquiry into the policies and affairs of Ahold between September 27, 1999 and December 18, 2003. The VEB alleges that there are valid reasons to doubt the proper management of Ahold’s affairs during that period. Ahold must submit its written defense by May 17, 2004. Oral arguments are scheduled to be held before the Enterprise Chamber on June 17, 2004. Ahold intends to contest the need to hold such an inquiry.

In connection with its acquisition of USF, the Company purchased from AIG Europe (Netherlands) N.V. (“AIG Europe”) a Directors, Officers and Corporate Liability Insurance Policy dated June 8, 2000 (the “USF D&O Policy”). The USF D&O Policy provides coverage with respect to any wrongful acts of directors and officers of USF committed on or before April 12, 2000 with respect to claims made on or after April 12, 2000 and on or before April 12, 2006. The USF D&O Policy has a limit of USD 100 per claim and in the aggregate.

On April 8, 2004, the Company was served with a summons by AIG Europe to appear in proceedings before the District Court of Haarlem, The Netherlands. The proceedings relate to an attempt by AIG Europe to rescind the USF D&O Policy under Article 251 of the Dutch Code of Commerce based on the claim that certain statements made by the Company and/or USF in connection with the issuance of the USF D&O Policy were not true. If successful, AIG Europe’s action would void the coverage under the USF D&O Policy from inception, as if such policy never existed. The summons also names as defendants USF and a number of former and current officers and directors of USF.

The Company intends to vigorously contest AIG Europe’s claim and to enforce its rights under the USF D&O Policy.

Proceedings regarding terminations

Ahold’s former Chief Executive Officer and Chief Financial Officer have each agreed in the context of their separation that the determination of their severance package, if any, must be left to an impartial body, in this case an arbitration tribunal, which will be comprised of persons with experience in this area and not having any relationship with either Ahold or the former Chief Executive Officer and Chief Financial Officer, to ensure complete objectivity of the proceedings. In December 2003, the former Chief Executive Officer and Chief Financial Officer initiated an arbitration proceeding which is presently pending and which covers, among other things, claims for severance payments, reimbursement for bonus amounts and forfeiture of options.

The employment relationship between USF and its former Chief Executive Officer, James L. Miller, who resigned from this position in May 2003, terminated as of October 1, 2003. On or around February 26, 2004, Mr. Miller filed an action in the Circuit Court for Baltimore County against Ahold, Ahold USA, USF and various executive officers and directors of Ahold. In the case, Mr. Miller asserts causes of action for breach of contract, declaratory judgment, fraudulent inducement, negligent misrepresentation, promissory estoppel, and injunctive relief with respect to the defendants’ alleged improper refusal to pay post-termination benefits and severance. Mr. Miller seeks an award of compensatory damages of USD 10, punitive damages, attorneys’ fees and litigation expenses, interest, and costs, as well as a declaratory judgment that he is entitled to post-termination benefits and severance

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payment. Mr. Miller’s action is in response to the decision by Ahold and USF to terminate certain post-termination benefits of Mr. Miller, as communicated to him in early 2004. The executive officers and directors named in this case have been dismissed from the case with prejudice. The remaining corporate defendants are due to file their answer to the complaint on May 3, 2004. In April 2004, the remaining corporate defendants filed a notice of removal removing the case from the Circuit Court for Baltimore County to the U.S. District Court for the District of Maryland. Mr. Miller has not yet responded to the notice of removal.

Uruguay investigations and litigation

Ahold, together with Disco and DAIH, are party to certain legal proceedings in Uruguay relating to Ahold’s acquisition of VRH’s shares in DAIH and the VRH default. VRH, a company controlled by the Peirano family, was Ahold’s joint venture partner in DAIH, which was formed in 1998 to hold interests in two supermarket chains: Disco in Argentina and Santa Isabel in Chile, with operations in Peru, Paraguay and, at that time, in Ecuador. Ahold acquired full ownership of DAIH from VRH after VRH defaulted on various loans collateralized by the shares it held in DAIH. For more information, please see Note 9. The proceedings have been brought on behalf of depositors of Banco Montevideo, Trade & Commerce Bank (“TCB”) and BM Fondos, three failed financial entities controlled by the Peirano family.

Although generally not in amounts that are material to Ahold as a whole, these proceedings are described below in some detail since the plaintiffs have sought and seek to obtain provisional remedies in Argentina which could affect the sale of Disco. Ahold believes these claims are without merit and is vigorously opposing the complaints and the requests for provisional measures both on jurisdictional and substantive defenses in Uruguay and Argentina.

In October 2002, a civil action entitled Sotelo Buenaventura, et al. v. Peirano, et al. was filed at the Civil Court of the First Instance Term 2 of Montevideo on behalf of depositors of Banco Montevideo, TCB and BM Fondos. The complaint names as defendants, among others, Ahold, Disco and DAIH. According to a complaint filed with a request for a provisional remedy as described below, the plaintiffs seek approximately USD 16 in damages and/or reversal of Ahold’s acquisition of certain shares of DAIH. Plaintiffs have stated that this claim has been increased to at least USD 39, but Ahold has not been notified by the Court of such alleged amendment.

In order to secure the payment of any judgment levied against the defendants, the plaintiffs have obtained in February 2003 court order directing the attachment of certain Disco and DAIH stock in Argentina. Other more encumbering requests from plaintiffs for an injunction to sell the Disco shares have until now been rejected by the Court. Nonetheless, in April 2004, plaintiffs obtained issuance of a court notice that implies the injunction was not rejected. That notice is the subject of opposing motions by Disco.

In June 2003, a civil action entitled Vega, et al. v. Peirano, et al. was filed at the Bankruptcy Court of the First Instance Term 1 of Montevideo (the “Uruguayan Bankruptcy Court No. 1”) on behalf of depositors of Banco Montevideo and TCB. The complaint names as defendants, among others, Ahold, DAIH, Disco, Santa Isabel and Inversiones Santa Isabel S.A. (“Inversiones”) (a Chilean holding company owned by DAIH). The complaint alleges, among other things, that Ahold’s acquisition of VRH’s shareholding in DAIH in July and August 2002 constituted a fraudulent conveyance and should be reversed. The complaint seeks USD 5.7 in damages. Ahold, DAIH and Disco responded to the Vega complaint on October 1, 2003, asserting jurisdictional and substantive defenses. Although Ahold divested its interest in Santa Isabel in July 2003, the terms of the divestiture may require Ahold to indemnify the purchaser should an adverse judgment be rendered in this matter.

In order to secure the payment of any judgment levied against the defendants, the plaintiffs obtained in December 2003 an order directing the attachment of certain Disco and DAIH shares in Argentina and in January 2004 an injunction prohibiting the sale of the Disco and DAIH shares that are subject to the attachment. Motions by Ahold, Disco and DAIH for reconsideration and appeal are currently pending in Uruguay and Argentina.

In November 2003, a civil action entitled Szumick, et al. v. Peirano, et al. was filed at the Bankruptcy Court of First Instance Term 2 of Montevideo (“Uruguayan Bankruptcy Court No. 2”) on behalf of depositors of TCB. The complaint names as defendants, among others, Ahold, DAIH, Disco, Santa Isabel and Inversiones. Plaintiffs allege, among other things, that Ahold’s acquisition of VRH’s shareholding in DAIH in July and August 2002 constituted a fraudulent conveyance and should be reversed. The complaint seeks USD 0.57 in damages. The response to the complaint is due on May 10, 2004.

In order to secure the payment of any judgment levied against the defendants, the plaintiffs have, in February 2004, obtained an order directing the attachment of certain Disco and DAIH shares in Argentina and an injunction prohibiting the sale of the Disco and DAIH shares that are subject to the attachment. Motions by Ahold, Disco and DAIH for reconsideration and appeal are currently pending in Uruguay and Argentina.

In October 2003, a civil action entitled Campagne, et al. v. Trade & Commerce Bank, et al. was filed at Uruguayan Bankruptcy Court No. 1 on behalf of depositors of TCB. The complaint names as defendants, among others, Disco, Santa Isabel, and Supermercados Santa Isabel S.A. (“Supermercados”) of Peru. Plaintiffs allege, among other things, that the defendants were part of a single economic group and should be held liable for returning the amounts deposited by the plaintiffs with TCB. The complaint seeks USD 1.1 in damages. Disco filed its

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response to the complaint in February 2004 asserting jurisdictional and substantive defenses. Although Ahold divested its interest in Supermercados in December 2003, the terms of the divestments may require Ahold to indemnify the purchaser should an adverse judgment be rendered against Supermercados in this matter.

In March 2004, a civil action entitled Varessio, et al. v. Trade & Commerce Bank, et al. (“Varessio”) was filed at the Uruguayan Bankruptcy Court No. 2 on behalf of depositors of TCB. The complaint names as defendants, among others, Ahold, DAIH, Disco, Santa Isabel and Inversiones. Plaintiffs allege, among other things, that Ahold’s acquisition of VRH’s shareholding in DAIH in July and August 2002 constituted a fraudulent conveyance and should be reversed. On April 15, 2004, plaintiffs served the complaint on Disco and, on April 16, 2004, on DAIH and Ahold. The complaint seeks USD 0.89 in damages. Ahold, DAIH and Disco have 60 days to answer the complaint.

Argentine government investigations, regulatory proceedings and civil matters

Tax assessment claims

On July 17, 2003, the Administración Federal de Ingresos Públicos (“AFIP”) served Disco with a Vista de la Determinación de Oficio (“Vista1”) – a formal assessment notice – for the period from 1998 through May 2002 for taxes allegedly owed in connection with a USD 100 Disco bond issue due May 2003, which was repaid at maturity, and a USD 250 Disco bond issue due May 2008, which was redeemed in July 2003. The AFIP alleges that Disco improperly failed to pay VAT on both bond issues and failed to withhold tax on the interest paid to foreign holders of its allegedly non-public bonds. On September 1, 2003, Disco responded that the bonds were placed through a public offer and that taxes have been withheld and paid in compliance with applicable Argentine laws and regulations.

On December 29, 2003, the AFIP issued its tax ruling, essentially confirming its assessment in Vista 1. Disco appealed this ruling on February 19, 2004. Also on February 19, 2004, the AFIP issued another Visa de la Determinación de Oficio (“Vista 2”) relating to the same bonds based on similar allegations as in Vista 1 for the period from May 2002 to the respective repayment and redemption dates of the bonds. Disco has responded to Vista 2 with the same defenses as it did with respect to Vista 1.

The aggregate amount claimed under Vista 1 and the related ruling and Vista 2, including penalties and interest up to December 31, 2003, totaled approximately ARS 606 (EUR 165), which amount is continuing to accrue interest of approximately ARS 7.7 (EUR 2) each month.

Securities regulatory proceeding

On July 18, 2003, the Company’s subsidiary Disco was served notice that the Argentine securities regulatory agency, the Comisión Nacional de Valores (the “CNV”), had commenced an administrative inquest (a “sumario”) regarding Disco’s late financial filings and alleged noncompliance with other reporting requirements. The CNV simultaneously suspended all public offering of Disco securities in Argentina until Disco files the pending financial statements. Disco presently has no outstanding public securities in Argentina. If a violation is found, the CNV could impose monetary sanctions against Disco, admonish Disco and/or prevent Disco from making public offerings of its securities in Argentina.

Criminal tax investigation

Disco is one of numerous corporations in Argentina that are involved in two overlapping criminal tax investigations, which are directed at other companies suspected of trafficking in fictitious invoices. In connection with those investigations, agents from the AFIP, the national tax authority, have twice raided the Disco offices in search of relevant records. Although Disco is deemed to be under investigation because it has been subject to such AFIP raids, no charges have been lodged against Disco.

Disco/Angulo, et al. arbitration

Arbitration has been commenced between Disco and José Pedro Angulo and others concerning Disco’s July 18, 1997 acquisition of all outstanding stock of Angulo Hermanos S.A., which controlled supermarkets under the names VEA and Super VEA. Angulo and the others assert that Disco underpaid the balance of the purchase price by applying Argentina’s “pesification” law, which requires that all foreign currency debts be paid in Argentine pesos. Angulo and the others claim that the “pesification” of Disco’s purchase price balance resulted in an underpayment of approximately USD 7. Disco believes its compliance with applicable Argentine law fully satisfies its obligations and that Disco itself may be entitled to an equitable readjustment of the purchase price on the basis of the actual value of the shares it purchased in Angulo Hermanos S.A.

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Brazil antitrust review

The intended divestment of Ahold’s retail chain G. Barbosa in Brazil is subject to continued administrative antitrust review. The Administrative Council for Economic Defence (“CADE”), which permits or rejects all acquisitions in Brazil based on their antitrust effects under Brazilian law, reviewed, among other things, our acquisition of G. Barbosa in 2002 in light of our then ownership of Bompreço. On December 17, 2003, CADE issued an order (the “CADE order”) requiring Ahold to within two months, divest 16 stores in the cities of Feira de Santana, Salvador and Aracajú, which deadline had since then been extended to May 17, 2004. We expect a further extension will be granted.

As a result of our sale of Bompreço to Wal-Mart Stores Inc. in March 2004, we believe we have now materially complied with the CADE order. By completing the intended divestment of G. Barbosa as previously announced, we believe the CADE order will also be formally complied with.

D&S c.s. litigation

On April 28, 2003, the public companies Distribucion y Servicio D&S S.A. and Servicios Profesionales y de Comercializacion S.A. (together, “D&S c.s.”) initiated civil proceedings against DAIH in The Netherlands Antilles in connection with Disco’s acquisition in 2000 of Supermercados Ekono S.A. (“Ekono”), which owned supermarkets in Buenos Aires. D&S c.s. allege that Disco underpaid a deferred portion of the purchase price by applying Argentina’s “pesification” law, which requires that all foreign currency debts be paid in Argentine pesos, and also by improperly computing an amount to be withheld from the purchase price to compensate for outstanding claims. D&S c.s. seeks approximately USD 47.5 as well as interest at a rate of 18% per annum over an amount of nearly USD 80 over the period as from May 2, 2003, until August 21, 2003, and over an amount of around USD 47.5 as from August 21, 2003, until the date of payment from DAIH in its capacity as surety for the deferred portion of the purchase price. On September 1, 2003, DAIH responded that the deferred purchase price was properly paid in Argentine pesos in compliance with Argentine “pesification” law. On October 13, 2003, D&S c.s. filed a reply statement arguing, in particular, that the “pesification” law violates the Argentine constitution. DAIH filed a statement of rebuttal on January 5, 2004 and oral pleadings have been scheduled for June 2004.

At the request of D&S c.s., the District Court of Haarlem, The Netherlands, ordered a preliminary hearing of certain former Ahold executives to determine whether a claim will also be brought against Ahold as an alleged surety, on the basis of an alleged verbal commitment by Ahold to guarantee the deferred portion of the Ekono purchase price. Preliminary hearings were held on October 24, 2003 and January 26, 2004, and according to the Company, did not confirm D&S c.s.’ alleged claim against Ahold. It is now up to D&S c.s. to determine the further course of action.

D&S has further initiated arbitral proceedings in Argentina on March 1, 2004, against Disco in relation to an amount of approximately ARP 4 (EUR 1) withheld by Disco from the deferred purchase price to compensate for outstanding claims.

Bradlees leases

In 1992, Stop & Shop spun-off Bradlees Stores, Inc. (“Bradlees”). In connection with this spin-off, Stop & Shop assigned to Bradlees certain commercial real property leases. In connection with such assignments, Stop & Shop, Bradlees and Vornado (or certain of its affiliates, collectively “Vornado”), and a landlord on a number of the assigned leases, entered into a Master Agreement and Guaranty, dated as of May 1, 1992 (the “Master Agreement”). The Master Agreement concerns 18 leases for which Vornado is the landlord.

Pursuant to a 1995 bankruptcy reorganization of Bradlees, Bradlees assumed a number of leases, including leases that Stop & Shop had assigned to Bradlees in connection with the above-referenced spin-off and leases covered by the Master Agreement. On December 26, 2000, Bradlees filed for bankruptcy protection to wind down its business and liquidate its assets. In that bankruptcy, Stop & Shop and Bradlees entered into an agreement (the “Lease Designation Agreement”) for the sale and disposition of all of the 114 Bradlees real property leases, including those leases under which Stop & Shop may have potential liability under the Master Agreement or otherwise. Under the Lease Designation Agreement some leases could be sold or rejected by Bradlees. Stop & Shop was responsible for damages Bradlees owed to landlords arising out of Bradlees’ rejection of any such leases to the extent such damages exceeded USD 30 (other than with respect to certain specific leases designated as “Excluded Leases”). The disposition of all leases under the Lease Designation Agreement now is complete. Of the 114 leases subject to the agreement, 53 have been assigned to third parties or consensually returned to the respective landlords (no further payments currently are due under the leases returned to the landlords), 21 leases were assigned to Stop & Shop and 40 leases have been rejected by Bradlees in the bankruptcy proceeding. As a result of the Master Agreement, the Lease Designation Agreement and/or under certain principles of law, Stop & Shop may still retain or incur liability under certain of these leases under certain circumstances.

On November 25, 2002, Vornado sent a written demand to Stop & Shop to pay certain so-called “Rental Increases” allegedly due under the Master Agreement in connection with certain leases. Stop & Shop disputes that it owes these amounts, and on December 31, 2002, instituted an action that now is pending in the

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U.S. District Court for the Southern District of New York. In that action, Stop & Shop seeks a declaration that it is not obligated to pay the Rental Increases demanded by Vornado. On May 23, 2003, Vornado moved for summary judgment. On June 11, 2003, Stop & Shop opposed Vornado’s motion for summary judgment and cross-moved for summary judgment in its favor. By letter, dated June 25, 2003, and subsequent court order, the action has been held in abeyance until Vornado’s motion to interpret (discussed below) is decided.

In response to the action instituted by Stop & Shop, on April 10, 2003, Vornado made a motion to interpret in the Bradlees bankruptcy seeking an interpretation of certain court orders that Vornado claims would resolve the dispute between Stop & Shop and Vornado concerning the Master Agreement. Vornado alleges in the motion to interpret that the Rental Increases are worth “tens of millions of dollars,” comprised of USD 5 annually through January 31, 2012, and, if certain renewal options are exercised, USD 6 annually thereafter through the expiration of the last lease covered by the Master Agreement, which Vornado alleges could extend until 2031, depending upon whether renewal options are exercised. Stop & Shop has opposed the motion to interpret, which was to be argued July 24, 2003 before the bankruptcy court. Instead of hearing argument, however, the bankruptcy court suggested the parties go to mediation. The parties agreed and several mediation sessions have occurred, but the mediation process is not complete.

Horn and Braziunas arbitration

Arbitration proceedings were initiated on February 21, 2003, by Sverre Horn and Gediminias Braziunas (together, “Horn c.s.”) against ICA Norge AS (formerly Hakon Gruppen AS) and ICA Baltic AB (together, “ICA Norge”). Horn c.s. alleges breach of a contract relating to the performance of certain services by Horn c.s. for ICA Norge in connection with real estate development projects in Lithuania in consideration for a fee calculated as a percentage of total project costs. The total amount of the claim is NOK 445 (approximately EUR 55). Horn c.s. alleges that ICA Norge breached the contract as a result of termination of the contract by ICA Norge in October 2002. ICA Norge responded to Horn c.s. on October 17, 2003, requesting the claim be dismissed and bringing a counterclaim against Horn c.s. for not fulfilling their obligations under the contract. The hearing of the case is expected to commence in September or October 2004. The Company has determined that a loss is not probable, although it is reasonably possible that the Company could incur losses or expenditures arising from this matter in amounts that cannot be reasonably estimated.

Ahold and its subsidiaries are parties to a number of other legal proceedings and investigations that arose as a result of its business operations. The Company believes that the ultimate resolution of these proceedings will not, in the aggregate, have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

Contingent liabilities

Sale of Ahold’s operations

Related to the sale of the assets of Ahold’s operations in Malaysia, Indonesia, Thailand, Santa Isabel–Chile, Bompreço, Hipercard, Santa Isabel-Peru and Disco, the Company has provided in the relevant sales agreement customary representations and warranties including but not limited to, completeness of books and records, title to assets, schedule of material contracts and arrangements, litigation, permits, labor matters and employee benefits and taxes. These representations and warranties will generally terminate, depending on the specific representation and warranties, one to two years after the date of the relevant agreement. The claims under the representation and warranties are capped at MYR 9 (EUR 2.2) for Malaysia, IDR 534,000 (EUR 6) for Indonesia and USD 15 for Thailand. The claims under the representations and warranties are capped at USD 30 for Chile and USD 38 for Bompreço and Hipercard and for Peru, capped at USD 10 for general warranties and lower amounts for certain other warranties. With respect to Disco, the claims under the representation and warranties are capped at EUR 15. In addition, Ahold is required to indemnify the buyers of Disco for (1) certain claims made in relating to the mandatory conversions into Pesos of certain US dollar debts of Disco, (2) the assessment of taxes made by the Argentinean tax authorities related to certain bonds issued by Disco and (3) certain claims made by certain creditors of Banco Montevideo, TCB and BM Fondos. For additional information on these legal proceedings, see “ Legal Proceedings” above. Ahold’s indemnification obligations relating to these legal proceedings are not capped at a certain amount nor restricted to a certain time period.

Similar representations and warranties exist for smaller divestments in 2003 as described in Note 3. The aggregate impact of such representations and warranties is not expected to be material.

U.S. Foodservice

Various matters raised by the USF investigation were further reviewed to determine their impact, if any, on Ahold’s consolidated financial statements. One such matter relates to certain USF vendor invoicing practices. These practices resulted in overbillings by various USF local branches of various vendors with respect to vendor allowances of approximately USD 23. Ahold has recorded an accrual to cover any refunds that Ahold or USF expects to be required to pay to vendors for these overbillings, and in its 2002 annual report Ahold restated its financial statements for 2001 and 2000 with respect to these overbillings.

Financial Statements

Notes: 30

Other vendor billing practices were also identified at USF, which could result in disputes with vendors. No such claims have been made and, in the event that they were, management believes that the Company would have meritorious defenses to them. Additionally, management believes that there is no probable minimum loss associated with this matter and, therefore, no liability has been accrued. The estimated range of reasonable possible loss contingency associated with these other vendor billing practices is from zero up to a maximum of USD 40.

Lease defaults

As a result of the issues that were announced on February 24, 2003, and subsequently, including Ahold’s credit downgrades and failure to publish Ahold’s audited financial statements in a timely manner, the lessors under three of Ahold’s equipment operating leases delivered to Ahold a notice of default. Ahold has made aggregate payments of approximately USD 7 to lessors as of December 28, 2003, as a result of these breaches and, has denied that Ahold is in breach of other lease contracts. Ahold is currently negotiating with one of its lessors for a waiver of any defaults. If Ahold is unable to obtain waivers and is found to be in breach of these leases, Ahold could be required to purchase the equipment covered by the leases. Ahold’s total exposure as of December 28, 2003, would have been approximately USD 77. If required to make these payments, Ahold does not believe that they would have a material adverse effect on Ahold’s financial condition, results of operations and liquidity.

In addition, on March 7, 2003, Ahold repaid amounts owing under an operating lease agreement used to finance the acquisition and construction of two distribution centers and an office building, that was entered into by USF in July 1998, and that Ahold guaranteed, because the agreement had required Ahold to maintain an investment grade rating. As a result, Ahold was required to purchase the trust which owned the leased properties for approximately USD 42.

Insurance

As a result of the issues that were announced on February 24, 2003, and subsequently, including Ahold’s credit rating downgrades and failure to publish Ahold’s audited financial statements in a timely manner, the letter of credit and cash collateral requirements required by third-party insurance companies for the fronting insurance necessary to operate Ahold’s existing insurance programs have increased from USD 10 to USD 214 for periods through December 1, 2003. In addition, surety companies have required Ahold to provide collateral in the form of letters of credit totaling USD 100 for previously unsecured financial guarantee bonds (i.e., surety bonds relating to construction or permit obligations or to workers’ compensation self-insurance). Ahold expects future collateral requirements to be related to its credit rating. Ahold believes that its letter of credit requirements may increase and that it may be required to post significantly greater amounts in the future, particularly with respect to workers’ compensation coverage by third parties, until at least such time as Ahold is able to achieve an investment grade rating.

Put/call arrangements

Ahold has entered into various put and call options in the past in connection with some of its acquisitions. These put and call options include: the Paiz Ahold put option, the ICA put option, the CRC call option and the Luis Paez put/call option. Furthermore, an affiliate of AM N.V. has put and call options relating to Ahold Real Estate Czech Republic B.V.

Paiz Ahold Put Option

Under the shareholders agreement relating to the Paiz Ahold joint venture, a put arrangement exists with the Paiz family, which controls Coban Holdings Inc., one of the Company’s joint venture partners in Paiz Ahold, pursuant to which Ahold has the obligation to purchase the Paiz family’s interest in Paiz Ahold should the Paiz family’s indirect interest in CARHCO fall below 13.33%. If Ahold and the Paiz family cannot agree on a valuation for the family’s interest in Paiz Ahold, the family’s interest will be purchased at fair market value to be determined by an independent third-party valuation in accordance with the terms of the Paiz Ahold shareholders agreement. Furthermore, subject to limited exceptions, neither the Paiz Family nor Ahold may transfer its interest in Paiz Ahold prior to January 2007.

ICA Ahold AB Put Option

Under the shareholders’ agreement dated as of February 24, 2000 (the “Shareholders’ Agreement”), relating to Ahold’s joint venture ICA AB (formerly, ICA Ahold Holding AB), (“ICA”), Ahold is contingently liable pursuant to put arrangements with its joint venture partners, ICA Förbundet Invest AB (“IFAB”) and Canica AS (“Canica” and together with IFAB, the “ICA Partners”). Under these put option arrangements (the “ICA Put Option”), each of the ICA Partners has the right of first refusal with respect to the sale of the shares in ICA of the other ICA Partner. If one of the ICA Partners is offered the shares of the other ICA Partner constituting no less than 5% of the outstanding shares of ICA (the “Option Shares”) and opts not to purchase the Option Shares, the selling ICA Partner

Financial Statements

30

may exercise its ICA Put Option pursuant to which Ahold is obligated to purchase the Option Shares for cash. If the selling ICA Partner is exercising its ICA Put Option with respect to all of the ICA shares held by that ICA Partner, Ahold also is obligated to offer to purchase all of the shares held by the non-selling ICA Partner on the same terms and conditions as those applicable to the sale of the Option Shares. The ICA Put Option may be exercised beginning on April 27, 2004.

If the ICA Put Option is exercised, Ahold and the selling ICA Partner must negotiate the price of the Option Shares in good faith. If Ahold and the selling ICA Partner cannot agree on a price, the price will be determined using a valuation procedure, which varies depending on the period in which the ICA Put Option is exercised, as described in more detail below. If the ICA Put Option is exercised prior to April 27, 2005, the valuation of the Option Shares (if the parties cannot agree to the price of the shares) will be performed by an independent valuation expert jointly appointed by Ahold and the ICA Partners. The valuation procedure must use a formula equal to (a) the fair market value of the Option Shares to be put to Ahold (as if the company was listed to the Stockholm Stock Exchange, not including any control premium) at the time of exercise (the “Revised Equity Value”) plus (b) an amount equal to the product of (i) the Revised Equity Value and (ii) the Premium Rate (as described below). The “Premium Rate” is the percentage equal to (x) the equity value for the ICA shares on which the price Ahold paid to acquire its 50% interest in ICA was based divided by (y) the fair market value (also as if the company was listed, not including any control premium or assumed future synergies resulting from the acquisition) of the ICA shares on December 9, 1999 (the date of the heads of agreement relating to the purchase of the ICA shares by Ahold) (the “Base Equity Value”), minus 100%. If the ICA Put Option is exercised on, or after, April 27, 2005, and the parties cannot agree on the price of the Option Shares being sold, the valuation of the Option Shares will be performed by three independent valuation experts based on the acquisition value of ICA, as well as an amount reflecting the premium that would be expected to be paid in a transfer of the full control of ICA characteristic at the time of valuation of such acquisitions internationally.

Under the Shareholders’ Agreement, in October 2002 Ahold and the ICA Partners jointly appointed an independent valuation expert (the “Shareholders Expert”) to determine the Base Equity Value. The Shareholders Expert calculated a range for the Base Equity Value and delivered its determination to the parties in October 2003. Ahold and the ICA Partners previously had agreed to use the midpoint of the range calculated by the Shareholders Expert for purposes of determining the Premium Rate.

On November 27, 2003, Canica initiated an arbitration proceeding with the Arbitration Institute of the Stockholm Chamber of Commerce, challenging the valuation by the Shareholders Expert. Ahold is vigorously objecting to Canica’s challenge in this arbitration proceeding. A decision by the Arbitration Institute is not expected before August 2004. No assurance can be given at this time as to the outcome of this arbitration proceeding, including as to whether the valuation by the Shareholders Expert will be binding upon the parties. If it is determined that such valuation is not binding, a new determination of the Base Equity Value will be required to be made which, could be higher or lower than that determined originally by the Shareholders Expert.

Under Dutch GAAP no liability is recorded to reflect the amounts that would be payable if the ICA Put Option were to be exercised, because purchasing the Option Shares, if they were put to Ahold, would not put Ahold in an onerous situation. Under US GAAP the estimated fair market value of the ICA Put Option, but not the shares themselves, is recorded as a liability as further discussed in Note 31.

Since it is uncertain whether or when the ICA Put Option will be exercised and since the value of ICA may change and is subject to negotiations and/or litigation, Ahold currently cannot determine the actual price it would have to pay for the Option Shares upon the exercise of the ICA Put Option. In order to be able to estimate as of year-end 2003, the fair market value of the ICA Put Option for purposes of these financial statements, and given (i) the uncertainty as to whether the Premium Rate calculated using the Shareholders Expert’s valuation as described above will be binding upon the parties and (ii) the absence of any fair market value determination by the Shareholders Expert for ICA shares subsequent to the date of the initial Ahold acquisition, Ahold retained an external valuation expert (the “Ahold Expert”) to determine the estimated Revised Equity Value of the ICA shares assuming the ICA Put Option were exercisable, and had been exercised in full, as of year-end 2003, as well as the Base Equity Value and the Premium Rate, each in accordance with the requirements of the Shareholders’ Agreement. Based on the estimated Revised Equity Value of the ICA shares as of year-end 2003, the estimated Base Equity Value and the Premium Rate, in each case as determined by the Ahold Expert, Ahold estimated that it would have been required to pay approximately EUR 2,100 for all of the Option Shares held by the ICA Partners if the ICA Put Option had been exercisable, and had been exercised in full, as of year-end 2003. The Base Equity Value determined by the Ahold Expert was within the range as determined by the Shareholders Expert, but the Ahold Expert calculation was lower than the midpoint of the range because of different assumptions used. Ahold nevertheless believes that the approximately EUR 2,100 amount determined as set forth above is a fair and reasonable estimate of the amount that would have been payable by Ahold for all of the Option Shares held by the ICA partners as of year-end 2003.

Financial Statements

Notes: 30

CRC. Ahold Co. Ltd. call option

In 1998, at the same time that the Company acquired the outstanding shares in CRC, a company based in Thailand, resulting in a 100% ownership interest, the Company entered into an agreement with the seller, Central Retail Corp. Limited, whereby the seller has the right to buy back (the “call option”) 50% of the shares of CRC at Ahold’s 1998 acquisition price, plus annual effective interest of 14.5%. The call option has three tranches which expire in 2004, 2005 and 2006, respectively, with shares equaling one-third of the total shareholding of Ahold in CRC in each tranche, and has been exercisable since 1998. The call option does not permit net settlement and is not marked to fair value. However, the Company did evaluate whether the call option represents a liability as of December 28, 2003, December 29, 2002, and December 30, 2001.

As of December 28, 2003, December 29, 2002, and December 30, 2001, the call option did not represent a liability to the Company due to detoriating market conditions and cumulative losses incurred by CRC. If the seller had exercised its call option as of the most recent balance sheet date, Ahold would have realized a gain on the transaction.

On March 3, 2004, Ahold reached an agreement on the sale of its stake in CRC. Ahold Co. Ltd. to its partner, the Central Retail Corp. Limited. The call option has been terminated as a result.

Luis Paez S.A. put/call option

The Medina Group (“Medina”), Ahold’s partner in Luis Paez, has a call option (the “Medina Call Option”), pursuant to which if (i) Luis Paez experiences a deviation of more than a EUR 3 from its projected cash flows as described in the business plan and (ii) all of the debt owed by Medina to Ahold, which as of year-end 2003 was EUR 77, has been repaid, then Medina may call the shares of Luis Paez held by Ahold. In addition, Medina has granted Ahold a put option over the shares held by Ahold in Luis Paez (the “Ahold Put Option”) which entitles Ahold to sell, and requires Medina to purchase, at the price of EUR 1 per share all of the shares of Luis Paez held by Ahold. However, the Ahold Put Option may only be exercised by Ahold if Medina fails to exercise the Medina Call Option. Ahold has not recorded a liability because the risk that the Medina Call Option will be exercised by Medina is judged by Ahold to be remote.

Ahold Real Estate Czech Republic B.V.: put and call option

In connection with Retail Development Company Holding B.V. (“RDCH”), a joint venture and development project of the Company, Ahold Real Estate Czech Republic B.V. (“Ahold Czech Republic”) entered into a call and put option agreement with its partner in the joint venture, AM Development International B.V. (previously named Multi Development Corporation International B.V.) (“AM”). Pursuant to the agreement, Ahold Czech Republic was granted a call and put option pursuant to which Ahold Czech Republic would have been entitled to acquire the remaining 50% share of RDCH held by AM or to sell its 50% interest in RDCH to AM, and AM was granted a call option pursuant to which AM would have been entitled to acquire Ahold Czech Republic’s interest in RDCH. The exercise price for each option would have been an amount equal to 50% of the shareholders’ equity of RDCH as of the first date of the month proceeding the month in which the option would have been exercised. AM’s call option was scheduled to expire on August 16, 2005. The Ahold Czech Republic options (both put and call) could only have been exercised during the 90-day period that begins on August 17, 2005. On March 2, 2004, Ahold Czech Republic reached an agreement to sell its stake (50%) in RDCH to AM. As a result, the put and call options discussed above have been terminated.

Under a shareholders’ agreement between Ahold Czech Republic and AM, Ahold Czech Republic is required to act as an “interim” end investor and purchase 50% of the joint development projects with AM that cannot be sold to a third-party purchaser. The purchase price would be based on the development costs of a project, including management fees paid to AM and Ahold Czech Republic during the cause of the project. If the project were then sold to a third-party within two years of the interim sale, Ahold Czech Republic is required to divide the profits on the sale with AM in accordance with a schedule included in the shareholders’ agreement. If the project cannot be sold to a third party purchaser within two years, then AM must pay 20% of the management fees received by it from the project to Ahold Czech Republic. As of the end of 2003, Ahold Czech Republic recorded a liability of EUR 50 for two development projects under construction, both of which are expected to be completed by the end of 2004 in the event no investor should be found.

Other legal proceedings and investigations

In addition to the investigations described in this Note 30, there are also other criminal tax, administrative and/or regulatory proceedings and investigations, primarily involving Disco, being conducted by various governmental and regulatory authorities.

In view of the nature and stages of these investigations, Ahold cannot predict when these investigations will be completed or the likely outcome of any of the investigations and proceedings. It is possible that these investigations and proceedings could lead to criminal charges, civil enforcement proceedings, additional lawsuits, settlements, judgments and/or consent decrees against Ahold (and/or its subsidiaries) and that, as a result of these

Financial Statements

31

investigations, Ahold will be required to pay substantial fines, consent to injunctions on future conduct, lose the ability to conduct business with government instrumentalities and with customers in the casino and gaming industries, be required to restate certain annual accounts or suffer other penalties and remedies, each of which could have a material adverse effect on the Ahold’s consolidated financial condition, results of operations and cash flows.

Additionally, Ahold and its subsidiaries are parties to a number of other legal proceedings arising out of their business operations. Ahold believes that the ultimate resolution of these other proceedings will not, in the aggregate, have a material adverse effect on Ahold’s consolidated financial condition, results of operations, or cash flows. Such other legal proceedings, however, are subject to inherent uncertainties and the outcome of individual matters is not predictable. It is possible that Ahold could be required to make expenditures, in excess of established reserves, in amounts that cannot reasonably be estimated.

31 Reconciliation of Dutch GAAP to US GAAP

The Company’s consolidated financial statements have been prepared in accordance with Dutch GAAP, which varies in certain significant respects from US GAAP. Such differences involve methods for measuring the amounts shown in the consolidated financial statements as well as additional disclosures required by US GAAP. The principal differences between Dutch GAAP and US GAAP for the Company are quantified and described below.

a) Reconciliation of consolidated net income (loss) and consolidated shareholders’ equity from Dutch GAAP to US GAAP

The effects of the application of US GAAP on consolidated net income (loss) for 2003, 2002 and 2001 are set out in the table below:

		2003	2002	2001
Net income (loss) in accordance with Dutch GAAP		(1)	(1,208)	750
Items increasing (decreasing) net income (loss)
Recognition and amortization of goodwill	1	166	253	(160)
Recognition and amortization of other intangible assets	2	(18)	(25)	(50)
Impairment of:
Goodwill and other intangible assets	3	(66)	(751)	(4)
Other long-lived assets	4	26	9	—
Assets held for sale	5	(506)	—	—
Restructuring provisions	6	14	(26)	33
Sale and leaseback of property	7	(38)	(36)	(142)
Derivative instruments	8	(35)	(30)	(111)
Valuation of ICA Put Option	9	(60)	(31)	(10)
Divestments	10	(6)	—	—
Other	11	11	(2)	(35)
Income tax effects of reconciling items	12	(69)	30	116
Share in income (loss) of joint ventures and equity investees, net of tax	13	(25)	119	(588)
Minority interest impact on reconciling items	14	(2)	—	5
Dividend on cumulative preferred financing shares	15	(38)	(38)	(38)

Income (loss) in accordance with US GAAP before cumulative effect of changes in accounting principles		(647)	(1,736)	(234)
Cumulative effect of changes in accounting principles for:
Derivative financial instruments, net of income tax benefits of EUR 4	8	—	—	(20)
Goodwill and other intangible assets including EUR 1,846 relating to USF, net of income tax benefit of EUR 257	4	—	(2,499)	—
Goodwill in joint ventures and equity method investees	13	—	(93)	—
Accounting by a customer of certain consideration received from vendors, net of income tax expense of EUR 47	16	(100)	—	—

Net income (loss) in accordance with US GAAP		(747)	(4,328)	(254)

Financial Statements

Notes: 31

The effects of the application of US GAAP on consolidated shareholders’ equity as of December 28, 2003 and December 29, 2002 are set out in the table below:

		December 28, 2003	December 29, 2002
Shareholders’ equity in accordance with Dutch GAAP		4,851	2,609
Items increasing (decreasing) shareholders’ equity
Goodwill, net of accumulated amortization	1	7,355	7,866
Other intangible assets, net of accumulated amortization	2	619	737
Impairment of:
Goodwill and other intangible assets	3	(3,577)	(3,511)
Other long-lived assets	4	29	5
Assets held for sale	5	(506)	—
Restructuring provisions	6	24	12
Sale and leaseback of property	7	(230)	(210)
Derivative instruments	8	(243)	(352)
Valuation of ICA Put Option	9	(601)	(541)
Other	11	(15)	(20)
Income tax effects	12	122	195
Investments in joint ventures and equity investees, net of tax	13	1,893	1,878
Minority interest impact on reconciling items		(101)	(127)

Shareholders’ equity in accordance with US GAAP		9,620	8,541

1. Recognition and amortization of goodwill

Under Dutch GAAP, through November 2000, goodwill was charged directly to shareholders’ equity upon acquisition. As discussed in Note 2, effective December 1, 2000, the Company changed its accounting policy under Dutch GAAP to capitalize and amortize goodwill on a straight-line basis over a period not exceeding 20 years. This change in accounting policy was applied prospectively for all business combinations completed after December 1, 2000.

Under US GAAP, for business combinations initiated through June 30, 2001, goodwill was capitalized and amortized on a straight-line basis over a period not exceeding 40 years. In June 2001, the FASB issued SFAS No. 141, “Business Combinations” (“SFAS No. 141”), which addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. Under US GAAP, the Company adopted SFAS No. 141 for business combinations initiated after June 30, 2001. In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 142 addresses the accounting for goodwill and other intangible assets subsequent to a business acquisition. SFAS No. 142 requires that intangible assets with finite useful lives be amortized over their estimated useful lives and that goodwill and other intangible assets with indefinite useful lives are not amortized, but rather tested, at least annually, for impairment. For business combinations consummated after June 30, 2001, the provisions of SFAS No. 142 were applied from the date of acquisition. Effective December 31, 2001, the provisions of SFAS No. 142 were applied to goodwill and other intangible assets acquired prior to June 30, 2001.

During 2001, the Company recognized additional goodwill amortization under US GAAP of EUR 155 primarily related to acquisitions that were completed prior to the change in the Company’s Dutch GAAP accounting policy to capitalize goodwill effective December 1, 2000, which was partially offset by the impact of a difference in the amortization period for goodwill under Dutch GAAP and US GAAP. During 2003 and 2002, the Company recognized EUR 166 and EUR 253, respectively, less goodwill amortization under US GAAP since goodwill is no longer amortized under US GAAP, after the adoption of SFAS No. 142, effective December 31, 2001.

Financial Statements

31

2. Recognition and amortization of other intangible assets

Under Dutch GAAP, intangible assets are amortized over a period not exceeding 20 years. Through December 2000, brand names and other intangible assets acquired as part of a business combination were recognized as an integral part of goodwill upon acquisition. Effective January 1, 2001, the Company changed its accounting policy to capitalize and amortize brand names and other intangible assets, on a straight-line basis over a period not exceeding 20 years. This change in accounting policy was applied for all business combinations completed after January 1, 2001.

Under US GAAP, through December 30, 2001, intangible assets were amortized over a period not exceeding 40 years. Upon adoption of SFAS No. 142 on December 31, 2001, the Company re-assessed the useful lives of its other intangible assets and deemed its brand names to have an indefinite useful life as defined under SFAS No. 142. Accordingly, they are no longer amortized under US GAAP after December 31, 2001.

During 2003, 2002 and 2001, the Company recognized additional other intangible asset amortization under US GAAP of EUR 18, EUR 25 and EUR 50, respectively, primarily related to intangible assets acquired as part of business combinations before January 1, 2001. In 2003 and 2002, the impact of this was partially offset since the Company ceased to amortize brand names under US GAAP.

The Company’s other intangible assets as determined in accordance with US GAAP consist of:

	As of December 28, 2003			As of December 29, 2002
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Amortized other intangible assets
Customer relationships	400	164	236	473	115	358
Trade name licenses	27	26	1	68	15	53
Favorable lease contracts	272	57	215	268	78	190
Other	103	53	50	84	34	50

Total – amortized other intangible assets	802	300	502	893	242	651

Unamortized other intangible assets
Intangible pension asset			20			17
Brand names			540			639

Total – unamortized other intangible assets			560			656

Total amortization expense for other intangible assets recognized under US GAAP was EUR 97, EUR 111 and EUR 89 for the years ended December 28, 2003, December 29, 2002 and December 28, 2001, respectively. Estimated amortization expense for the next five years for the other intangible assets is as follows:

Estimated amortization expense
2004	91
2005	90
2006	89
2007	64
2008	54

Financial Statements

Notes: 31

The following table summarizes what Ahold’s reported US GAAP net income (loss) and per share amounts would have been for all periods presented excluding the amortization expense recognized in those periods related to goodwill and brand names that are no longer amortized under US GAAP, after the adoption of SFAS No. 142:

	2003	2002	2001
Net income (loss)	(747)	(4,328)	(254)
Add back: goodwill amortization	—	—	307
Add back: brand names amortization	—	—	20

Adjusted net income (loss)	(747)	(4,328)	73

Net income (loss) per share – basic
Reported net income (loss)	(0.73)	(4.32)	(0.27)
Goodwill amortization	—	—	0.33
Brand names amortization	—	—	0.02

Adjusted net income (loss) per share – basic	(0.73)	(4.32)	0.08

Net income (loss) per share – diluted
Reported net income (loss)	(0.73)	(4.32)	(0.27)
Goodwill amortization	—	—	0.32
Brand names amortization	—	—	0.02

Adjusted net income (loss) per share – diluted	(0.73)	(4.32)	0.07

3. Impairment of goodwill and other intangible assets

Under Dutch GAAP, goodwill and other intangible assets are evaluated for impairment if there are changes in circumstances that indicate that the carrying amount of the assets may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its recoverable amount, calculated as the higher of the net selling price or the discounted future net cash flows expected to result from the use of the asset and its eventual disposition.

Under US GAAP, the Company adopted SFAS No. 142 on December 31, 2001 and, at that time, ceased amortizing goodwill and brand names that resulted from business combinations completed prior to June 30, 2001. SFAS No. 142 requires an evaluation of goodwill for impairment at a reporting unit level upon adoption, annually thereafter, and more frequently if circumstances indicate a possible impairment. This impairment test is comprised of two steps. The initial step is designed to identify potential goodwill impairment by comparing an estimate of the fair value of a reporting unit to its carrying value, including goodwill. If the carrying value exceeds the fair value of the reporting unit, a second step is performed, which compares the implied fair value of the applicable reporting unit’s goodwill with the carrying amount of that goodwill, to measure the amount of goodwill impairment, if any. As required, the Company performed a transitional impairment test on each of its reporting units upon adoption of SFAS No. 142.

Under US GAAP, the reporting unit measurement of fair value was based on management’s best estimates of future discounted cash flows. Each reporting units’ discounted cash flow analysis used a discount rate that corresponds to the reporting unit’s weighted-average cost of capital, which is consistent with that used for investment decisions and takes into account the specific risks associated with the reporting unit and the general risk of the economic environment in which it operates. Certain other key assumptions utilized, including changes in customer base, revenue, product cost, operating expenses and effective tax rates, are based on estimates related to the reporting units’ initiatives. Such assumptions are also consistent with those utilized in the reporting unit’s annual planning processes.

The additional impairment losses recognized under US GAAP mainly relate to an impairment of goodwill that had been capitalized under US GAAP prior to December 1, 2000, when goodwill was charged directly to equity under Dutch GAAP. Furthermore, reconciling items between Dutch and US GAAP arise from the difference in the manner in which the goodwill impairment is calculated as described above.

Financial Statements

31

In 2003, under Dutch GAAP, the Company recognized goodwill impairment losses of EUR 45 and impairment losses on other intangible assets of EUR 27. The Company recognized additional impairment losses under US GAAP related to goodwill and other intangible assets of EUR 57 and EUR 9, respectively, in connection with the annual impairment test required by SFAS No. 142. The additional impairment losses on goodwill related to impairment charges at Deli XL of EUR 71 for which no goodwill was capitalized under Dutch GAAP, offset by a lower impairment charge of EUR 14 under US GAAP as compared to Dutch GAAP related to South America. The Deli XL impairment resulted primarily from downward revisions of expected future cash flows. The goodwill of G. Barbosa is fully written off under US GAAP. Additional impairment losses on other intangibles relate to an impairment of the customer lists of U.S. Foodservice of EUR 9.

In 2002, under Dutch GAAP, the Company recognized goodwill impairment losses of EUR 1,281, and impairment losses on other intangible assets of EUR 6. Under US GAAP, additional goodwill impairment losses were recognized of EUR 3,228, including a transitional impairment loss of EUR 2,499, net of income tax benefit of EUR 257 as explained below. Additional impairment losses for other intangible assets of EUR 22, including a transitional impairment loss of EUR 6 for brand names and EUR 16 relating to impairment losses on other intangible assets were recognized.

The Company recognized under US GAAP a transitional goodwill impairment loss of EUR 2,499, net of income tax benefit of EUR 257, upon adoption of SFAS No. 142, related to certain consolidated subsidiaries as a cumulative effect of a change in accounting principle. The transitional goodwill impairment loss relates to goodwill that was not capitalized under Dutch GAAP and was comprised of the following:

•	Impairment losses amounting to EUR 136 related to one of its reporting units within the “Retail – Europe Other” reportable segment. The impairment loss relates principally to operations in Spain.

•	Impairment losses amounting to EUR 331 related to one of its reporting units within the “Retail – South America” reportable segment. The impairment loss relates principally to operations in Brazil.

•	Impairment losses amounting to EUR 180 related to several of its reporting units within the “Retail – Asia Pacific” reportable segment. The impairment loss relates principally to operations in Malaysia of EUR 29 and Thailand of EUR 150.

•	Impairment losses amounting to EUR 1,846, net of income tax benefit of EUR 257, related to USF, mainly as a result of accounting irregularities which had caused significant reduction in estimated future profitability in 2002.

The Company recognized a transitional impairment loss of EUR 6 related to Peapod Inc.’s brand name, which is included within the “Retail – U.S. Other” reportable segment.

In addition to transitional impairment losses and impairment losses recorded under Dutch GAAP, the Company recognized additional impairment losses under US GAAP related to goodwill and other intangible assets amounting to EUR 735 and EUR 16, respectively, during 2002 in connection with the annual impairment test required by SFAS No. 142, primarily consisting of the following:

•	Impairment losses amounting to EUR 529 related to USF. This goodwill impairment relates to goodwill that was not capitalized under Dutch GAAP. The impairment resulted from a reassessment of the previously performed impairment test, taking into account the accounting irregularities discussed above and the resulting revisions to the estimated future profitability of USF.

•	Impairment losses amounting to EUR 50 related to several of its reporting units within the “Retail – U.S. Other” reportable segment. The impairment loss related to Peapod Inc. and Bruno’s Supermarkets, in an amount of EUR 43 and EUR 7, respectively. Peapod Inc. is an on-line grocer, and during 2002 the impairment was recognized as a result of revised expectations of the future cash flows of Peapod’s operations, due to lower expected growth of the Company’s internet grocery sales. The impairment related to goodwill that was not capitalized under Dutch GAAP. The additional impairment charge recognized for Bruno’s under US GAAP is the result of the higher carrying value of the goodwill under US GAAP as compared to Dutch GAAP.

•	Additional goodwill impairment losses amounting to EUR 115 related to part of the “Retail – Europe Other” reportable segment were the result of a higher carrying value of goodwill under US GAAP as compared to Dutch GAAP. As described in Note 12, the impairment was recorded as a result of lower than expected operating performance after the acquisition of Superdiplo in December 2000, which is mainly the result of a slow-down of the Spanish economy since the acquisition and lower than expected cost savings from the integration of Ahold’s businesses in Spain.

•	Impairment losses amounting to EUR 41 related to several of its reporting units within the “Retail – South America” reportable segment was the result of an impairment of goodwill that was not capitalized under Dutch GAAP relating to Bompreço and a difference in the carrying value of goodwill in Ahold’s operations in Argentina and Chile. As discussed in Note 12, the total impairment losses resulted principally from downward revisions to expected future cash flows resulting from an economic downturn in Argentina, Brazil and Chile.

•	The Company recognized additional impairment losses under US GAAP amounting to EUR 16 related to impairment of other intangible assets, relating to its “Retail – Other Europe” reportable segment.

Financial Statements

Notes: 31

As a result of the aforementioned Dutch GAAP and additional US GAAP impairments, total goodwill impairment losses under US GAAP for 2002 amounted to EUR 4,766. Total impairment losses relating to other intangible assets amounted to EUR 28.

Prior to the implementation of SFAS No. 142 in 2002, the Company reviewed goodwill recorded under US GAAP for impairment whenever facts or circumstances indicated that the carrying amounts may not have been recoverable. If an evaluation was required, the estimated future undiscounted cash flows associated with the underlying business operations were compared to the carrying amount of goodwill to determine if a write-down was required. If such an assessment indicated that the undiscounted future cash flows would not be recovered, the carrying amount was reduced to the estimated fair value. For the periods prior to the implementation of SFAS No. 142, undiscounted cash flows exceeded the carrying amounts of goodwill. Accordingly, no impairment write-downs of goodwill were recorded in 2001.

The following table discloses Ahold’s US GAAP goodwill balance by reportable segment within its retail segment:

	Stop & Shop	Giant-Landover	U.S. Other	Albert Heijn	Europe Other	South America	Asia Pacific	Total
Balance, December 31, 2000	1,936	1,814	360	73	535	579	176	5,473
Acquisitions	—	—	198	6	1,140	126	—	1,470
Purchase accounting adjustments	(83)	—	2	—	99	(2)	—	16
Divestments	—	—	(4)	—	—	(6)	—	(10)
Amortization	(56)	(51)	(16)	(4)	(46)	(13)	(5)	(191)
Impairment losses	—	—	—	—	(4)	–	—	(4)
Exchange rate difference	125	121	31	1	1	(50)	9	238

Balance, December 30, 2001	1,922	1,884	571	76	1,725	634	180	6,992
Transitional impairment losses	—	—	—	—	(136)	(331)	(180)	(647)
Acquisitions	—	—	6	14	—	237	2	259
Purchase accounting adjustments	13	(6)	42	—	22	(47)	—	24
Divestments	—	—	—	—	(1)	—	—	(1)
Impairment losses	—	—	(178)	—	(997)	(310)	(2)	(1,487)
Exchange rate difference	(295)	(289)	(90)	—	—	(150)	—	(824)

Balance, December 29, 2002	1,640	1,589	351	90	613	33	—	4,316
Acquisitions	—	—	—	—	—	—	—	—
Purchase accounting adjustments	(15)	—	(7)	—	5	—	—	(17)
Divestments	—	—	(9)	(6)	—	—	—	(15)
Impairment losses	—	—	—	—	—	(32)	—	(32)
Exchange rate difference	(261)	(254)	(57)	—	—	—	—	(572)

Balance, December 28, 2003	1,364	1,335	278	84	618	1	—	3,680

Financial Statements

31

The following table discloses Ahold’s US GAAP goodwill balance by operating segment within its foodservice segment:

	U.S.	Europe	Total
Balance, December 31, 2000	4,155	145	4,300
Acquisitions	1,626	2	1,628
Purchase accounting adjustments	55	—	55
Divestments	(2)	—	(2)
Amortization	(112)	(4)	(116)
Exchange rate difference	302	—	302

Balance, December 30, 2001	6,024	143	6,167

Transitional impairment losses	(2,103)	—	(2,103)
Acquisitions	78	—	78
Purchase accounting adjustments	101	—	101
Divestments	—	(2)	(2)
Impairment losses	(529)	—	(529)
Exchange rate difference	(598)	—	(598)

Balance, December 29, 2002	2,973	141	3,114

Acquisitions	2	—	2
Purchase accounting adjustments	3	—	3
Divestments	—	—	—
Impairment losses	—	(71)	(71)
Exchange rate difference	(488)	—	(488)

Balance, December 28, 2003	2,490	70	2,560

4. Impairment of other long-lived assets

Under Dutch GAAP, long-lived assets are subject to impairment tests when circumstances indicate that an impairment may exist. In determining whether impairments exist, the Company groups its assets at the lowest level of identifiable cash flows. If the carrying amount of an asset (or asset group) exceeds its recoverable amount, which is generally measured based on discounted cash flows, an impairment loss is recognized in an amount equal to the difference.

Under US GAAP, long-lived assets are subject to impairment tests when circumstances indicate that an impairment may exist. In determining whether impairments exist, the carrying value of the asset is compared to the undiscounted cash flows associated with the asset. The Company groups its assets at the lowest level of identifiable cash flows. Only if an asset’s (or asset group’s) carrying amount exceeds the sum of the undiscounted cash flows that are expected to be generated from the use and eventual disposition of the asset, an impairment loss is recognized in an amount equal to the amount by which the asset’s carrying amount exceeds its fair value, which is generally measured based on discounted cash flows. Long-lived assets and certain identifiable other intangible assets to be disposed of are reported at the lower of carrying amount or fair value.

The reconciliation of consolidated net income (loss) related primarily to lower impairments due to differences described above recorded under US GAAP for the following entities:

	Consolidated net income (loss)			Consolidated shareholders’ equity
	2003	2002	2001	December 28, 2003	December 29, 2002
Ahold Spain	11	—	—	11	—
Tops Markets	10	8	—	14	4
Bruno’s	2	—	—	1	—
Other	3	1	—	3	1

Total	26	9	—	29	5

Financial Statements

Notes: 31

5. Impairment on assets held for sale

As described in Note 2, when the Company has approved and announced its plan for discontinuance of a component, the assets attributable to that component should be analyzed for impairment. Under Dutch GAAP this impairment analysis compares the estimated net selling price against the carrying value of the assets, excluding the cumulative currency translation adjustments related to the net assets, which had been recorded in shareholders’ equity.

Under US GAAP, if the Company has a current expectation that, more likely than not, an asset (or asset group) will be sold before the end of its estimated useful life and the assets qualify as held for sale, an impairment analysis should be performed. This impairment analysis compares the estimated net selling price against the carrying value of the net assets, including the cumulative currency translation adjustments related to the assets, which had been recorded in shareholders’ equity.

Under US GAAP, the Company recorded an impairment of EUR 506 with respect to the businesses that qualify as assets held for sale due to a higher carrying value under US GAAP as compared to Dutch GAAP. Under US GAAP the carrying value includes the unrealized cumulative translation adjustment of EUR 582 in the impairment calculation.

6. Restructuring provisions

Under Dutch GAAP, through December 31, 2000, the Company recorded provisions for closed and divested facilities (“exit costs”) and severance and other personnel costs (all costs collectively, “Restructuring Costs”) when it entered into plans for store and distribution center closures or sales, as described in Note 2. Effective January 1, 2001, restructuring provisions are recorded for expected costs of planned reorganizations only if certain specified criteria are met.

Under US GAAP, through December 31, 2002, the criteria that had to be met in order to record a restructuring provision, including a requirement to communicate terms of a restructuring plan to employees prior to recognition of the related provision, were defined in EITF 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”) and EITF 95-3 “Recognition of Liabilities in Connection with a Purchase Business Combination” (“EITF 95-3”) and further discussed in SEC Staff Accounting Bulletin No. 100 “Restructuring and Impairment Charges” (“SAB 100”). As of January 1, 2003, Ahold adopts SFAS No. 146, “Accounting for Costs related to Exit or Disposal Activities” (“SFAS No. 146”). SFAS No. 146 changed the criteria for recording a restructuring provision to consider future services required to be rendered to receive the one-time benefit. SFAS No. 146 also changed the criteria related to recognition of costs associated with the termination of contracts to include a distinction between early termination costs and continuing costs to be incurred without economic benefit. Application of these provisions can result in differences in both the timing and amount of restructuring charges recognized under US GAAP as compared to Dutch GAAP.

The Company has, under Dutch GAAP, incurred restructuring provisions as a result of both restructuring of operations and also as a direct result of certain acquisitions.

In 2003, under Dutch GAAP, the Company incurred provisions for restructuring plans of EUR 26, mainly relating to Albert Heijn and Deli XL. Under US GAAP restructuring charges amounting to EUR 14 were not recognized in income due to timing differences for the recognition of restructuring costs, including costs associated with the termination of contracts, of which EUR 8 related to Spain, EUR 7 related to Albert Heijn, EUR (2) related to U.S. Foodservice and EUR 1 related to various other entities.

In 2002, under Dutch GAAP, the Company incurred provisions for restructuring plans of EUR 42, mainly relating to USF and Albert Heijn. Under US GAAP additional restructuring charges were recognized in income amounting to EUR 26, relating to timing differences for the recognition of restructuring costs, including costs associated with the termination of contracts, of which EUR 19 related to USF and EUR 7 to various other entities.

In 2001, the Company incurred provisions for the acquisition of Alliant in November 2001. The main feature of the restructuring plan for this acquisition related to the integration of USF’s operations and those of Alliant, and caused the Company to recognize a provision for restructuring of its USF operations. The expected total provisions under Dutch GAAP of EUR 141 included EUR 111 costs provided in December 2001 for the integration of USF and Alliant post-acquisition. Under US GAAP, at December 30, 2001, the Company did not meet the notification criteria for recognizing certain restructuring costs including EUR 31 for the acquisition and integration of Alliant. In addition, provisions of EUR 2 for other entities were not recognized in 2001 under US GAAP.

Financial Statements

31

7. Sale and leaseback of property

As discussed in Note 2, the Company enters into sale and leaseback arrangements with various financial institutions, whereby the Company sells various retail properties and simultaneously leases them back from the purchaser. Under Dutch GAAP, if a sale and leaseback transaction transfers substantially all risks and rewards of ownership to the buyer-lessor and the transaction is established at fair value, the gain or loss on the sale is recognized immediately in the consolidated statements of operations. If such a sale and leaseback transaction is established above fair value, the excess of the sales price over fair value of the underlying property should be deferred and amortized over the lease term. If a sale and leaseback transaction does not transfer substantially all risks and rewards of ownership to the buyer-lessor, any gain should be deferred and recognized ratably over the lease term.

US GAAP has specific accounting criteria for sale and leasebacks under SFAS No. 28 “Accounting for Sales with Leasebacks”, SFAS No. 66 “Accounting for Sales of Real Estate” and SFAS No. 98 “Accounting for Leases (“SFAS No. 98”),” Under SFAS No. 98, a seller-lessee is required to make a determination whether the transaction qualifies for sale and leaseback accounting. Where sale and leaseback transactions do not qualify for sale and leaseback accounting, they are required to be accounted for as financings.

Under US GAAP, gains on transactions qualifying as sale and leasebacks are recognized based on the degree to which the seller-lessee retains the right to use the real estate through the leaseback. Where the seller-lessee retains substantially all of the use of the property, the gain on the sale transaction is required to be deferred and amortized over the lease term. Where the seller-lessee retains only a minor use of the property, any profit or loss generally is recognized at the date of sale. If the seller-lessee retains more than a minor part but less than substantially all of the use of the property, any profit in excess of the present value of the minimum lease payments is recognized at the date of sale. Losses are recognized immediately upon consummation of the sale. As a result of the aforementioned difference between US GAAP and Dutch GAAP, certain gains that were recognized at the date of sale and leaseback transactions under Dutch GAAP were deferred under US GAAP.

In 2003 US GAAP gains on sale and leaseback transactions were EUR 38 lower than under Dutch GAAP. This was mainly the result of the deferral of EUR 17 in connection with several sale and leaseback transactions by Ahold Real Estate Europe, EUR 22 in connection with several sale and leaseback transactions by Giant-Landover, EUR 10 in connection with a sale and leaseback transaction by Ahold Vastgoed, and EUR 5 in connection with two sale and leaseback transactions in Spain. These deferred gains were partially offset by the amortization under US GAAP of EUR 16 relating to previously deferred gains on sale and leaseback transactions, which has been amortized into income in 2003.

Included in the EUR 38 deferral is EUR 28 which relates to several transactions, each involving the sale of shopping centers, which included, amongst others, Company stores. The Company sold the respective properties and only leased back the Company stores. As a result of various forms of continuing involvement that the Company has maintained in certain of the Company stores, such sale and leasebacks are accounted for as financing transactions under US GAAP. No gain is recognized on the sale under US GAAP. Under Dutch GAAP, the transactions were bifurcated between the Company store and the other stores in the shopping center and deemed two separate transactions. As a result, a total gain of EUR 28 was recognized under Dutch GAAP related to the portion of the shopping centers sold and not leased back.

In 2002 US GAAP gains on sale and leaseback transactions were EUR 36 lower than under Dutch GAAP. This was mainly the result of the deferral of EUR 25 in connection with several sale and leaseback transactions by Ahold Real Estate Europe, EUR 11 in connection with sale and leaseback transactions by Giant-Landover, EUR 11 in connection with the sale and leaseback transactions in Poland and EUR 7 in connection with sale and leaseback transactions by various other operating companies. These deferred gains were partially offset by the amortization under US GAAP of EUR 18 relating to previously deferred gains on sale and leaseback transactions.

In 2001 US GAAP gains on sale and leaseback transactions were EUR 142 lower than under Dutch GAAP. This was mainly the result of a deferral of EUR 82 in connection with the USD 638 leveraged lease transaction, EUR 44 in connection with several sale and leaseback transactions by Ahold Real Estate Europe and EUR 30 in connection with sale and leaseback transactions by various other operating companies. These deferred gains were partially offset by the amortization under US GAAP of EUR 14 relating to previously deferred gains on sale and leaseback transactions.

Financial Statements

Notes: 31

8. Derivative instruments

Under Dutch GAAP, gains and losses from derivative financial instruments that are designated and qualify as hedges are deferred and recognized in the consolidated statement of operations in the same period in which the underlying hedge exposure affects earnings.

Under US GAAP, SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) was adopted by the Company as of January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including embedded derivatives, and for hedging activities. SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities in the consolidated balance sheet and measured at fair value. Depending on the documented designation of a derivative instrument, any change in fair value is recognized either in income or shareholders’ equity (as a component of accumulated other comprehensive income). The effect of adopting SFAS No. 133 on January 1, 2001, representing the initial re-valuation of derivative instruments, resulted in an unrealized loss of EUR 20 (net of income tax benefit of EUR 4) that was recognized in the consolidated statement of operations as a cumulative effect of a change in accounting principle and an unrealized gain of approximately EUR 1 (comprising an asset of EUR 74 less a liability of EUR 79 net of income tax benefits of EUR 6) that was recognized as a component of other comprehensive income.

SFAS No. 133 prescribes requirements for designation and documentation of hedging relationships and ongoing retrospective and prospective assessments of effectiveness in order to qualify for hedge accounting. Hedge accounting is considered to be appropriate if the assessment of hedge effectiveness indicates that the change in fair value of the designated hedging instrument is 80% to 125% effective at offsetting the change in fair value due to the hedged risk of the hedged item or transaction. Measurement of amounts to be recorded in income due to ineffectiveness of hedges are based on the dollar-offset method as required by SFAS No. 133.

Contracts that do not in their entirety meet the definition of a derivative may contain embedded derivative instruments. If certain conditions are met, SFAS No. 133 requires an embedded derivative to be separated from its host contract and accounted for separately at fair value.

For qualifying fair value hedges, the change in the fair value of the derivative and the change in the fair value of the hedged item that is due to the hedged risk(s) is recorded in income. If a derivative instrument qualifies as a cash flow hedge, the effective portion of the hedging instrument’s gain or loss is reported in shareholders’ equity as other comprehensive income and is reclassified into earnings in the period(s) during which the transaction being hedged affects earnings. The ineffective portion of a hedging derivative’s fair value change is recorded in current earnings.

9. Valuation of ICA Put Option

In connection with the acquisition of its 50% interest in ICA in April 2000, the Company granted the ICA Put Option to its joint venture partners. As described in more detail in Note 30, the joint venture partners have the right to sell their shares in ICA to Ahold. The price at which the shares can be sold to Ahold includes a premium rate over the value at which estimated price the Option Shares would be trading if ICA were deemed to be a publicly traded company, the deemed fair market value.

Under Dutch GAAP, the ICA Put Option would only be recognized if the premium rate that the Company is expected to pay over the deemed fair market value upon the exercise of the ICA Put Option is considered onerous, which is not deemed to be the case.

Under US GAAP, the ICA Put Option is considered to be an in-the-money written put option that should be recorded at fair value since the price at which the shares can be sold to the Company under the ICA Put Option includes a premium rate in excess of the fair value of the Option shares. The fair value was estimated at approximately EUR 459 at the date the 50% interest in ICA was purchased. Under US GAAP, EUR 459 was recorded as part of the consideration paid to acquire the Company’s 50% interest in ICA. Accordingly, the fair value of the ICA Put Option has been reflected as an increase in the Company’s investment in ICA at acquisition, resulting in an increase of goodwill with an offsetting amount recorded as a liability. Subsequently, increases in the fair value of EUR 60, EUR 31 and EUR 10 of the ICA Put Option have been recognized as a financial expense in 2003, 2002 and 2001, respectively.

Financial Statements

31

10. Divestments

Under Dutch GAAP, the difference between the proceeds from the sale of a component of the Company’s business and the carrying value of the assets are recorded within operating income as a gain or loss on divestments. At the date of sale, the carrying value of the assets includes a portion of goodwill which was directly charged to shareholders’ equity prior to December 2001 as well as the cumulative currency translation adjustments that had previously been recorded in shareholders’ equity.

Under US GAAP, the difference between the sales proceeds and the carrying value of the assets are also recorded as results of divestments. At the date of sale, the carrying value of the assets under US GAAP mainly differs from the carrying value under Dutch GAAP due to a difference in the carrying value of goodwill. This difference is considered in the calculation and the timing of the recognition of the cumulative currency translation adjustment.

Under Dutch GAAP, the Company recorded a loss on divestments of EUR 136 as described in Note 3. Under US GAAP the loss on divestments was EUR 6 higher for 2003. This was the result of a higher US GAAP carrying value of goodwill of EUR 16 and the realization of an additional cumulative currency translation adjustment of EUR 34, which were partially offset by reversal under Dutch GAAP of goodwill of EUR 44 that was previously recorded in shareholders’ equity.

In 2003, the Company had the following divestments, all of which qualified as discontinued operations:

Entity Divested	Date of Divestment
PT Ahold, Jakarta, Indonesia	April 29, 2003
Tops Retail (Malaysia) Sdn. Bdn., Kuala Lumpur, Malaysia	May 2, 2003
De Tuinen B.V. Beverwijk, The Netherlands	May 20, 2003
Jamin Winkelbedrijf B.V., Oosterhout, The Netherlands	June 16, 2003
Santa Isabel S.A., Santiago, Chile	August 1, 2003
Supermercados Stock S.A., Asuncion, Paraguay	September 24, 2003
Golden Gallon, U.S.	October 17, 2003
De Walvis, Zaandam, The Netherlands	July 22, 2003
Supermercados Santa Isabel S.A., Lima, Peru	December 8, 2003

11. Other

Other includes adjustments for provisions, leases, capitalized software costs, inventory, prepaid promotions and other various insignificant items. A summary of the components of “Other” is included in the table below:

	Consolidated net income (loss)			Consolidated shareholders’ equity
	2003	2002	2001	December 28, 2003	December 29, 2002
Provisions	—	—	(29)	(5)	(5)
Leases	(3)	(4)	—	(16)	(15)
Capitalized software costs	—	(3)	(5)	—	—
Inventory	(3)	—	—	(2)	—
Prepaid promotions	14	—	—	14	—
Restricted Stock Grants	—	—	—	4	—
Other	3	5	(1)	(10)	—

Total	11	(2)	(35)	(15)	(20)

12. Income tax effects of reconciling items

The accounting for deferred tax assets and liabilities under Dutch GAAP and US GAAP are similar, except that under Dutch GAAP a deferred tax asset is recorded where it is probable that the benefit will be realized. Under US GAAP the asset is recognized to the extent it is more likely than not that the benefit will be realized.

In 2003, 2002 and 2001, in addition to the tax effects of reconciling items between Dutch GAAP and US GAAP, additional valuation allowances were recognized under US GAAP relating to reconciling items due to higher deferred tax asset balances under US GAAP as compared to Dutch GAAP. The additional valuation allowance recognized under US GAAP was EUR 14, EUR 9, and EUR 3 in 2003, 2002 and 2001, respectively.

Financial Statements

Notes: 31

13. Share in income (loss) of joint ventures and equity investees, net of tax

Ahold records joint ventures and equity investees income (loss) under both Dutch GAAP and US GAAP. Ahold’s share in net income (loss) of joint ventures and equity investees under Dutch GAAP is recognized in the consolidated statements of operations. This adjustment reflects the difference between Ahold’s share in net income (loss) of joint ventures and equity investees determined under Dutch GAAP and its share in net income (loss) of joint ventures and equity investees determined under US GAAP.

In 2003, the significant differences relate to goodwill amortization of EUR 23 for Paiz Ahold, and a number of differences relating to ICA, including intangible asset amortization of EUR (2), impairment of goodwill of EUR 12, several sale and leaseback transactions resulting in deferral of the gain recognized under Dutch GAAP of EUR (58), derivative income of EUR 2, and the tax effect of the adjustments of EUR (2).

SFAS No. 142 requires that goodwill arising on the acquisition of investments in joint ventures and equity investees no longer be amortized effective December 31, 2001. However, this goodwill continues to be evaluated for impairment in accordance with APB Opinion No. 18 as a whole with the investment balance. Similar to Dutch GAAP, an impairment charge is recognized if the total decline in value is considered to be other than temporary. The difference between Dutch GAAP and US GAAP in 2002 primarily relates to the impairment of goodwill related to DAIH. Under US GAAP, in 2002, the Company recognized a transitional goodwill impairment loss of EUR 93 as a cumulative effect of a change in accounting principle. Under Dutch GAAP impairment losses for 2000 were recognized under “Share and income (loss) of joint ventures and equity investees”.

In 2001, the principal difference relates to a goodwill impairment loss of EUR 505 recognized under US GAAP in 2001, relating to DAIH. Under Dutch GAAP, this impairment loss was not recognized because the related goodwill was charged directly to equity upon acquisition.

14. Minority interest impact on reconciling items

Under Dutch GAAP, the Company recorded an expense in 2003 of EUR 14 relating to non-refundable promotional allowances paid by its Schuitema subsidiary, to an association of Schuitema franchisees. These allowances will be paid to franchisees over a two-year period. Under US GAAP, this charge is deferred over the two-year period as the promotional allowances are paid to the franchisees. Accordingly, the EUR 14 expense was reversed including the related tax liability of EUR 5. Since the Company owns only 73.2% of the shares of Schuitema, a minority interest impact of EUR 2 was recorded. In addition, as shown below under no. 17 Discontinued operations, the Company made, in 2003, a reclassification in equity of EUR 25 related to an adjustment of its remaining interest in Bompreço.

15. Dividend on cumulative preferred financing shares

Under Dutch GAAP, dividends on the Company’s cumulative preferred financing shares are considered to be a distribution of profits and are, therefore, charged directly to shareholders’ equity (retained earnings). Under US GAAP, dividends on the Company’s cumulative preferred financing shares are reflected as charges to the consolidated statements of operations. Under both Dutch GAAP and US GAAP, dividends on the Company’s cumulative preferred financing shares are taken into account in calculating net income (loss) per common share.

16. Cumulative effect of change in accounting principles for certain consideration from vendors

Under Dutch GAAP, the adoption of a new accounting policy should be applied to all activities taking place during the year in which the change was introduced. A choice should be made by the Company to reflect the cumulative effect of the accounting change net of tax in (a) opening equity or (b) as a separate item in operating income. Once a choice has been made it must be applied consistently from period to period for all future changes in accounting principles. Under Dutch GAAP, the Company presents the cumulative effect of a change in accounting principle as an opening equity adjustment.

Under US GAAP the adoption of EITF 02-16 is reported as a cumulative effect of a change in accounting policy in accordance with APB Opinion 20. Accordingly, the amount of the cumulative effect (net of taxes) is shown separately in the income statement. During 2003, the Company adopted EITF 02-16 for Dutch GAAP and recorded a cumulative-effect adjustment in opening equity in the amount of EUR 100 (net of EUR 47 taxes). Included in this amount was cumulative-effect adjustment attributable to investments in joint ventures and equity investees of EUR 1.

17. Discontinued operations

Under Dutch GAAP, the results from discontinued operations are included in continuing operations in the Company’s statement of operations, until the date the operations are actually sold. Under US GAAP, the result from discontinued operations are presented separately from continuing operations in the statement of operations. The condensed consolidated US GAAP statement of operations is presented below to reflect the required presentation for results from discontinued operations.

Financial Statements

31

In 2003, the Company had the following components that qualify as discontinued operations under US GAAP, since they were either divested during 2003 or held for sale as of December 28, 2003:

Discontinued operations – held for sale

Bompreço S.A. Supermercados do Nordeste, Recife, Brazil(a)

Bompreço Bahia S.A., Salvador, Brazil(a)

Hipercard Administradora de Cartao de Credito Ltda., Recife, Brazil(a)

CRC. Ahold Co. Ltd, Bangkok, Thailand(b)

Wilson Farms/Sugar Creek, U.S.(c)

Discontinued operations divested in 2003

PT Ahold, Jakarta, Indonesia(b)

Tops Retail (Malaysia) Sdn. Bdn., Kuala Lumpur, Malaysia(b)

Santa Isabel S.A., Santiago, Chile(a)

Supermercados Stock S.A., Asuncion, Paraguay(a)

Golden Gallon, U.S.

Supermercados Santa Isabel S.A., Lima, Peru(a)

De Tuinen B.V., Beverwijk, The Netherlands(d)

Jamin Winkelbedrijf B.V., Oosterhout, The Netherlands(d)

De Walvis, Zaandam, The Netherlands(d)

(a) Retail Trade – South America segment

(b) Retail Trade – Asia Pacific segment

(c) Retail Trade – U.S. Other segment

(d) Retail Trade – Europe Other segment

The extent to which reconciling items between Dutch GAAP and US GAAP relate to the components that qualify as discontinued operations at the end of 2003 is summarized below:

	Consolidated net income (loss)				Consolidated shareholders’ equity
	Note	2003	2002	2001	December 28, 2003	December 29, 2002
Recognition and amortization of goodwill	1	—	1	17	629	646
Recognition and amortization of other intangible assets	2	—	—	—	8	8
Impairment of:
Goodwill and other intangible assets	3	—	(605)	—	(605)	(605)
Other long-lived assets	4	—	1	—	—	—
Assets held for sale	5	(506)	—	—	(506)	—
Derivative instruments	8	1	(1)	5	6	(2)
Divestments	10	(3)	(5)	—	—	—
Other	11	1	—	—	1	—
Income tax effects	12	—	—	(1)	(11)	(9)
Minority interest	14	—	—	—	(25)	—

Total		(507)	(609)	21	(503)	(38)

The above presented items have been included in the reconciliation of consolidated net income (loss) and consolidated shareholders’ equity from Dutch GAAP to US GAAP.

Financial Statements

Notes: 31

b. Condensed consolidated statements of operations under US GAAP

The following presents the Company’s condensed consolidated statements of operations in accordance with US GAAP:

	2003	2002	2001
Net sales	53,847	60,080	51,766
Cost of sales	(42,592)	(47,185)	(40,321)

Gross profit	11,255	12,895	11,445
Operating expenses	(10,417)	(12,642)	(9,927)

Operating income (loss)	838	253	1,518
Financial expense, net	(951)	(985)	(831)

Income (loss) before income tax	(113)	(732)	687
Income tax benefit (expense)	9	(334)	(143)

Income (loss) after income taxes	(104)	(1,066)	544
Share in net income (loss) of joint ventures and equity investees	135	81	(780)
Minority interest	(16)	(11)	13
Dividends on cumulative preferred financing shares	(38)	(38)	(38)

Loss from continuing operations	(23)	(1,034)	(261)
Income (loss) from discontinued operations before income tax	(618)	(676)	38
Income tax expense discontinued operations	(6)	(26)	(11)

Income (loss) from discontinued operations	(624)	(702)	27

Loss before cumulative effect of changes in accounting principles	(647)	(1,736)	(234)
Cumulative effect of changes in accounting principle for consideration received from vendors, goodwill and derivative instruments, net of income tax benefits of EUR 47, EUR 257 and EUR 4, respectively	(100)	(2,499)	(20)
Cumulative effect of a change in accounting principle for goodwill in joint ventures and equity method investees	—	(93)	—

Net loss	(747)	(4,328)	(254)

Financial Statements

31

	2003	2002	2001
Net loss in accordance with US GAAP per common share
Basic
Loss before discontinued operations and cumulative effect of changes in accounting principle	(0.02)	(1.03)	(0.28)
Income (loss) from discontinued operations	(0.61)	(0.70)	0.03
Cumulative effect of changes in accounting principle for:
Derivative instruments	—	—	(0.02)
Goodwill	—	(2.49)	—
Goodwill in joint ventures and equity method investees	—	(0.10)	—
Consideration received from vendors	(0.10)	—	—

Net loss per common share	(0.73)	(4.32)	(0.27)

Diluted
Loss before discontinued operations and cumulative effect of changes in accounting principle	(0.02)	(1.03)	(0.28)
Income (loss) from discontinued operations	(0.61)	(0.70)	0.03
Cumulative effect of changes in accounting principle for:
Derivative instruments	—	—	(0.02)
Goodwill	—	(2.49)	—
Goodwill in joint ventures and equity method investees	—	(0.10)	—
Consideration received from vendors	(0.10)	—	—

Net loss per common share	(0.73)	(4.32)	(0.27)

Weighted average number of common shares outstanding (x 1,000)
Basic	1,024,465	1,001,347	926,736
Diluted	1,024,465	1,001,347	926,736

The following are the Company’s consolidated statements of comprehensive loss prepared in accordance with US GAAP for fiscal 2003, 2002 and 2001:

	2003	2002	2001
Net loss in accordance with US GAAP	(747)	(4,328)	(254)
Other comprehensive income (loss)
Foreign currency translation adjustments	(1,308)	(2,037)	240
Reclassified of cumulative translation adjustment of divestments to statements of operations	130	—	—
Minimum pension liability adjustments, net of income tax benefit of EUR 9, EUR 65 and EUR 3, respectively	(40)	(120)	(6)
Unrealized gain on marketable equity securities, net of income taxes of zero	(1)	1	—
Unrealized gain (loss) on derivative instruments, net of income tax (expense) benefit of EUR (26), 65, and 9, respectively	93	(94)	(17)
Cumulative effect of a change in accounting principle for derivative instruments, net of income taxes of EUR 6	—	—	1

Total other comprehensive income (loss)	(1,126)	(2,250)	218

Comprehensive loss in accordance with US GAAP	(1,873)	(6,578)	(36)

Financial Statements

Notes: 31

c. Condensed consolidated balance sheets under US GAAP

The following presents the Company’s condensed consolidated balance sheets in accordance with US GAAP:

	December 28, 2003	December 29, 2002
Assets
Current assets	8,701	7,261
Non-current assets
Tangible fixed assets	9,175	10,380
Intangible assets	7,252	8,869
Assets held for sale	336	1,390
Other	4,836	4,520

Total non-current assets	21,599	25,159

Total assets	30,300	32,420

Liabilities and shareholders’ equity
Current liabilities	7.242	8,574
Non-current liabilities	12.729	14,286
Liabilities relating to assets held for sale	561	836

Total liabilities	20,532	23,696
Minority interests	148	183
Shareholders’ equity	9,620	8,541

Total liabilities and shareholders’ equity	30,300	32,420

d. Additional US GAAP disclosure

Shareholders’ equity

The changes in shareholders’ equity accounts under US GAAP were as follows:

	December 28, 2003	December 29, 2002	December 30, 2001
Shareholders’ equity, beginning of year	8,541	15,544	11,874
Changes in shareholders’ equity during the year
Net loss in accordance with US GAAP	(747)	(4,328)	(254)
Dividends	—	(433)	(94)
Common shares issued from exercise of option rights	1	5	67
Common shares issued	2,866	—	3,731
Cumulative preferred financing shares issued	75	—	—
Restricted stock grants	4	—	—
Other comprehensive income (loss)	(1,126)	(2,250)	218
Other	6	3	2

Shareholders’ equity, end of year	9,620	8,541	15,544

Financial Statements

31

Stock option plans

As part of Ahold’s US GAAP significant accounting policies, the Company adopted the following additional disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”. In 2003 and 2002, the Company recognized EUR 4 and EUR 2, respectively, of income related to the reversal of previously recognized compensation charges. In 2001 the Company recognized compensation cost of less than EUR 1, related to minor issuances of stock options accounted for using variable accounting. These adjustments are included within the caption “Other” in the reconciliations of US GAAP consolidated net income and consolidated shareholders’ equity. Had compensation costs for the Company’s stock option plans been determined in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” US GAAP stock-based compensation cost and results would have been as follows (on a pro forma basis):

	2003	2002	2001
Net loss, as reported under US GAAP	(747)	(4,328)	(254)
Add: stock-based employee compensation expense included in reported net income, net of related tax effects	(4)	(2)	—
Deduct: Total stock-based employee compensation expense for all awards accounted for under SFAS No. 123, net of related tax effects	(22)	(42)	(42)

US GAAP pro forma net loss	(773)	(4,372)	(296)

Loss per share
Basic, as reported	(0.73)	(4.32)	(0.27)
Basic, pro forma	(0.75)	(4.37)	(0.32)
Diluted, as reported	(0.73)	(4.32)	(0.27)
Diluted, pro forma	(0.75)	(4.37)	(0.32)

Advertising costs

Advertising costs have been expensed as incurred. Advertising expenses totaled EUR 632, EUR 672 and EUR 643 in 2003, 2002 and 2001, respectively.

Derivative financial instruments

The number of derivative contracts, nominal values, and fair values segregated by the maturity of the contracts (excluding embedded derivatives) are presented in the table below:

	December 28, 2003			December 29, 2002
	Contracts	Nominal	Fair value	Contracts	Nominal	Fair value
Interest rate swaps
up to 1 year	—	—	—	2	57	(1)
from 1 year to 5 years	3	886	47	1	192	(20)
from 5 years to 10 years	1	356	(11)	1	600	60

Total interest rate swaps	4	1,242	36	4	849	39
Cross currency swaps
up to 1 year	—	—	—	1	24	(5)
from 1 year to 5 years	7	1,727	309	7	1,727	(34)
from 5 years to 10 years	1	600	181	1	600	67
greater than 10 years	4	1,012	26	4	1,068	(17)

Total cross currency swaps	12	3,339	516	13	3,419	11
Foreign currency forwards and swaps
up to 1 year	61	66	(2)	33	359	(7)
from 1 year to 5 years	4	44	(4)	6	55	2

Total foreign currency forwards and swaps	65	110	(6)	39	414	(5)
Commodity forward contracts
up to 1 year	2	—	1	8	—	1
from 1 year to 5 years	—	—	—	2	—	1

Total commodity forward contracts	2	—	1	10	—	2
Total derivative financial instruments	83	4,691	547	66	4,682	47

Financial Statements

Notes: 31

The use of derivatives is confined to the hedging of the operating business, the related investments and financing transactions. Instruments commonly used are foreign currency forwards, interest rate swaps and cross currency swaps, as well as fuel commodity futures.

As of December 28, 2003, excluding embedded derivatives in lease contracts, the Company had 83 financial derivative contracts outstanding of which two were designated as a fair value hedge of a financial instrument, and 81 were designated as cash flow hedging instruments.

The majority of the derivatives held by the Company match the terms of the underlying financial instruments, which qualifies for the “matched-terms” method to assess hedge effectiveness. The Company uses the hypothetical derivative method to assess the hedge effectiveness of all instruments that do not qualify for the “matched-terms” method. The fair value of derivatives is based on the amount at which the instruments could be settled at the date of the balance sheet.

In addition, the Company had currency derivatives embedded in lease contracts of some of its foreign subsidiaries. These embedded derivatives have not been designated as hedges and the Company accounts for these derivatives at fair value with gains and losses recognized in the statement of operations in each reporting period under US GAAP. Gains and losses on these instruments are reflected as “Selling, general and administrative expenses.”

Fair value hedges

Changes in the fair value of derivatives, classified as fair value hedges, that hedge interest rate risk are recorded in net financial expense each period with the offsetting changes in the fair values of the related debt also recorded in net financial expense. The Company maintains no other fair value hedges. For 2003, 2002 and 2001, the Company recognized no ineffectiveness for any of the fair-value hedges. All components of the Company’s interest rate swap gains or losses were included in the assessment of hedge effectiveness.

Cash flow hedges

The effects of hedges of financial instruments in foreign currency-denominated cash receipts are reported in net financial expense, and the effects of hedges of payments are reported in the same line item of the underlying payment. The effects of hedges of commodity prices are reported in cost of sales. In 2003, hedge ineffectiveness for cash flow hedges resulted in less than EUR 1 being recognized in the consolidated statements of operations and no amounts were reclassified to earnings for forecasted transactions that did not occur. During 2003 and 2002, the Company reclassified a loss of EUR 9 (net of EUR 3 tax benefit) and a loss of EUR 10 (net of EUR 6 tax benefit) respectively, from accumulated other comprehensive income (loss) to other financial income and expense related to its cash flow hedges. The estimated net amount of the existing gains or losses on the reporting date that are expected to be reclassified to earnings within the next 12 months amounts to a loss of EUR 13 (net of EUR 7 tax benefit). Cash flow hedge results are reclassified into earnings during the same period in which the related exposure impacts earnings. If a hedged forecasted transaction is no longer probable of occurring, application of hedge accounting ceases and amounts previously deferred in accumulated other comprehensive income are frozen and reclassified to income in the same period in which the previously hedged transaction affects earnings. However, if it is considered probable that the originally forecast transaction will not occur by the end of the originally specified time period, the unrealized gain or loss in accumulated other comprehensive income is reclassified immediately to income.

Other derivative instruments

In countries where the local currency is subject to large fluctuations, the Company often enters into lease agreements denominated in currencies that differ from local currency (historically, this included the US dollar and currencies subsequently replaced by the Euro). As a result, the Company had embedded foreign exchange derivatives in certain lease contracts in the Czech Republic, Slovakia and Poland. To the extent that the currency in which the lease payments are made is not the functional currency of either the Company or the lease counterparty, these embedded derivatives are required to be separately accounted for at fair value on the balance sheet under SFAS No. 133 rules. The fair value of these embedded derivatives was EUR (44) and EUR (17) at December 28, 2003 and December 29, 2002, respectively.

Hedges of net investment in a foreign entity

The Company does not maintain any hedges of a net investment in a foreign entity.

Financial Statements

31

Income taxes

Deferred income tax assets (liabilities) under US GAAP were as follows:

			December 28, 2003
	SFAS No. 109 applied to Dutch GAAP balances	SFAS No. 109 adjustments	Deferred taxes under SFAS No. 109
Deferred tax assets
Capitalized lease commitments	148	6	154
Benefit plans	173	—	173
Goodwill	—	228	228
Restructuring provisions	9	—	9
Provisions not yet deductible	250	—	250
Sale and leaseback of property	—	78	78
Derivative instruments	—	75	75
Other	—	6	6
Operating loss carry forwards	506	—	506
Alternative minimum tax carry forwards	—	—	—

Gross deferred tax assets	1,086	393	1,479
Valuation allowances on carry forwards	(329)	—	(329)
Valuation allowances on other deferred tax assets	(48)	(14)	(62)

Net deferred tax assets	709	379	1,088

Deferred tax liabilities
Tangible fixed assets	(418)	—	(418)
Identifiable intangibles	—	(193)	(193)
Inventory	(19)	—	(19)
Provisions	—	(8)	(8)
Impairment	—	(11)	(11)
Other	(236)	(5)	(241)

Total deferred tax liabilities	(673)	(217)	(890)

Net deferred tax assets	36	162	198

			December 29, 2002
	SFAS No. 109 applied to Dutch GAAP balance	SFAS No. 109 adjustments	Deferred taxes under SFAS No. 109
Deferred tax assets
Capitalized lease commitments	171	5	176
Benefit plans	208	—	208
Goodwill	—	249	249
Restructuring provisions	8	(4)	4
Provisions not yet deductible	246	6	252
Sale and leaseback of property	—	76	76
Derivative instruments	—	138	138
Other	—	1	1
Operating loss carry forwards	451	—	451
Alternative minimum tax carry forwards	4	—	4

Gross deferred tax assets	1,088	471	1,559
Valuation allowances on carry forwards	(384)	—	(384)
Valuation allowances on other deferred tax assets	(37)	(9)	(46)

Net deferred tax assets	667	462	1,129

Deferred tax liabilities
Tangible fixed assets	(489)	(2)	(491)
Identifiable intangibles	—	(265)	(265)
Inventory	(61)	—	(61)
Other	(232)	—	(232)

Total deferred tax liabilities	(782)	(267)	(1,049)

Net deferred tax liabilities	(115)	195	80

Financial Statements

Notes: 31

Dutch GAAP does not permit deferred tax assets and liabilities to be offset if they are dissimilar in nature or if the timing in which the particular asset or liability will be settled is different. US GAAP requires these balances to be offset if they originate within the same tax jurisdiction for a particular tax-paying component of the Company. The deferred income taxes discussed above are classified in the condensed consolidated balance sheets under US GAAP as follows:

	December 28, 2003	December 29, 2002
Non-current deferred tax assets	767	551

Non-current deferred tax liabilities	(569)	(471)

e. Recent US GAAP accounting pronouncements

In May 2003, the EITF reached a consensus on Issue No. 03-04 (EITF 03-04), “Accounting for Cash Balance Pension Plans.” This issue addresses the classification of a cash balance plan as a defined benefit plan for purposes of applying SFAS No. 87 and the appropriate expense attribution model for cash balance pension plans. If a company had been accounting for a cash based pension plan as a defined contribution plan prior to EITF 03-04, the effect of adopting this issue should be accounted for as a cumulative effect of a change in accounting principle effective as of the beginning of the year containing the next reporting period beginning after May 28, 2003. The effect of remeasuring the pension obligation in accordance with this issue should be applied at the plan’s next measurement date after May 28, 2003, with any adjustment being treated as an actuarial gain or loss pursuant to SFAS No. 87. The Company has determined that the adoption of EITF 03-04 will not have a material impact on the Company’s consolidated financial statements.

In November 2003, the EITF of the FASB reached a consensus on Issue No. 03-10, “Application of EITF Issue No. 02-16, ‘Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,’ by Resellers to Sales Incentives Offered to Consumers by Manufacturers.” This issue addresses the income statement classification of consideration received by a reseller from a vendor in exchange for vendor incentives tendered by consumers. This issue is effective to transactions with vendors from January 1, 2004 with no early adoption or retroactive reclassification permitted. The Company has not yet determined the effect, if any, on the Company’s consolidated financial statements as a result of this issue.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 introduced a new concept of a variable interest entity (“VIE”). A VIE is an entity that meets any of the following criteria: (1) it has a total equity investment at risk that is not sufficient to finance its activities without additional subordinated financial support from other parties, (2) the equity owners do not have the ability to make significant decisions about the entity’s activities through voting or similar rights, (3) the equity owners do not have an obligation to absorb the entity’s expected losses, or (4) the equity owners do not have the right to receive the entity’s expected residual returns.

In December 2003, the FASB published a revision to FIN 46 (“FIN 46R”), in part, to clarify certain of its provisions. Among other things, FIN 46R deferred the effective date for VIEs created prior to February 1, 2003 to the end of the first US GAAP reporting period that ends after March 15, 2004. FIN 46R addresses consolidation of VIEs by business enterprises considered to be the primary beneficiary of the VIE. The primary beneficiary of a VIE is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests, which are the ownership, contractual, or other pecuniary interests in an entity. Consolidation of VIEs is not determined based on the majority of voting interests approach, but instead based on identifying the enterprise holding the controlling financial interests in the VIE. The primary beneficiary is required to consolidate the assets, liabilities, and results of the activities of the VIE. FIN 46R requires additional disclosures relating to transactions involving VIEs to be made by primary beneficiaries and enterprises holding significant variable interests in VIEs.

The Company assessed its interests in entities created after January 31, 2003 to determine whether such entities created are considered to be VIEs. The Company has concluded that, during this period, the Swedish store development activity of ICA, an equity method investee, has led to the creation of VIEs, whereby ICA is deemed to be the primary beneficiary through its equity ownership and the funding it provides to the new entities. The consolidation of ICA’s 2003 Swedish development projects under US GAAP has had a negative EUR 0.4 effect on the Company’s equity method earnings for the year ended 2003.

The Company had as of the end of 2003 purchasing arrangements with value-added service providers (VASPs) that are VIEs and provide varying degrees of support to the Company in the procurement of its private label and signature brand products. Although the Company does not have any ownership rights in respect of the VASPs, the entities are VIEs and the Company holds a majority of the risks and rewards associated with them. The majority of the assets and liabilities of the VASPs have been recorded in the Company’s consolidated financial statements in accordance with SFAS No. 49, “Accounting for Product Financing Arrangements” which has been disclosed in Note 28. There are no exposures to loss that currently are not reflected in the consolidated financial position of the Company.

Financial Statements

32

The Company is currently in the process of reviewing its investment portfolio, including associated companies, leasing activities in Central Europe and the U.S. and franchise activities, to determine whether the Company is the primary beneficiary of other VIEs created prior to February 1, 2003.

32 List of subsidiaries and affiliates of Ahold as of December 28, 2003

Consolidated subsidiaries

Retail trade U.S.

The Stop & Shop Supermarket Company, Boston, Massachusetts

BI-LO, LLC, Mauldin, South Carolina

Bruno’s Supermarkets, Inc., Birmingham, Alabama

Giant Food Stores, LLC, Carlisle, Pennsylvania

Giant Food, LLC, Landover, Maryland

Tops Markets, LLC, Buffalo, New York

American Sales Company, Inc., Lancaster, New York

Peapod, LLC, Skokie, Illinois

Retail trade Europe

Albert Heijn B.V., Zaandam, The Netherlands

Albert Heijn Franchising B.V., Zaandam, The Netherlands

Gall & Gall B.V., Hoofddorp, The Netherlands

Etos B.V., Zaandam, The Netherlands

Schuitema N.V. (73.2%), Amersfoort, The Netherlands

Eemburg C.V. (82%), Amersfoort, The Netherlands

Ahold Czech Republic A.S., Prague, Czech Republic

AHOLD Czech Republic Holding, a.s., Prague, Czech Republic

ZIOS A.S. (98%), Brno, Czech Republic

Ahold Retail Slovakia, k.s., Bratislava, Slovak Republic

Ahold Slovakia, s.r.o., Bratislava, Slovak Republic

Ahold SUPERMERCADOS, S.L., Madrid, Spain

Ahold Polska Sp. z o.o., Krakow, Poland

Retail trade South America

Bompreço S.A. Supermercados do Nordeste, Recife, Brazil

Bompreço Bahia S.A., Salvador, Brazil

Hipercard Administradora de Cartão de Crédito Ltda., Recife, Brazil

G. Barbosa Comercial Ltda., Aracaju, Brazil

Disco Ahold International Holdings N.V., Curaçao, Netherlands Antilles

Disco S.A., Buenos Aires, Argentina

Retail trade Asia Pacific

CRC. Ahold Co. Ltd., Bangkok, Thailand

Foodservice

U.S. Foodservice, Columbia, Maryland, U.S.

Deli XL B.V., Almere, The Netherlands

Bert Muller B.V., Almere, The Netherlands

Deli XL N.V./S.A., Brussels, Belgium

Financial Statements

Notes: 32

Real estate

Ahold Real Properties LLC, Chantilly, Virginia, U.S.

Ahold Real Estate Company, Landover, Maryland, U.S.

Onroerende Goederenmaatschappij “Nefater” B.V., Zaandam, The Netherlands

Ahold Real Estate Europe B.V., Zaandam, The Netherlands

Ahold Vastgoed B.V., Zaandam, The Netherlands

Ahold Real Estate Spain B.V., Zaandam, The Netherlands

Ahold Real Estate Poland B.V., Zaandam, The Netherlands

Ahold Real Estate Slovakia B.V., Zaandam, The Netherlands

Ahold Real Estate Czech Republic B.V., Zaandam, The Netherlands

Ahold INMOBILIARIA ESPAÑA, S.L., Madrid, Spain

Other

Ahold Nederland B.V., Zaandam, The Netherlands

Ahold USA B.V., Zaandam, The Netherlands

Ahold Coffee Company B.V., Zaandam, The Netherlands

Ahold European Competence Center B.V., Zaandam, The Netherlands

Ahold Americas Holdings, Inc., Chantilly, Virginia, U.S.

Ahold U.S.A. Holdings, Inc., Chantilly, Virginia, U.S.

Ahold U.S.A., Inc., Wilmington, Delaware, U.S.

Ahold Finance U.S.A., Inc., Wilmington, Delaware, U.S.

Ahold Financial Services, LLC, Carlisle, Pennsylvania, U.S.

Ahold Information Services, Inc., Greenville, South Carolina, U.S.

Ahold Insurance N.V., Curaçao, Netherlands Antilles

Ahold Investment N.V., Curaçao, Netherlands Antilles

Ahold Finance Company N.V., Curaçao, Netherlands Antilles

Ahold België N.V., Brussels, Belgium

Ahold Finance, S.A., Geneva, Switzerland

Ahold Retail Services AG, Klosters, Switzerland

Ahold Global Commodity Trading AG, Zug, Switzerland

Croesus, Inc., Wilmington, Delaware, U.S.

Swallow Retail Operations B.V., Zaandam, The Netherlands

Ahold U.S.A. Support Services, Inc., Chantilly, Virginia, U.S.

Financial Statements

Unconsolidated affiliates

JMR – Gestão de Empresas de Retalho, SGPS. S.A. (49%), Lisbon, Portugal

Gestiretalho – Gestão e Consultoria para a Distribuiçao a Retalho, SGPS, S.A., Lisbon, Portugal

Pingo Doce – Distribuiçao Alimentar, S.A., Lisbon, Portugal

Feira Nova – Hipermercados, S.A., Lisbon, Portugal

Funchalgest, SGPS, S.A. (50%), Madeira, Portugal

Jerónimo Martins Retail Services AG (49%), Klosters, Switzerland

ICA AB (50%), Solna, Sweden

ICA Sverige AB, Solna, Sweden

ICA Norge AS, Oslo, Norway

ICA Baltic AB, Solna, Sweden

ICA Danmark A/S, Copenhagen, Denmark

ICA Banken AB, Stockholm, Sweden

ICA Menyföretagen AB, Stockholm, Sweden

Statoil Detaljhandel Skandinavia AS (50%), Oslo, Norway

Accounting Plaza B.V. (40%), Wormer, The Netherlands

Luis Paez, S.A. (50%), Jerez de la Frontera, Spain

Bodegas Williams & Humbert, S.L., Jerez de la Frontera, Spain

Paiz Ahold N.V. (50%), Curaçao, Netherlands Antilles

CARHCO N.V.(67%), Curaçao, Netherlands Antilles

La Fragua, S.A. (83%), Guatemala City, Guatemala

Operadora del Oriente S.A. de C.V., Tegucigalpa, Honduras

Operadora del Sur S.A. de C.V., San Salvador, El Salvador

Corporación de Supermercados Unidos, S.A., San José, Costa Rica

Corporación de Compañias Agroindustriales, CCA. S.A., San José, Costa Rica

Comercial Sacuanjoche, S.A., Managua, Nicaragua

Comercial Brassavola, S.A., Tegucigalpa, Honduras

Unless otherwise indicated, these are wholly or virtually wholly-owned subsidiaries. Subsidiaries not important to providing an insight into the Group as required under Dutch law are omitted from this list. With respect to the separate financial statements of the Dutch legal entities included in the consolidation, the Company availed itself of the exemption laid down in section 403, subsection 1 of Book 2 of The Netherlands’ Civil Code. Pursuant to said section 403, Ahold has issued declarations of assumption of liability for the Dutch subsidiaries forming part of the consolidation with the exception of Schuitema N.V. and Onroerende Goederenmaatschappij “Nefater” B.V.

Financial Statements

Notes: 33

33    Subsequent events

Restructuring of Ahold’s portfolio

In November 2002, the Company announced – in order to focus on growth in the profitable core business, to reduce debt and to rationalize the portfolio – its intention to divest its non-core businesses, either in whole or in part. Further, the announcement stated that the Company shall scrutinize consistently underperforming operations with a view to improving their performance or divesting them in an effort to focus on its core business and enhance its position in markets where the Company has achieved, or believe it can achieve, such a position, based on net sales.

Divestments

CRC Thailand

In March 2004, Ahold announced that it reached an agreement on the sale of its stake in CRC to its Thai operating partner, the Central Group. CRC operates 47 stores and has a wholesale business delivering to some 300 convenience stores in Thailand and employs about 6,000 people. The sale of CRC is the final step in the overall sale of Ahold’s Asia Pacific operations.

Bompreço Brazil

In March 2004, Ahold announced its sale of its Brazilian retail chain Bompreço to Wal-Mart Stores Inc. Bompreço has 118 hypermarkets and supermarkets with a leading position in Northeastern Brazil. G. Barbosa, Ahold’s other Brazilian retail operation with 32 stores that was acquired by Ahold in January 2002, is not included in the transaction.

Hipercard Brazil

In March 2004, Ahold announced its sale of its Brazilian credit card operation Hipercard to Unibanco S.A. Hipercard is the leading credit card in Northeastern Brazil with over 2 million card holders.

The combined Brazil operations had an enterprise value of approximately USD 500 million.

Recent announcements on discontinued operations

Disco S.A. Argentina

In March 2004, Ahold entered into an agreement to sell its controlling stake in the Argentine supermarket chain Disco S.A. to Chilean retailer Cencosud S.A. At year-end 2003, Disco operated 236 stores in Argentina and had more than 14,700 associates. Closing of the transaction is expected to occur prior to the end of 2004. It is subject to the fulfillment of certain conditions, including obtaining local anti-trust approval and the absence of any court regulation prohibiting the sale of the Disco shares to Cencosud. The enterprise value related to the transaction is approximately USD 315 million, which will be subject to working capital and net debt adjustments through the closing date.

Discontinued operations as from 2004

Retail trade – Europe other excluding joint ventures – Spain operations

On November 7, 2003, the Company announced its intention to divest its Spanish operations. Although the Company believed in the viability of its Spanish retail operations, the Company does not foresee the ability to develop a sustainable leadership position in Spain within the three to five years specified in its strategic criteria. The Company expects its Spanish business to have a brighter future outside the group. The Company expects to complete the sale of its Spanish operations by year-end 2004.

Retail trade – U.S. Other – BI-LO and Bruno’s

On February 11, 2004, the Company announced its intention to divest its BI-LO and Bruno’s subsidiaries. The intended divestment is part of the Company’s strategy to strengthen its financial position by reducing debt. Ahold has made a strategic decision to focus its efforts on its remaining U.S. food retail operations. The Company intends to complete the BI-LO and Bruno’s divestments in 2004.

Financial Statements

33

The carrying amounts of the major classes of assets and liabilities attributable to discontinued operations in 2004, are as follows:

	Unaudited
	BI-LO and Bruno’s		Spain
	December 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002
Non-current assets
Tangible fixed assets	893	1,166	439	469
Intangible assets	33	48	331	350
Other	3	11	14	11
Current assets	486	612	229	336
Intercompany assets	19	63	7	6
Non-current liabilities	534	579	23	36
Current liabilities	348	406	466	566
Intercompany liabilities	839	1,139	272	247

Shareholders’ equity	(287)	(224)	259	323

The following presents the condensed statements of operations for the discontinued operations in 2004:

	Unaudited
	BI-LO and Bruno’s			Spain
	2003	2002	2001	2003	2002	2001
Net sales	4,405	5,413	3,748	2,074	2,047	1,993
Cost of sales	(3,227)	(3,952)	(2,748)	(1,618)	(1,589)	(1,552)
Gross profit	1,178	1,461	1,000	456	458	441
Operating expenses	(1,116)	(1,453)	(847)	(508)	(1,422)	(475)
Operating income	62	8	153	(52)	(964)	(34)
Net financial expenses	(43)	(51)	(47)	(4)	(6)	(10)
Intercompany related expense	(85)	(102)	(72)	(8)	(17)	—
Income (loss) before income taxes	(66)	(145)	34	(64)	(987)	(44)
Income taxes	(5)	4	(13)	10	17	(10)

Net income (loss)	(71)	(141)	21	(54)	(970)	(54)

On disposal of the assets held for sale the unrecognized accumulated foreign currency translation adjustments and the goodwill that were both previously charged to equity will be recorded in the statement of operations. The recording of the loss on divestments is non-cash and will have no impact on the overall level of shareholders’ equity. As of December 28, 2003, accumulated foreign currency translation adjustments related to the entities described above amounted to EUR 139. Further, the book value of remaining goodwill in the equity of entities, as of December 28, 2003, amounted to EUR 55.

The following presents the condensed statement of cash flows for discontinued operations in 2004:

	Unaudited
	BI-LO and Bruno’s			Spain
	2003	2002	2001	2003	2002	2001
Net cash from operating activities	240	179	12	101	3	120
Net cash from investing activities	18	(169)	(1,092)	(45)	(1,390)	5
Net cash from financing activities	(242)	(14)	1,069	(94)	1,377	(112)

Financial Statements

Notes: 33

Other initiatives to restructure the portfolio

Tops United States

In January 2004, Ahold announced that its U.S. subsidiary Tops intends to divest its chain of 204 convenience stores. These are Ahold’s remaining convenience stores in the U.S. The stores operate under the banners of Wilson Farms Neighborhood Food Stores (127), Sugarcreek Stores (67) and Tops Xpress (10). Together, the convenience stores employ nearly 2,100 associates, including store associates, field specialists and operations support. Ahold has not set a time frame for the completion of this divestment.

Corporate restructuring

The following restructuring initiatives were undertaken in 2004 based on Ahold’s commitment and strategy to integrate operations into a single company with a single focus on generating value for customers. In January 2004, Ahold announced further steps in its strategic program to streamline the Company and improve long-term efficiency.

Ahold U.S. Retail

The Ahold U.S. Retail corporate headquarters, currently located in Chantilly, Virginia, will be closed. Ahold U.S. Retail and corporate functions will be aligned with those of the new business arena being created, based in the Boston, Massachusetts area. This arena will integrate the back-office functions of Ahold operating companies, Stop & Shop and Giant-Landover. The change is effective as of July 2004. Ahold USA oversees approximately 1,300 supermarkets operated through six retail companies in the United States. As part of Ahold’s ‘Road to Recovery’ strategy announced on November 7, 2003, a new business arena is in the process of being created to combine the administrative and managerial functions of Stop & Shop in the Boston, Massachusetts area and Giant Food LLC in Landover, Maryland. Approximately 100 associates are currently employed at the Ahold USA corporate headquarters located in Virginia.

European Competence Center

Ahold has closed the ECC, which supported the retail and foodservice operations of the Company’s four European markets: The Netherlands, Nordic countries, Central Europe and Iberia. Effective March 2004, services provided by the ECC are being provided by the Ahold corporate headquarters and The Netherlands arena, which is expected to lead to harmonization and more effective business process management, as well as improved and more efficient infrastructure and control activities.

Finance Restructuring

Ahold Preferred Financing Shares

In February 2004, Ahold announced that an agreement was reached with the holders of (depositary receipts of) cumulative preferred financing shares (the “Preferred Shares”) on the restructuring of the Preferred Shares. The restructuring consists of (i) a limitation of their voting rights; and (ii) the possibility to convert the Preferred Shares into common shares.

Financial Statements

33

Corporate Governance

Compliance with Tabaksblat Code

At the Extraordinary General Meeting of Shareholders (“EGM”) on March 3, 2004, Ahold presented its plan with regard to the recommendations of the Dutch Tabaksblat Committee on corporate governance as announced in February 2004. The shareholders adopted all agenda items at the EGM in The Hague.

The changes to the Articles of Association, the rules for the Supervisory Board and its committees (Audit Committee, Remuneration Committee and Selection and Appointment Committee) and the rules for the Corporate Executive Board, as well as the adopted general remuneration policy, satisfy or will satisfy all of the requirements of the Tabaksblat Code, except as set forth below:

•	Ahold does not comply with the recommendation on the maximum number of supervisory boards on which the members of the Supervisory Board are permitted to serve. The present chairman of the Supervisory Board currently holds more than five supervisory board memberships, but has indicated to review this matter.

•	Ahold is requiring that Corporate Executive Board members keep shares obtained under a long-term incentive plan for three years after vesting, instead of the five years recommended by the Tabaksblat Code.

In addition, Ahold intends to comply with the Code’s recommendations concerning compensation and related benefit matters applicable to executive officers entering into new employment agreements. As permitted by the Code, Ahold will honor existing employment agreements, in accordance with their original terms.

Other subsequent events

VEB Request

On January 7, 2004, we announced that we had been served by the VEB (Association of Dutch Stockholders) with summons to appear before the Enterprise Chamber (“Ondernemingskamer”) of the Amsterdam Court of Appeals. The VEB seeks the nullification of the Company’s annual accounts for 1998 through 2002 and that the Company be ordered to restate its accounts and related annual reports for such periods.

In February 2004, Ahold announced that it received a request that the VEB has filed at the Enterprise Chamber of the Amsterdam Court of Appeals. The petition serves to institute an inquiry. The inquiry period requested in the petition runs from September 27, 1999 until December 18, 2003. The petition has been filed by holders of approximately 1.2 million shares. This represents 0.06% of the total outstanding capital of more than 1.9 billion shares.

ICA Ahold AB Put Option

On May 4, 2004, Canica, the Company’s joint venture partner in ICA, notified the third joint venture partner, ICA Förbundet Invest, of its offer to transfer its entire 20% stake in ICA to ICA Förbundet under the applicable right of first refusal provision in the ICA shareholders’ agreement. For a more detailed discussion of the put option that Ahold’s partners have to sell their stakes in ICA to Ahold, see Note 30.

Executive Board

In February 2004, Ahold announced that Jan Andreae, member of the Executive Board of Royal Ahold, has decided on his own initiative to withdraw from the Corporate Executive Board. It is intended that Mr. Andreae will take charge of special projects for the benefit of the Ahold group, including the divestment of the Spanish operations.

2004 –2006 Performance Share Grant Plan

Effective January 2004, we launched a new share bonus program for certain employees, known within Ahold as the 2004 – 2006 Ahold Performance Share Grant Plan. For information about this new share bonus program, please see Note 8 to the consolidated financial statements included in this annual report.